As filed with the Securities and Exchange Commission on April 27, 2020.

Registration No. 333-235974

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

JIANA SCIENCE AND TECHNOLOGY CO., LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	6531	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Unit CDE, 7th Fl, Tower A, Jinfeng Building,

Futian District, Shenzhen City,

Guangdong Province, China 518031

0755-83581568

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Cogency Global Inc.

10 E. 40th Street, 10th Floor

New York, NY 10016

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq.	Clayton E. Parker, Esq.
Mengyi “Jason” Ye, Esq.	Matthew L. Ogurick, Esq.
Yarona L. Yieh, Esq.	Hillary O’Rourke, Esq.
Ortoli Rosenstadt LLP	K&L Gates LLP
366 Madison Avenue, 3rd Floor	200 South Biscayne Boulevard, Suite 3900
New York, NY 10017	Miami, Florida 33131-2399
Telephone: +1-212-588-0022	Telephone: (305) 539-3300
Facsimile: +1-212-826-9307	Facsimile: (305) 358-7095

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, $0.0005 par value per share(1) (2)	$11,500,000	$1,492.70
Representative’s Warrants(2) (3)	$-	$-
Ordinary shares underlying Representative’s Warrants(3)	$1,265,000	$164.19

Total	$12,765,000	$1656.89

(1)	On January 10, 2020, the Company effected a 1-for-5 reverse share split of its ordinary shares whereby every five ordinary shares were exchanged for one ordinary share. All references to ordinary shares, share data, amount per share, and related information have been retroactively adjusted, where applicable, in this registration statement to reflect the reverse share split as if the split had occurred at the beginning of the earliest period presented.

(2)

The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to additional ordinary shares that the underwriters have the option to purchase to cover over-allotments, if any. In accordance with Rule 416(a), the registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	We have agreed to issue warrants, or the representative’s warrants, to the representative of the underwriters, ViewTrade Securities, Inc., in an amount equal to 10% of the aggregate number of ordinary shares sold by us in this offering, including any shares issued pursuant to exercise of the underwriters’ over-allotment option. The exercise price of the representative’s warrants is equal to 110% of the price of our ordinary shares offered hereby. The representative’s warrants are exercisable for a period of five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 27, 2020

Ordinary Shares

JIANA SCIENCE AND TECHNOLOGY CO., LTD.

The is the initial public offering of        ordinary shares, par value $0.0005 per share, of JIANA Science and Technology Co., Ltd., a Cayman Islands company. Prior to this offering, there has been no public market for our ordinary shares. We expect the initial public offering price will be between $           and $           per ordinary share.

We intend to apply to list our ordinary shares on the Nasdaq Capital Market under the symbol “JANA”. We cannot assure you that our application will be approved; however, if it is not approved, we will not complete this offering.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” for additional information.

Investing in our ordinary shares involves risks. You should read carefully the discussion of material risks of investing in our ordinary shares. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Total(1)
Initial public offering price	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to us, before expenses	$	$

(1)	Assumes no exercise of the underwriters’ over-allotment option.

(2)	Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us in this offering, payable to View Trade Securities, Inc., the representative of the underwriters, for the reimbursement of certain expenses of the underwriters. ViewTrade Securities, Inc. will receive compensation, in addition to the underwriting discounts and commissions and non-accountable expense allowance, as set forth in the section entitled “Underwriting” beginning on page 132, including warrants, or the representative’s warrants, in an amount equal to 10% of the aggregate number of ordinary shares sold by us in this offering, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option. For a description of other terms of the representative’s warrants and a description of the other compensation to be received by the underwriters, see “Underwriting”.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to             additional ordinary shares from us at the initial public offering price, less underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $        , and the total proceeds to us, before expenses, will be $          .

We expect our total cash expenses for this offering to be approximately $           , including cash expenses payable to the underwriters for their reasonable out-of-pocket expenses, exclusive of the above commissions.

If we complete this offering, net proceeds will be delivered to us on the closing date. We plan to use our proceeds in our subsidiaries in China, however, we will not be able to use such proceeds until we complete certain remittance procedures in China. See the section titled “Use of Proceeds” beginning on page 40 for additional information regarding the remittance procedures.

The underwriters expect to deliver the ordinary shares against payment as set forth under “Underwriting”, on or about            ,  2020.

VIEWTRADE SECURITIES, INC.

The date of this prospectus is ____________, 2020.

i

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the ordinary shares offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares.

Neither we nor any of the underwriters have taken any action that would permit a public offering of the ordinary shares outside the United States or permit the possession or distribution of this prospectus or any related free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any related free-writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of the prospectus outside the United States.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Until and including           , 2020 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our ordinary shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only, “we”, “us”, “our company”, “Company”, “our” and “JIANA Science” refer to:

JIANA Science and Technology Co., Ltd., (“JIANA Science” when individually referenced and also referred to as 嘉纳科技有限公司), a Cayman Island company;

JIANA International Consulting Co., Ltd., (“JIANA International” when individually referenced and also referred to as 嘉纳国际咨询有限公司), a British Virgin Islands company that is a wholly-owned subsidiary of JIANA Science;

Hong Kong JIANA Investment Co., Ltd., (“Hong Kong JIANA” when individually referenced, and also referred to as 香港嘉納投资有限公司 in Hong Kong, a Hong Kong company that is a wholly-owned subsidiary of JIANA International;

Jiana (Shenzhen) Development Co., Ltd., (“Jiana Development” when individually referenced and also referred to as 嘉纳(深圳)发展科技有限公司 in China), a wholly foreign-owned enterprise (“WFOE”) in the PRC and a wholly owned subsidiary of Hong Kong JIANA;

Shenzhen Jiana Technology Co., Ltd., (“Shenzhen Jiana” when individually referenced and also referred to as 深圳市嘉纳科技股份有限公司 in China), a PRC company and a VIE that has entered into certain contractual agreements with Jiana Development.

Shenzhen Jiana Technology Co., Ltd. Heyuan Branch, (“Heyuan Branch” when individually referenced and also referred to as 深圳市嘉纳科技股份有限公司河源分公司 in China), a PRC branch of our VIE Shenzhen Jiana;

Dongyuan Mingyuan Tianyuan Investment Co., Ltd., (“Dongyuan Mingyuan” when individually referenced and also referred to as 东源铭远田园投资有限公司 in China), a PRC company and a wholly-owned subsidiary of our VIE Shenzhen Jiana prior to the increase of Dongyuan Mingyuan’s registered capital on March 10, 2019 and a VIE of our VIE Shenzhen Jiana thereafter;

Shenzhen Zhongdemei Piano Investement, LLP (formerly Shenzhen Fangrong First Real Estate Investment Co., Ltd, “Shenzhen Zhongdemei” when individually referred and also referred to as 深圳中德美钢琴投资企业(有限合伙) in China), a PRC company that was 50% owned by Shenzhen Jiana prior to March 2, 2019. On March 2, 2019, Shenzhen Jiana transferred all its equity interest in Shenzhen Zhongdemei to a former executive officer of Shenzhen Zhongdemei. As such, Shenzhen Jiana no longer consolidated Shenzhen Zhongdemei effective March 2, 2019. Shenzhen Zhongdemei had no operational activities since its incorporation.

Shenzhen Jiana Second Real Estate Investment Co., Ltd. (“Shenzhen Jiana Second Real Estate” when individually referred and also referred to as 深圳嘉纳贰号地产投资企业(有限合伙) in China), a PRC company and was 50% owned by Shenzhen Jiana prior to April 19, 2019. On April 19, 2019, Shenzhen Jiana Second Real Estate was deregistered. Shenzhen Jiana Second Real Estate had no operational activities from its incorporation to the date of deregistration.

Shenzhen Fangrong Second Real Estate Investment, LLP (“Shenzhen Fangrong” when individually referred and also referred to as 深圳房融贰号地产投资企业(有限合伙) in China), a PRC company and was 50% owned by Shenzhen Jiana prior to April 19, 2019. On April 19, 2019, Shenzhen Fangrong was deregistered. Shenzhen Fangrong had no operational activities from its incorporation to the date of deregistration.

Shenzhen Mingyuan Investment Holding, Ltd. (formerly Shenzhen Zhongdemei Chuangke Management, Ltd., “Shenzhen Mingyuan” when individually referred and also referred to as 深圳铭远投资控股有限公司 in China), a PRC company and was 60% owned by Shenzhen Jiana prior to February 24, 2019. On February 24, 2019, Shenzhen Jiana transferred all of its 60% equity interest in Shenzhen Mingyuan to a related party for nominal consideration. Shenzhen Mingyuan had no operational activities from the equity purchase date to the equity transfer date. Shenzhen Mingyuan was a VIE of our VIE Shenzhen Jiana after February 24, 2019.

Heyuan Tianluncheng Development Co., Ltd., “Tianluncheng Development” when individually referred and also referred to as 河源天伦城发展有限公司 in China), a PRC company and was 80% owned by Shenzhen Jiana.

Heyuan Tianluncheng Property Co. Ltd., “Tianluncheng Property” when individually referred and also referred to as 河源天伦城置业有限公司 in China), a PRC company and was 51% owned by Shenzhen Jiana.

Shenzhen Jiana, Heyuan Branch, Dongyuan Mingyuan, Shenzhen Mingyuan, Tianluncheng Development and Tianluncheng Property are collectively referred to as the “VIEs” hereafter. JIANA Science serves as a holding company and conducts its businesses primarily through its subsidiaries and consolidated variable interest entities, or the “VIEs”.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the US reporting. The relevant exchange rates are listed below:

	For the Year Ended April 30, 2017	For the Year Ended April 30, 2018	For the Year Ended April 30, 2019	For the Six Months Ended October 31, 2018	For the Six Months Ended October 31, 2019
Period Ended RMB: USD exchange rate	6.8931	6.3393	6.7286	6.9646	7.0533
Period Average RMB: USD exchange rate	6.7611	6.5821	6.7411	6.6853	6.9610

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chief Executive Officer will be presented as “Fengzhen Zhu,” even though, in Chinese, Ms. Zhu’s name is presented as “Zhu Fengzhen.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. Except where otherwise stated, all ordinary share accounts provided herein are on a pre-share-increase basis.

Overview

JIANA Science and Technology Co., Ltd (“JIANA Science”, “the Company”, “we”, “us”, “our” and similar terms) is an exempted limited liability company formed under the laws of the Cayman Islands on August 29, 2018. We conduct business primarily through our variable interest entity, or VIE, Shenzhen Jiana, and its subsidiaries and branches in the People’s Republic of China, or PRC. Our company is principally engaged in real estate services business. During earlier stages of our business, including the last three fiscal years, we engaged in the sale of NetEase Inc. prepaid digital cards, as well as software development business and real estate consulting services. To correspond to the PRC government’s recent initiative to encourage rural development, we have decided to transform our business to a full-service real estate services company focusing on managing properties in Heyuan Lighthouse Basin (Shuntian) Pastoral Complex. We expect to cease our prepaid digital cards sales business and software development business in the near future and focus primarily on providing real estate related services, such as sale of property, property rental and informational marketplace. Different from many real estate service companies that concentrate on serving scattered and individual properties, we intend to take on a more holistic approach by providing our customers with large-scale real estate projects that require unified planning and services.

Initially established in 2008, we conducted business primarily in the information and technology industry and launched an online real estate information platform, “China Real Estate Online”, in 2009. In the last three fiscal years, we generated revenue mostly from four business lines: (1) Selling NetEase, Inc. (“NetEase”), one of China’s largest mobile, desktop game and internet technology companies) digital prepaid cards which work as gift certificates that can be redeemed on NetEase for the purchase of games, software, hardware, and any other items that are provided on NetEase. Our digital cards selling business line constituted less than 10%, approximately 44.2% and approximately 5.6% and null of our total revenue for the fiscal years ended April 30, 2017, 2018 and 2019 and for the six months ended October 31, 2019, respectively; (2) IT development services for other internet companies, which generated approximately 43.3%, 36.3%, 10.3% and null of our total revenue for the fiscal years ended April 30, 2017, 2018 and 2019 and for the six months ended October 31, 2019, respectively; (3) Real estate consulting services, for which we provided marketing strategies and planning advisory services to our customers; and  (4) Real estate agency services, which generated approximately 32.34%, 19.49%, 83.7% and 100.0% of our total revenue for the fiscal years ended April 30, 2017, 2018 and 2019 and for the six months ended October 31, 2019, respectively. We expect our real estate-related business to become substantially all of our business in the coming years as we begin to revolve our business around the “Heyuan Lighthouse Basin (Shuntian) Pastoral Complex” (the “Lighthouse Project”), a large-scale suburban real estate development project located in Heyuan, Guangdong Province, which we have obtained exclusive development, service and sale rights to from the local government. We obtained the selling rights of properties within the Lighthouse Project through an agreement with the People’s Government of Dongyuan County dated February 9, 2018. We are responsible for the overall planning, designing, investing, projects construction, operation and management of Lighthouse Project.

To correspond to the recent national initiative to encourage rural urbanization, we have decided to strategically transform our company from an information technology company to a full-service real estate services company. We launched a technology-innovative real estate e-commerce platform in 2015. In 2016, we finished the construction of our major real estate e-commerce platform, “Fangrong Online”, under the domain www.fangrongw.com. We then launched a series of products on our online platforms: (1) a real estate service module named “Qujianfang”, or “Fun Building”, (2) a property rental management module called “Quzufang”, or “Fun Rental”, (3) “Fangyuanbao” real estate information marketplaces, and (4) our own payment processing system, “EZ-Link Card”, under which we collaborate with Guangzhou E-union Pay Network Payment Co., Ltd. (“Guangyin Union”) pursuant to the agreement for the use of Shangyingtong System dated July 12, 2016. In February 2018, we signed a contract for exclusive rights to develop, sell, and provide value-adding real estate services for the Lighthouse Project. We anticipate that substantially all of our business going forward will revolve around the Lighthouse Project. We believe that the Lighthouse Project will serve as an industry model for rural area development. We expect the Lighthouse Project to feature four sections: (1) an active senior living community for the elderly who currently reside in nearby large cities such as Hong Kong, Shenzhen and Guangzhou and seek affordable living options; (2) a business center which provides opportunities to combine modern computer technology with traditional agricultural business; (3) ecotourism business that would attract tourists from nearby large cities who seek a short-term getaway stay; and (4) entertainment and cultural center that would promote all forms of arts and sports. We believe upon final completion, which we believe is expected to occur in 2028, the Lighthouse Project will become a suburban town integrating and balancing between nature and vibrant living.

Our website platform features four different modules: Fun Building, Fun Rental, Fangyuanbao, and EZ-Link Card.

●	The Fun Building module is closely connected with our Heyuan Lighthouse Basin (Shuntian) Pastoral Complex. We plan to list the properties catered to senior population for sale in this module, including residential apartments, villas, retail space, and commercial properties.

●	The Fun Rental module targets renters, including seniors and tourists who look for affordable rentals, and property owners who seek to outsource his/her property management tasks. Once listed, our offline management team would provide property owners with all-around management service for a low fee.

●	Fangyuanbao is a real estate information marketplace developed by Fangrong Online.

●

Our EZ-Link Card online payment system is built on the combination of the traditional prepaid cards and online operating system, which simplifies payment process for our customers who use our service provided in the Lighthouse Project.

Industry and Market Background

A new wave of urbanization has emerged in China where many rural areas are undergoing an urbanization process and farmers have chosen to relinquish their land in exchange for urban or suburban living. The farmers typically prefer to stay at these suburbanized once-rural areas instead of migrating to the large cities. On May 24, 2017, the Ministry of Finance issued the Notice about Pilot Work of Pastoral Complex Construction which encourages 18 provinces including Guangdong where our Lighthouse Project is located to complete more construction of rural complexes to promote rural economic development.  The urbanization process creates economic opportunities for real estate developers and end users who eventually would live in such community. To take advantage of this new opportunity and support enterprises to coordinate with farmers in developing rural urbanization, we cooperated with the local government to construct the properties within the Lighthouse Project. Pastoral complex is a comprehensive development mode of rural areas in the manner of enterprises cooperating with local areas, taking rural cooperatives as carrier, benefiting farmers, making overall and integrated planning, development and operation, as well as integrating agriculture, culture, tourism, real estate and communities. (https://ageconsearch.umn.edu/record/267677?ln=en) Our Lighthouse Project is expected to have a carrying capacity of housing 200,000 residents and has a capacity of hosting an additional 200,000 tourists per day.  All available units used for renting are expected to be managed by our Fun Rental platform.

In addition, the current Chinese demographic shift is experiencing a rapid growth of the aging population. With a population of more than 1.4 billion, China is experiencing a substantial rise in the number of elderly people, aged 60 and over. This demographic accounted for 17.3% of the Chinese population, or about 241 million people, at the end of 2017.  That number is expected to rise to 487 million, or about 35% of the Chinese population, in 2050. With 241 million people above the age of 60 – the highest in the world – it presents a huge opportunity for active senior living communities. (https://www.thatsmags.com/china/post/24705/china-is-becoming-the-oldest-countries-study-shows) The Lighthouse Project plans to include a comprehensive resort-style retirement community for active seniors, and we plan to use this project as a model to duplicate in other parts of China.

We anticipate that active senior living communities will become the future trend in China’s real estate development. The development of the active senior living communities affect many other industries. Fun Building is a combination of active senior living communities and intelligent services. With the rapid aging of China’s population, we expect that there will be a huge market for senior living communities.

From 2010 to 2018, the potential scale of China’s senior living communities market continued to increase. In 2010, the scale of China’s senior living communities industry market was only RMB 1.4 trillion (approximately USD 0.2 trillion), and by 2017, the scale of China’s senior living communities industry market had grown to RMB 5.6 trillion (approximately USD 0.8 trillion). The size of China’s senior living communities industry market reached about RMB 6.57 trillion (approximately USD 0.94 trillion) in 2018 (http://www.chyxx.com/industry/201905/742533.html), RMB 6.89 trillion (approximately USD 0.98 trillion) in 2019 and is expected to reach RMB 7.44 trillion (approximately USD 1.06 trillion) in 2020 (https://www.iimedia.cn/c460/66299.html).

The current design of the Chinese active senior living communities is namely the “9073” senior living model: 90% of the elders receive elderly care services at home, 7% of the elders are receiving short-term senior communities care, and 3% are receiving institutional care services. Home care is the mainstream. We provide high-end elderly living, elderly care, physical examination, health, health care, leisure, entertainment, culture, sports, life, business and other full-function elder care services, creating a truly intelligence-based elder care community.

More and more attention has been paid by tourists to respect for the environment. 65% of travelers expressed their interest in staying at green facilities at least once (compared to 34% last year). In addition, 68% confirmed that they may be more inclined to book an eco-friendly structure: the record goes to Chinese travelers (93%), followed by Brazilians (83%) and Spaniards (80%). (https://chinesetouristagency.com/eco-tourism-is-booming-in-china/) The new generation of tourists in China, especially the millennials, are deviating from traditional rules and are looking for slow, relaxed but mysterious journeys to discover authentic and uncontaminated places and respect for the environment. It is no doubt that ecotourism represents one of the most environmentally friendly alternatives for the traditional traveling methods and opens a big market for many unexplored cities and villages such as our Heyuan city.

Fangrong Online is an innovative Internet real estate supply chain platform in response to China’s huge senior living communities market. The main business models provided through this platform are Fun Building, Fun Rental and Fangyuanbao. Fun Building is an intelligent home development and sales service platform. Fun Rental is a special regional leasing platform that integrates active senior living communities with intelligent health care services. With the rapid growth of the elderly population in the society, China has not yet focused on developing a senior living infrastructure to provide hospitality, medical care and oversight to its elders. We recognize the urgent need for established senior living communities in China and have constructed our lighthouse project   for a series of communities dedicated to independent living, assisted living and assisted care.

Our Business Models

Fun Building

Properties listed in the Fun-Building module are sold exclusively by our VIE, Shenzhen Jiana. Shenzhen Jiana generates its revenue through primarily two methods. First, it acts as a broker for developers who pay Shenzhen Jiana a commission for each property they sell. Second, it acts as a project manager for territorial development. Having received the exclusive right from the PRC government to develop the farmland, Shenzhen Jiana, through outsourced subcontractors, plans, designs and builds properties and sell the properties to the general public. Shenzhen Jiana would profit by subtracting the fees paid to builders, EPC subcontractors and other consultants from the purchase price paid by our customers. Since our customers pay EPC subcontractors directly, they will enjoy a relatively lower price for properties purchased from our Fun Building than other properties on the open market where those customers need to pay agency fees twice not only to the brokers of properties but also to the developers

Fun Rental

Fun Rental is a centralized online rental module affiliated with our Fangrong Online platform for available housing rentals within our Lighthouse Project with low-commission fees. We also encourage local residents and farmers in our Lighthouse Project to rent their properties or spare rooms in their houses for tourists or visitors. Upon service booking through our online platform, we deploy an offline property management team for our Fun Rental service and charge a small fee of the rental payment for property management services.

We generated small revenues of RMB 4,338,985.42 (approximately US $618,089) in the fiscal year of 2017 and RMB 3,027,375.47 (approximately $431,250) in the fiscal year of 2018, respectively, from Fun Building and Fun Rental. We expect that they will become our primary source of income going forward as we intend to focus our business in the Lighthouse Project.

Fangyuanbao

Fangyuanbao is an online housing information and display system affiliated with our Fangrong Online platform. Customers can easily conduct research for new homes, open houses, resale homes and housing rentals organized by the Fangrong Online platform, and acquire detailed information about targeted houses or home units, including the building and its surroundings, price, acreage, 3D display, and video demonstration.

EZ-Link Card

EZ-Link Card is an online payment system affiliated with our Fangrong Online platform, and it is built on the combination of the traditional prepaid cards and online processing system. Based on a collaboration effort with Guangyin Union, customers can register online to become EZ-Link Card members, and enjoy reward points, consumption discounts, balance refund and referral rewards.

Our Products

Currently, substantially all of our real estate listings available for purchasing and renting are provided and sourced by our Lighthouse Basin (Shuntian) Pastoral Complex. We believe we provide an effective marketing channel for our listings to national and even international customers through a network of over a hundred thousand registered members we have accumulated from the past. Most of our properties can be found or posted on our online platform. We create searchable engines for customers to locate their desired properties on our websites. The Lighthouse Project covers 114.28 square kilometers (28,239.203 acres) within Shuntian County, including cultivated area of 30,565.05 mu   (5,035.19 acres) and forest area of 93,910.95 mu (15,470.6 acres). There will be four sub-communities   to be built within the pastoral complex. The pastoral complex is expected to have a carrying capacity of housing 200,000 residents and have a capacity of hosting an additional 200,000 tourists per day. We expect our customers will be able to purchase and rent condominiums, tenements, houses, buildings within the multi-purpose complex, and retail spaces within the following four sub-communities:

(1)

Active senior living community

We have committed to develop part of the lighthouse project into an active senior living community to be sold or leased to unaffiliated purchasers or tenants to fulfill the need of China’s growing elderly society.  Our senior living community is designed for couples or individuals who want to be around other people of their age who are also active and engaging. There will be an affiliated hospital, financial center and Chinese medicine health center built in order for our customers enjoy a healthy and happy retirement life. With just minutes away from farms, tourist attractions, and mountains, our active senior living community will offer an active living style where our customers are encouraged to make the most of every day by gardening, fishing, hiking and a broad range of indoor and outdoor sports activities

(2)

Ecotourism destination

With its close proximity to large cities, improved transportation and infrastructural systems and enjoyable living environment, property owners within our project will be encouraged to engage themselves in the local ecotourism opportunities. The Lighthouse Project is expected to have a carrying capacity of housing 200,000 residents and have a capacity of hosting an additional 200,000 tourists per day. We cooperate with property owners to provide customers with personalized tourist plans, restaurants featuring local special dishes, hostels or homestays with unique staying experiences and recreation sites such as fruits-picking farms.

(3)

Agriculture-based IoT (Internet of Things) Town

As the Lighthouse Project has rich cultivated area of 30,565.05 mu (5,035.19 acres), we plan to take advantage of the geographical advantage and use Internet of Things to facilitate the infrastructure in our IoT Town and create smart farming. We intend to cooperate with the local government, digital service providers, city planners, and mobile operators in deploying connected solutions and using data and analytics to increase food production to help meet the ever-growing food demand in local counties, cities and the whole country. Customers who have interests in purchasing houses in our IoT Town can enjoy a private, peaceful and comfortable living atmosphere but still have access to convenient transportation and smart farming built by the IoT technology.

(4)

Cultural and Entertainment Center

The creation of a cultural and entertainment center aims to develop local cultural entertainment ventures that attract more tourists to go deep into the living environment with suburban characteristics, social activities and allow them to enjoy the fun brought by the pastoral complex which in turn could promote our Fun Rental business line. Besides Fun Rental, customers also have access to purchase properties in the Hakka culture center. The Hakka culture includes its own unique language, various art forms, food, folklore, and traditional customs. In addition, we plan to build a sports center as a venue for sports games and a training center for sports teams. When complete, we expect that it will focus on sporting activities as well as leisure and entertainment. We believe that the beauty of the pastoral complex, the ingenuity of the sports venue and the endearing fans for sports games will help our project attract more tourists in the next six to ten years.

Our Growth Strategy

We plan to implement the following strategies to further grow our future business:

●	Online Platform - Further developing our online platform to increase the efficiency and decrease the cost of each transaction.

●	Fun-Building Sales – Increasing sales and marketing efforts to generate revenue from the sale of properties within our Lighthouse Project.

●	Fun-Rental Service – Increasing marketing efforts to promote the rental service business within our Lighthouse Project.

●	Location expansion – Identifying other locations in China with similar urbanization opportunities where we would be able to replicate our existing business model.

Competitive Advantages

We are a technology-driven real estate company with a sophisticated online platform that offers a diversified portfolio of services to satisfy our customers’ growing needs. We believe we have a number of competitive advantages that will enable us to maintain and further increase our market position in the industry for the regional market. Our competitive strengths include:

●	Our unique business model that would offer consumers discounts for property purchase.

●	Holistic approach for large-scale territorial development.

●	Exclusive right to service the Lighthouse Basin (Shuntian) Pastoral Complex.

●	Experienced technology team to support our online platform.

●	Experienced management team with many years of expertise in the real estate development industry.

Our Challenges and Risk Factors Summary

The following section outlines the primary challenges and risks inherent to our business model. Before deciding to invest in our ordinary shares, we strongly recommend a close reading and consideration all of the risks in the section entitled “Risk Factors” beginning on Page 11.

Limited Operating History. We made our transition to online real estate agency business in 2015. Our significant business lines have a limited operating history, which makes it difficult to evaluate our future prospects and results of operations.

We may be subject to the general risks underlying the industries in PRC market.  We develop our business based on the innovative market of online real estate development, meaning that our business carries risks from both the E-Commerce industry and from the real estate industry.

Our business is susceptible to fluctuations in the real estate market of China.  We conduct our real estate services business primarily in China. Our business depends substantially on the conditions of the PRC real estate market. Demand for private residential real estate in China has grown rapidly in the recent decade but such growth is often coupled with volatility in market conditions and fluctuation in real estate prices.

Impact of the Novel Coronavirus (“COVID-19”)

The outbreak of the COVID-19, first reported in mainland China in December 2019, then in Asia and eventually throughout the world, has significantly affected the economic and business activities within China. Actions taken around the world to help mitigate the spread of the COVID-19 include city lockdowns, travel restrictions, quarantines in certain areas, and forced closures for certain types of public places and businesses. Our operations are not deemed essential by the local governments in which we operate, neither as our primary vendors. As such, we temporarily closed our offices and ceased our operations during the periods in February and March 2020 as required by the local governments. As of the date of this prospectus, China has shown signs of COVID-19 slowdown and Chinese industries have partially resumed businesses as government officials started to ease the restrictive measures.

The COVID-19 outbreak has negatively impacted our businesses in the following ways:

●	The temporary closedown of our offices and operations in February and March 2020 had delayed the planed completion schedule of our construction projects and the uncertainty of potential future closedown or inavailability of our vendors could further delay our construction projects;

●	Our key personnel and other employees could be affected by COVID-19, potentially reducing their availability;

●	The procedures we take to mitigate the effect of COVID-19 on our workforce could reduce the efficiency of our operations or prove insufficient;

●	We have typically funded our operating costs, repayment of our indebtedness and capital expenditures primarily with cash flows from operating activities and financing activities. The delay of our sales of real estate properties within our construction projects could result in a short fall of our cash balance. The negative impact of the COVID-19 on the economies and financial markets could make it difficult to obtain available financing, if at all, in amounts or on terms acceptable to us.

In light of the current situation, we believe that the impact of the COVID-19 outbreak on our business is both temporary and limited, and our revenues would start growing again once the COVID-19 is under effective control or disappears for the following reason:

Our Lighthouse Project is expected to be an industry model for rural area development, featuring an active senior living community for the elderly who currently reside in nearby large cities such as Hong Kong, Shenzhen and Guangzhou and seek affordable living options. After experiencing the COVID-19 epidemic, people are more and more aware of the importance of health and the importance of healthy environmental ecology. It is expected that after the COVID-19 epidemic, the population of large cities will shift to ecological villages in the rural areas. With superior ecological environment, convenient transportation, high-quality and affordable properties, the Light House project will be a hot spot in the real estate market.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information

Our principal executive office is located at Unit CDE, 7th Fl, Tower A, Jinfeng Building, Futian District, Shenzhen City, Guangdong Province, China 518031. The telephone number of our principal executive offices is 0755-83581568. Our registered agent in the Cayman Islands is Harneys Fiduciary (Cayman) Limited. Our registered office and our registered agent’s office in the Cayman Islands are both located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. We maintain a website at www.fangrongw.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering (1)

Shares Offered by Us:	ordinary shares

Shares Outstanding Prior to Completion of this Offering:	10,224,949 ordinary shares

Ordinary Shares Outstanding Immediately after this Offering:	ordinary shares

Assumed Initial Public Offering Price per Share:	$

Gross Proceeds to Us Before Expenses:	$

Over-allotment Option:	We have granted the underwriters the right to purchase up to additional ordinary shares from us at the initial public offering price, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover any over-allotments.

Representative’s Warrants:	We will issue to ViewTrade Securities, Inc., as representative of the underwriters, the representative’s warrants entitling the representative to purchase 10% of the aggregate number of ordinary shares issued in this offering, including any shares issued pursuant to exercise of the underwriters’ over-allotment option, at an exercise price per share equal to 110% of the initial public offering price per share. The representative’s warrants will be exercisable for a period of five years from the effective date of the registration statement of which this prospectus forms a part and may be exercised on a cash or cashless basis.

Indemnification Escrow:

Net proceeds of this offering in the amount of $600,000 shall be used to fund an escrow account for a period of 12 months following the closing date of this offering, which account shall be used in the event we have to indemnify the underwriters pursuant to the terms of an underwriting agreement with the underwriters.

Lock-up:	Our directors, officers and shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of six months after the date of this prospectus, subject to a leak-out period for a total of twelve months. See “Underwriting” for more information.

Listing:	We intend to apply to list our ordinary shares listed on the Nasdaq Capital Market.

Proposed Nasdaq Capital Market Symbol:	“JANA”

Transfer Agent:	Transhare Corporation

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our ordinary shares.

Use of Proceeds:

We intend to use the proceeds from this offering for elderly community service software/platform research and development, advertising and marketing and general working capital. See “Use of Proceeds” for more information.

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

(1)	Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriters’ over-allotment option or the representative’s warrants, and the number of ordinary shares that will be outstanding after this offering is based on 10,224,949 ordinary shares issued and outstanding as the date of this prospectus.

Summary Financial Information

In the table below, we provide you with historical selected financial data as of April 30, 2018 and 2019 and for the years ended April 30, 2017, 2018 and 2019. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Years Ended April 30,
	2017	2018	2019
Statement of operation data:
Revenues	$2,014,309	$8,092,741	$3,538,125
Cost of revenues	905,195	6,531,115	910,511
Operating expenses	655,843	709,570	752,830
Income from operations	453,271	852,056	1,874,784
Provision for income taxes	59,849	126,410	336,592
Net income	231,674	840,309	1,556,684
Earnings per share, basic and diluted(1)	$0.02	$0.08	$0.16
Weighted average ordinary shares outstanding(1)	10,000,000	10,000,000	10,020,338

	As of April 30,
	2018	2019
Balance sheet data
Current assets	$4,093,807	$7,719,172
Total assets	4,333,416	10,214,107
Current liabilities	2,036,412	4,840,196
Total liabilities	2,036,412	4,855,058
Total equity	$2,297,004	$5,359,049

(1)	Prepared on the basis as if the Reorganization as disclosed in Corporate History and Structure had become effective as of the beginning of the first period presented in the accompanying consolidated financial statement.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our ordinary shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business

We may be subject to the general risks underlying the E-Commerce industry in PRC market.

The E-Commerce industry in the PRC market has been mature, and all E-Commerce platforms are constantly developing, upgrading, transforming and innovating. Particularly, we develop our business based on the innovative market of online real estate development, meaning that our business carries risks from both the E-Commerce industry and from the real estate industry. Therefore, we need to be cautious in selecting our business focus and expansion strategy, and we should be constantly aware of the innovation risk, technology risk and market risk in the industries. If we fail to make an accurate judgment of the current market, our performance can be severely impacted.

As a small real estate development platform, we are more sensitive to the market competition in the industry.

We are a small online real estate development platform and can be more sensitive to the changes of the industries in which we are operating. Although the Lighthouse Basin (Shuntian) Pastoral Complex project we are currently undertaking is equivalent to a comprehensive real estate project which includes operations ranging from branding and promotion to the online sale of the final product, it does not relieve us from the general competition in the real estate industry. For example, we are competing with our counterparts in the same industry with regard to customers, talent, and price, and our smaller size can place us at a disadvantage in diversifying our risks in the process.

We have a limited operating history which makes it difficult to evaluate our future prospects.

We made our transition to online real estate agency business in 2015. We have limited experience in most aspects of our business operation. In addition, we have limited experience in serving our current user and client base. As our business develops and as we respond to competition, we may continue to introduce new service offerings, make adjustments to our existing services, or make adjustments to our business operation in general. Any significant change to our business model that does not achieve expected results may have a material and adverse impact on our financial condition and results of operations. It is therefore difficult to effectively assess our future prospects.

The online real estate industry may not develop as expected. Prospective users and clients of our services may not be familiar with the development of online brokerage markets and may have difficulty distinguishing our services from those of our competitors. Convincing prospective users and clients of the value of using our services is critical to increasing the amount of transactions on our platform and to the success of our business.

You should consider our business and prospects in light of the risks and challenges we encounter or may encounter given the rapidly evolving market in which we operate and our limited operating history. These risks and challenges include our ability to, among other things:

●	manage our future growth;

●	navigate a complex and evolving regulatory environment;

●	increase the utilization of our services by existing and new users;

●	offer attractive commission fees while driving the growth and profitability of our business;

●	maintain and enhance our relationships with our business partners, including funding partners for our margin financing business;

●	enhance our technology infrastructure to support the growth of our business and maintain the security of our system and the confidentiality of the information provided and utilized across our system;

●	improve our operational efficiency;

●	attract, retain and motivate talented employees to support our business growth;

●	navigate economic condition and fluctuation; and

●	defend ourselves against legal and regulatory actions, such as actions involving intellectual property or privacy claims.

If we are unable to compete successfully with our competitors, our financial condition and results of operations may be harmed.

We encounter intense competition in each of our business segments on a national, regional and local level. Competition in the industry is primarily based on quality of services, brand name recognition, geographic coverage, commission rates or service fees, and range of services. Compared to real estate development, providing real estate services does not require significant capital commitments. This low barrier to entry allows new competitors to enter our markets with relative ease. The new competitive landscape has placed additional demands on us to increase the amount of resources we provide to our customers and increase the quality of our services in order to retain our customers. New and existing competitors may offer competitive rates, greater convenience or superior services, which could attract customers away from us, resulting in lower revenues for our operations. Competition among real estate services companies may cause a decrease in commission rates or service fees we receive and higher costs to attract or retain talented employees.

Some of our competitors may have a broader national presence than us and may have a more established branding recognition than us in major markets, and also may have more financial or other resources than us. Others may have smaller aggregate businesses than us, but may be more established and have greater market presence and brand name recognition on a local or regional basis. We are also subject to competition from other large national and international firms such as World Union Real Estate Consultancy (China) Ltd., Jones Lang LaSalle, Centaline Group and SouFun Holdings Limited. These firms may have more financial or other resources than us. If we fail to compete effectively, our business operations and financial condition will suffer.

Our business is susceptible to fluctuations in the real estate market of China.

We conduct our real estate services business primarily in China. Our business depends substantially on the conditions of the PRC real estate market. Demand for private residential real estate in China has grown rapidly in the recent decade but such growth is often coupled with volatility in market conditions and fluctuation in real estate prices. Fluctuations of supply and demand in China’s real estate market are caused by economic, social, political and other factors. Over the years, governments at both national and local levels have announced and implemented various policies and measures aimed to regulate the real estate markets, in some cases to stimulate further development and more purchase of residential real estate units and in other cases to restrict these activities from growing too rapidly. These measures can affect real estate buyers’ eligibility to purchase additional units, their down payment requirements and financing, as well as availability of land to developers and their ability to obtain financing. These measures have affected and may continue to affect the conditions of the China’s real estate market and cause fluctuations in real estate pricing and transaction volume. See “—Risks Related to Our Business—Our business may be materially and adversely affected by government measures aimed at China’s real estate industry.” Furthermore, there may be situations in which China’s real estate industry is so active that real estate developers see a reduced need for marketing initiatives and reduce their spending on such initiatives, which could potentially adversely affect our result of operations. To the extent fluctuations in the real estate market adversely affect real estate transaction volumes or prices, our financial condition and results of operations may be materially and adversely affected.

Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes including but not limited to the novel coronavirus (COVID-19).

Our business could be materially and adversely affected by the outbreak of epidemics including but not limited to the novel coronavirus (COVID-19), swine influenza, avian influenza, middle east respiratory syndrome (MERS-CoV) and severe acute respiratory syndrome (SARS-CoV). Our financial and operating performance may be adversely affected by epidemics such as the on-going novel coronavirus (COVID-19), natural disasters and other catastrophes. As a result of the on-going novel coronavirus, we expect our operation to experience slowdown or temporary suspension in production. Our business could be materially and adversely affected in the event that the slowdown or suspension carries for a long period of time. During such epidemic outbreak, China may adopt certain hygiene measures, including quarantining visitors from places where any of the contagious diseases were rampant. Those restrictive measures adversely affected and slowed down the national economic development during that period. Any prolonged restrictive measures in order to control the contagious disease or other adverse public health developments in China or our targeted markets may have a material and adverse effect on our business operations.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel volume and may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely and materially affected, which in turn may harm our reputation.

The outbreak of the COVID-19 has negatively impacted our business operations and is expected to continue to have an adverse impact on our planned operations.

The outbreak of the COVID-19, first reported in mainland China in December 2019, then in Asia and eventually throughout the world, has significantly affected the economic and business activities within China. Actions taken around the world to help mitigate the spread of the COVID-19 include city lockdowns, travel restrictions, quarantines in certain areas, and forced closures for certain types of public places and businesses. Our operations are not deemed essential by the local governments in which we operate, neither as our primary vendors. As such, we temporarily closed our offices and ceased our operations during the periods in February and March 2020 as required by the local governments. As of the date of this prospectus, China has shown signs of COVID-19 slowdown and Chinese industries have partially resumed businesses as government officials started to ease the restrictive measures.

The COVID-19 outbreak has negatively impacted our businesses in the following ways:

●	The temporary closedown of our offices and operations in February and March 2020 had delayed the planed completion schedule of our construction projects and the uncertainty of potential future closedown or inavailability of our vendors could further delay our construction projects;

●	Our key personnel and other employees could be affected by COVID-19, potentially reducing their availability;

●	The procedures we take to mitigate the effect of COVID-19 on our workforce could reduce the efficiency of our operations or prove insufficient;

●	We have typically funded our operating costs, repayment of our indebtedness and capital expenditures primarily with cash flows from operating activities and financing activities. The delay of our sales of real estate properties within our construction projects could result in a short fall of our cash balance. The negative impact of the COVID-19 on the economies and financial markets could make it difficult to obtain available financing, if at all, in amounts or on terms acceptable to us.

In light of the current situation, we believe that the impact of the COVID-19 outbreak on our business is both temporary and limited, and our revenues would start growing again once the COVID-19 is under effective control or disappears for the following reason:

Our Lighthouse Project is expected to be an industry model for rural area development, featuring an active senior living community for the elderly who currently reside in nearby large cities such as Hong Kong, Shenzhen and Guangzhou and seek affordable living options. After experiencing the COVID-19 epidemic, people are more and more aware of the importance of health and the importance of healthy environmental ecology. It is expected that after the COVID-19 epidemic, the population of large cities will shift to ecological villages in the rural areas. With superior ecological environment, convenient transportation, high-quality and affordable properties, the Light House project will be a hot spot in the real estate market.

We believe that our current cash and cash equivalents, proceeds from additional equity and debt financing and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, need additional capital in the future to fund our continuing operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. In addition, the COVID-19 outbreak was declared to be a pandemic by the World Health Organization on March 10, 2020. Actions taken around the world to help mitigate the spread of the COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 and actions taken to mitigate it are expected to continue to have an adverse impact on our planned operations. Such events could result in the complete or partial closure of our offices or the operations of our customers which could impact our operations. In addition, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our business may be materially and adversely affected by government measures aimed at China’s real estate industry.

The real estate industry in China is subject to government regulations, including measures that are intended to control real estate prices. Since January 2011, the PRC government agencies have issued a number of restrictive rules on the real estate market, which include:

●	minimum down payments for the first self-use housing unit purchased by a family must be no less than 20% of the purchase price;

●	all municipalities directly under the central government, all provincial capitals and other cities where the local housing prices are deemed to be too high or to have risen too fast, are required to temporarily suspend the sale of housing units to families with registered local permanent residences that already own two or more housing units, families without registered local permanent residences that already own one or more housing units, and families without registered local permanent residences that cannot provide evidence of their local payment of taxes or social insurance premiums for a required period;

●	value-added tax is imposed and calculated on the full sales revenues for the sale of all housing units held for less than two years, and for Beijing, Shanghai, Guangzhou and Shenzhen, on the difference between the sales revenue and the amount paid for the housing unit for the sale of non-ordinary housing units which were purchased two or more years ago, and for regions outside of Beijing, Shanghai, Guangzhou and Shenzhen, no value-added tax for the sales of non-ordinary housing units which were purchased two or more years ago;

In late February and March 2013, the PRC government issued the “New Five Policies” for administration of the housing market and detailed implementation rules, which revealed the PRC government’s strong determination to curb the increase of housing prices by requiring more stringent implementation of housing price control measures. For example, in cities where housing unit sales have already been subject to restrictions, if the local housing supply is not sufficient so that the housing prices are rising too fast, local governments are required to take more stringent measures to restrict housing units from being sold to those families who own one or more housing units. Following the request of the central government, Beijing, Shanghai and other major cities in China have announced detailed regulations for the New Five Policies in late March 2013, to further cool down local real estate markets.

Since 2016, the local governments of several cities in the PRC have implemented a series of measures designed to stabilize the growth of the property market on a more sustainable level. Such measures and policies by the government have caused a reduction in transactions in the real estate market. While these measures and policies remain in effect, they may continue to depress the real estate market, dissuade would-be purchasers from making purchases, reduce transaction volume, cause a decline in average selling prices, and prevent developers from raising the capital they need and increase developers’ costs to start new projects. However, the full effect and extent of these policies on the real estate industry and our business will depend in large part on the implementation and interpretation of the circulars by governmental agencies, local governments and banks involved in the real estate industry. The PRC government’s policies and regulatory measures on the PRC real estate sector could limit our access to required financing and other capital resources, adversely affect the property purchasers’ ability to obtain mortgage financing or significantly increase the cost of mortgage financing, reduce market demand for our services and our ability to successfully make sales and obtain relevant commissions, and increase our operating costs. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures or that agencies and banks will not adopt restrictive measures or practices in response to PRC governmental policies and regulations, which could substantially reduce pre-sales of our properties and cash flow from operations and substantially increase our financing needs, which would in turn materially and adversely affect our business, financial condition, results of operations and prospects.

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.

The Chinese economy has slowed down since 2012 and such slowdown may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in volatility in oil and other markets, and over the conflicts involving Ukraine and Syria. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

Failure to maintain or enhance our brands or image could have a material and adverse effect on our business and results of operations.

We believe our brands are associated with a well-recognized, integrated real estate services company in the local markets that it operates, with consistent high-quality services among real estate developers and other real estate market players such as design institutes, transportation bureaus, and infrastructure bureaus in China. Our brands are integral to our sales and marketing efforts. Our continued success in maintaining and enhancing our brand and image depends to a large extent on our ability to satisfy customer needs by further developing and maintaining quality of services across our operations, as well as our ability to respond to competitive pressures. If we are unable to satisfy customer needs or if our public image or reputation were otherwise diminished, our business transactions with our customers may decline, which could in turn adversely affect our results of operations.

We may not be able to successfully execute our strategy of expanding into new geographical markets in China, which could have a material and adverse effect on our business and results of operations.

Currently, we focus our operation in the southeastern part of China. However, as part of our businesses are carried on our online platform, we are implicated by the diversified needs of customers from different parts of China, and may be entering into other geographical markets within China. As China is a large and diverse market, consumer trends and demands may vary significantly by region and our experience in the markets in which we currently operate may not be applicable in other parts of China. As a result, we may not be able to leverage our experience to expand into other parts of China. When we enter new markets, we may face intense competition from companies with greater experience or an established presence in the targeted geographical areas or from other companies with similar expansion targets. In addition, our business model may not be successful in new and untested markets and markets with a different legal and business environment, such as Hong Kong and Macau. Therefore, we may not be able to grow our revenues in the new cities we enter into due to the substantial costs involved. Specifically, pursuant to PRC laws, while real estate brokerage service companies are not required to obtain local government approval prior to commencement of operations, they shall make record-filing with the real estate regulatory authorities at the municipality level, city level or county level within 30 days after effecting the SAIC registration, and local governments may impose local regulations with respect to operation eligibility and record-filing deadlines for primary real estate agency service providers to comply with. Typically, local governments impose eligibility standards such as registered capital, minimum number of qualified real estate brokers and/or sales associates, and/or minimum size of the operating premises. For local governments requesting service providers to make record filings, there may be a filing deadline imposed, and if service providers do not comply, it may result in fines, penalties and/or the suspension of operation.  If we are not able to meet the operation eligibility requirements, or are not able to, when applicable, timely file with relevant local real estate regulatory authorities in markets we desire to expand to, we may be unable to execute our strategy of expanding into desired new geographical markets in China, which could have a material and adverse effect on our business and results of operations.

Our results of operations and cash flows may fluctuate due to seasonal variations in the real estate market and the non-recurring nature of our services provided to real estate developers.

We generated a majority of our total revenues from services provided to real estate developers, and expect to continue to rely on real estate developers to generate a significant portion of our revenues for the foreseeable future. Revenues from our services to real estate developers typically are generated on a project-by-project basis. Each project may have several phases that in the aggregate, last for more than 5 years. Developers must first obtain sales permits and the timing of obtaining sales permits varies from project to project and is subject to uncertain and potentially lengthy delays as developers need to obtain a series of other permits and approvals related to the development before obtaining the sales permit. Additionally, whether future phases of a project will be constructed depend on a variety of factors such as the macroeconomic circumstances and the real estate market circumstances, as well as the sales performance of existing phases of a project. As such, there is no guarantee how much service revenues we may generate from each of our developer clients.

It is therefore difficult to predict the interval between the time we sign the agency agreements and the time we launch the sale for the projects. We recognize commission revenue from our primary real estate agency services upon achieving successful sale of an entire project or a phase of a project. Successful sale,” as defined in individual contracts with our developer clients, depends on, among other things, the delivery of the down payment and some purchasers may not deliver the down payments on time. Certain projects may take longer to complete the sales and thus making it difficult for us to forecast revenues and increases period-to-period fluctuations. For our independent training, we typically agree to fixed fee arrangement conditional upon the completion of a project, or a monthly consulting fee payment. For some of our consulting projects in relation to real estate design, sales and marketing strategy, land acquisition and property development, we may agree to a fixed fee arrangement conditional upon the delivery of a final product, such as providing a market study report or sales and marketing strategy report, or a monthly consulting fee payment. Because such consulting projects may take anywhere from a month to a year to perform, the timing of recognizing revenues from such projects may cause fluctuations in our quarterly revenues and even our annual revenues. Furthermore, difficulty in predicting when these projects will begin and how long it will take for us to complete them makes it difficult for us to forecast revenues.

In addition, we have in the past entered into, and expect to continue to enter into, contracts from time to time with developers requiring us to pay deposits, which has from time to time resulted in our operating with negative cash flows or, if we fail to recover such deposits, could have a material and adverse effect on our liquidity, financial condition and results of operations.

Our sales, revenues and operations will be affected if the prospective buyers are not able to secure mortgage financing on attractive terms, if at all.

A majority of the residential properties purchasers of the projects we serve rely on mortgages to fund their purchases. If the availability or attractiveness of mortgage financing is reduced or limited, many of our prospective buyers may not desire or be able to purchase our properties and, as a result, the sales progress of the property projects we serve will slow down and take longer to complete, and thus our business, liquidity and results of operations could be adversely affected. Among other factors, the availability and cost of mortgage financing may be affected by changes in PRC regulations or policies or changes in interest rates.

The circulars issued by the PRC State Council and related measures taken by local governments and banks have restricted and may continue to restrict the ability of purchasers to qualify for or obtain mortgage financing. Since January 26, 2011, for a household purchasing a second residential household property with mortgage financing, the down payment must be at least 60% of the purchase price and the interest rate for the mortgage on such property must be at least 1.1 times the benchmark interest rate. The notice of the General Office of the PRC State Council promulgated on February 26, 2013 authorized local counterparts of the PBOC to further increase down payment ratios and interest rates for loans to purchase second properties in accordance with the price control policies and targets of the corresponding local governments.

On September 29, 2014, the PBOC and the CBRC issued the Circular of PBOC and CBRC on Further Improving Financial Services for Housing, among other incentive policies, which specifies that the minimum down payment is 30% of the purchase price for purchasers of a first residential property for their households, and the minimum loan interest rate is 70% of the benchmark rate, to be decided by banking financial institutions in light of risk conditions. For purchasers of a second residential property for their households who have paid off the loan that financed their first house and reapply for a loan to finance an ordinary commodity house for the purpose of improving their living conditions, the loan policies for a first house will apply.

In light of the weakening in the property market in China, on March 30, 2015, the PBOC, the MOHURD and CBRC jointly issued the Circular on Issues concerning Individual Residential Mortgage Policies in an effort to stimulate the market. The circular reduces the minimum down payment ratios from 30% to 20% for first home buyers who use the housing provident fund for their purchase and from 60% to 40% for second home buyers with outstanding mortgages who apply for another mortgage. In addition, the circular provides that home buyers who use the housing provident fund for their home purchase are only required to pay a minimum down payment of 30% for their purchase of a second house if all loans are settled on their first home. Further, on August 27, 2015, the MOHURD, the Ministry of Finance of the PRC (the “MOF”) and the PBOC jointly issued the Circular on Adjusting the Minimum Down Payment for the Purchase of Houses by Individuals on the Housing Provident Fund Loans, which provides that home buyers who use the housing provident fund for their home purchase are only required to pay a minimum down payment of 20% for their purchase of a second house if all loans are settled on their first home.

On February 1, 2016, the PBOC and the CBRC jointly issued a [2016] No. 26 Notice on the adjustment of personal housing loan policies which provides that in cities where restrictions on purchase of residential property are not being implemented, the minimum down payment ratio for a personal housing commercial loan obtained by a household for purchasing its first ordinary residential property is, in principle, 25% of the property price, which can be adjusted down by 5% by local authorities. For existing residential property household owners who have not fully repaid previous loans and are further obtaining personal housing commercial loans to purchase an additional ordinary residential property for the purpose of improving living conditions, the minimum down payment ratio must not be no less than 30% which is lower than the previous requirement of no less than 40%.

Currently, our main business is in Guangdong Province, and we cannot predict how these policies will affect our performance, whether these policies will continue or what other action, if any, the banks in cities in which we operate may take.

In addition, from 2013, PRC banks have tightened the conditions on which mortgage loans are extended to home buyers by comparing the anticipated monthly repayment of the mortgage loan with the individual borrower’s monthly income and other measures. Therefore, mortgage loans for home buyers have been subject to longer processing periods or even denied by the banks. We monitor our homebuyers’ outstanding mortgage loans on an ongoing basis via our management reporting procedures and have taken the position that contracts with underlying mortgage loans with processing periods exceeding one year cannot be recognized as revenue under the percentage of completion method.

Our reliance on the Guangshen Expressway and Gangshen Expresswau may materially and adversely affect us.

We heavily rely on the Guangshen Expressway, which is the main traffic center connecting the Pearl River Delta Highway Network. There are only two expressways connected to our projects: Guangshen Expressway and Gangshen Expressway. Any traffic jam, delay or construction on these two expressways may affect the traffic of tourists to our project.

Our reliance on a concentrated number of suppliers and clients may materially and adversely affect us.

We heavily rely on the cooperation with local government in Dongyuan, Shuntian to be connect with more land owners and land resources. We are also in close collaboration with several local developers include Jiangsu Nantong Sanjian Group Municipal Company, Zhuhai Zhonggang Road & Bridge Construction Co., Ltd., and Guangdong Guanyue Road Bridge Limited Company.

Details of customers accounting for 10% or more of total revenues are as follows:

	For the Years Ended April 30,								For the Six Months Ended October 31,
	2017		2018			2019			2018 (unaudited)			2019 (unaudited)
	Amount	% of revenue	Amount		% of revenue	Amount		% of revenue	Amount		% of revenue	Amount		% of revenue
Huizhou Zhongyuanda Real Estate Service, Ltd.	$292,664	14.5	$	*	*	$	*	*	$	*	*	$	*	*
Huizhou Huahao Real Estate, Ltd.	223,253	11.1		*	*		*	*		*	*		*	*
Huizhou Gongying Real Estate, Ltd.	209,997	10.4		*	*		*	*		*	*		*	*
Fujian Minbao Information Technology, Ltd.	201,883	10.0		*	*		*	*		*	*		*	*
Shuijingqiu Education Information Technology, Ltd.	*	*		883,041	10.9		*	*		*	*		*	*
Mr. Mingshen Lin	*	*		*	*		372,506	10.5		*	*		*	*
Shenzhen Xinyupeng Electronic Technology, Ltd.	*	*		*			363,862	10.3		*	*		*	*
Heyuan City Dongyuan County Shuntian People’s Government	*	*		*	*		*	*		196,949	48.3		*	*
Guangzhou Dekang Electronics, Ltd.	*	*		*	*		*	*		140,409	34.5		*	*
Hunan Zhongsheng Technology Development, Ltd.	*	*		*	*		*	*		58,563	14.4		*	*
Yanjuan He	*	*		*	*		*	*		*	*		697,367	87.8
Jingwei Gan	*	*		*	*		*	*		*	*		97,180	12.2

*	represented less than 10.0% of total revenue for the presented periods

Details of customers accounting for 10.0% or more of accounts receivable (“AR”) are as follows:

	As of April 30,					As of October 31, 2019
	2018		2019			(unaudited)
	Amount	%	Amount		%	Amount		%
Heyuan Jingsheng Real Estate, Ltd.	$290,098	49.7	$	*	*	$	*	*
Guangzhou Guoao Computer Technology, Ltd.	268,610	46.1		*	*		*	*
Jingwei Gan	*	*		*	*		69,012	100

*	represented less than 10.0% of accounts receivable as of the year end of the presented periods

The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable.

The Company’s financial instruments that are potentially subject to significant concentration of credit risk consist primarily of cash and cash equivalents, accounts receivables and short-term investments. As of April 30, 2018 and 2019, all of the Company’s cash and cash equivalents and short-term investments were held at reputable financial institutions with high-credit ratings. In the event of bankruptcy of one of these financial institutions, the Company may not be able to claim its cash and demand deposits back in full. The Company continues to monitor the financial strength of the financial institutions. There has been no recent history of default in relation to these financial institutions. Accounts receivables, unsecured and denominated in RMB, derived from the Businesses, are exposed to credit risk. The risk is mitigated by credit evaluations the Company performs on the customers. There have been no material default of payments from the accounts receivable.

In the future, we cannot guarantee that we will be able to win bids for primary agent sales services with real estate developers of similar calibers who would provide us with similar revenues, or require our services at the same level, or they may experience financial or other difficulties that prevent them from making timely delivery of their properties under development. Should these real estate developers terminate or substantially reduce their agency services contract with us, and should we fail to find alternative real estate developers to provide us with revenue-generating business, or if any of them fail to make timely delivery of their properties under development, our financial condition and results of operations may be materially and adversely affected.

We may be subject to liabilities in connection with real estate agency activities.

As a real estate sales agent, we and our licensed employees are subject to statutory obligations not to sell properties that fail to meet the statutory sales conditions or provide false statements on the conditions of any property in any advertisement. We must present clients with relevant title certificates or sales permits of the properties and the related letter of authorization. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties we brokered. We or our employees may become subject to claims by other participants in real estate transactions claiming that we or our employees did not fulfill our statutory obligations as brokers. Additionally, if we were to be found to have sold residential property that fail to meet the statutory sales conditions, we are subject to various fines, or if we were to be found to have provided false statements on the conditions of any property in any advertisement, we are subject to various fines in proportion to the advertisement income.

According to the Measures for the Administration of Real Estate Brokers jointly issued by the Ministry of Housing and Urban-Rural Development, the National Development and Reform Commission, and the Ministry of Human Resources and Social Security which became effective on April 1, 2011, a real estate brokerage institution that provides real estate brokerage services under clients’ entrustment including but not limited to provision of real property information, on-site observation of the properties, drafting contracts for the clients, should enter into real estate brokerage service contracts in writing with the clients, which should be signed with the seals of such real estate brokerage institutions and by one of its real estate brokers or two of its real estate broker associates. Meanwhile, the real estate brokerage service contracts should be properly kept as archived files by the real estate brokerage institutions for a period of at least 5 years. A real estate broker institution must have sufficient number of real estate broker personnel who have obtained the real estate broker qualifications. Real estate brokerage institutions and real estate brokers are forbidden to: (1) manipulate market price of real properties; (2) make profits by hiding the true transaction information from the transaction parties, obtaining the properties with a lower price and selling (or leasing) the properties with a higher price; (3) enter into contracts of a same property but with different prices in order for the avoidance of tax payment by the transaction parties; (4) purchasing or leasing properties they broke; etc.. In addition, real estate brokerage institutions shall not charge any fees which were not indicated; shall not conduct price fraud by using fake or misleading pricing contents and pricing manner; where a deal can be split into a number of deals or standards, the real estate brokerage institutions should clearly indicate each deal and standard, no mixed pricing or bundling pricing is allowed. We cannot assure you that all of or our real estate brokerage activities will be considered by relevant authorities as being in full compliance with the stipulations under the Chinese real estate brokerage laws and regulations, in which case, we may become subject to administrative penalties of fines, confiscation of illegal income, or, under severe circumstances, suspension of business operations. See “Business—Regulations.”

If we fail to hire, train and retain qualified managerial and other employees, our business and results of operations could be materially and adversely affected.

We place substantial reliance on the real estate industry experience and knowledge of our senior management team as well as their relationships with other industry participants. The loss of the services of one or more members of our senior management team due to their departure, or otherwise, could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements for our current senior management could be difficult, and competition for such personnel of similar experience is intense. If we fail to retain our senior management, our business and results of operations could be materially and adversely affected.

Our real estate service professionals interact with our customers on a daily basis. They are critical to maintaining the quality and consistency of our services and our brand and reputation. It is important for us to attract qualified managerial and other employees who have experience in real estate related services and are committed to our service approach. There may be a limited supply of qualified individuals in some of the cities in China where we have operations and other cities into which we intend to expand. We must hire and train qualified managerial and other employees on a timely basis to keep pace with our rapid growth while maintaining consistent quality of services across our operations in various geographic locations. We must also provide continuous training to our managerial and other employees so that they are equipped with up-to-date knowledge of various aspects of our operations and can meet our demand for high-quality services. If we fail to do so, the quality of our services may decrease in one or more of the markets where we operate, which in turn, may cause a negative perception of our brand and adversely affect our business.

Any failure to protect our intellectual property rights could have a negative impact on our business.

We believe our intellectual property rights are critical to our success. Any unauthorized use of our intellectual property rights could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States or the Cayman Islands, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Despite Chinese intellectual property laws and regulations in relation to patents, trademarks, and copyrights, among others, monitoring and preventing unauthorized use may still be practically difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand and intellectual property rights, we may lose these rights and our business may suffer materially.

As internet domain name rights are not rigorously regulated or enforced in China, other companies have incorporated in their domain names elements similar in writing or pronunciation to “fangrongwang” or its Chinese equivalent. This may result in confusion between those companies and our company and may lead to the dilution of our brand value, which could adversely affect our business.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our ordinary shares may decline.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended April 30, 2017, 2018 and 2019, we identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, and other control deficiencies. One material weakness identified relates to a lack of accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements. As a result of lacking an effective accounting review process, material adjustments were made to the financial statements for the last three fiscal years in order to be in conformity with U.S. GAAP. We also identified a significant deficiency relating to insufficient written policies and procedures for accounting and financial reporting which led to inadequate financial statement closing process. Following the identification of the material weaknesses and control deficiencies, we have taken and plan to continue to take remedial measures. As part of our initial public offering process, we engaged financial consultants to advise on accounting and financial reporting processes in conformity with U.S. GAAP, and our management and accounting department have since had a substantially improved understanding of U.S. GAAP and financial reporting requirements. We also plan to hire officers and employees who have knowledge and experience in U.S. GAAP and financial reporting process. Additionally, we have had a recruitment plan in place and have been searching for candidates for qualified internal audit personnel with appropriate knowledge of U.S. GAAP. To remediate our material weaknesses, we expect to incur substantially more additional costs for addressing our material weaknesses and deficiencies. Our remedial measures include: (a) hiring qualified internal control personnel who will manage the implementation of internal control policies and procedures and improvement of the internal audit function; (b) developing and implementing written policies and procedures for accounting and financial reporting that meet the standards applied to public companies listed in the United States; and (c) conducting internal control training to management, key operations personnel and the accounting department, so that management and relevant personnel understand the requirements and elements of internal control over financial reporting mandated by the U.S. securities laws. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, or if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or the SEC, or other regulatory authorities, which could require additional financial and management resources.

Our management team lacks experience in managing a U.S.-listed public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial conditions and results of operations.

Our current management team lacks experience in managing a company publicly traded in the U.S., interacting with public company investors and complying with the increasingly complex laws pertaining to U.S.-listed public companies. Prior to the completion of this offering, we mainly operate our businesses as a private company in the PRC. As a result of this offering, our company will become subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S.-listed public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial conditions and results of operations.

We will incur increased costs as a result of being a public company.

Once we become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company prior to our initial public offering. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and Nasdaq, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we incur ongoing additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our products or services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pension insurance, housing provident fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and its implementing rules that became effective in September 2008 and its amendments that became effective in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. Besides, pursuant to the Labor Contract Law and its amendments, dispatched employees are intended to be a supplementary form of employment and the fundamental form should be direct employment by enterprises and organizations that require employees. Further, it is expressly stated in the Interim Provisions on Labor Dispatch that became effective on March 1, 2014 that the number of seconded employees an employer uses may not exceed 10% of its total labor force and employers who were not in compliance with such requirement would have a two-year transition period from March 1, 2014 to adjust their employment plan until they comply with such requirement. Our VIE and its consolidated subsidiaries and consolidated branch offices had used seconded employees for their principal business activities. The transition period ended on February 29, 2016, and those PRC subsidiaries have taken steps to decrease the number of seconded employees. If the relevant PRC subsidiaries are deemed to have violated the limitation on the use of seconded employees under the relevant labor laws and regulations, we may be subject to fines and incur other costs to make required changes to our current employment practices.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Unexpected network interruptions, security breaches or computer virus attacks and system failures could have a material adverse effect on our business, financial condition and results of operations.

Our internet-based business depends on the performance and reliability of the internet infrastructure. We cannot assure you that the internet infrastructure we depend on will remain sufficiently reliable for our needs. Any failure to maintain the performance, reliability, security or availability of our network infrastructure may cause significant damage to our ability to attract and retain users and clients. Major risks involving our network infrastructure include:

●	breakdowns or system failures resulting in a prolonged shutdown of our servers;

●	disruption or failure in the national backbone networks in China, which would make it impossible for users and clients to access our online and mobile platforms;

●	damage from natural disasters or other catastrophic events such as typhoon, volcanic eruption, earthquake, flood, telecommunications failure, or other similar events; and

●	any infection by or spread of computer viruses or other system failures.

Any network interruption or inadequacy that causes interruptions in the availability of our online and mobile platforms or deterioration in the quality of access to our online and mobile platforms could reduce user and client satisfaction and result in a reduction in the activity level of our users and clients as well as the number of clients making trading transactions on our platform. Furthermore, increases in the volume of traffic on our online and mobile platforms could strain the capacity of our existing computer systems and bandwidth, which could lead to slower response times or system failures. The internet infrastructure we depend on may not support the demands associated with continued growth in internet usage. This could cause a disruption or suspension in our service delivery, which could hurt our brand and reputation. We may need to incur additional costs to upgrade our technology infrastructure and computer systems in order to accommodate increased demand if we anticipate that our systems cannot handle higher volumes of traffic and transaction in the future.

If we fail to protect the confidential information of our users and clients, whether due to cyber-attacks, computer viruses, physical or electronic break-ins or other reasons, we may be subject to liabilities imposed by relevant laws and regulations, and our reputation and business may be materially and adversely affected.

We collect, store and process certain personal and other sensitive data from our users and clients, which makes us a potentially vulnerable target to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because the techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may not be able to anticipate these techniques or implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system could cause confidential user and client information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. We have not experienced any material cyber-security breaches or been subject to any material breaches of any of our cyber-security measures in the past. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with users and clients could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

We are subject to governmental regulation and other legal obligations related to the protection of personal data, privacy and information security in the regions where we do business, and there has been and may continue to be a significant increase in such laws that restrict or control the use of personal data. In China, the Cyber Security Law became effective in June 2017 and requires network operators to follow the principles of legitimacy in collecting and using personal information. In addition, the Personal Information Security Specification, or China Specification, came into force on May 1, 2018. Although the China Specification is not a mandatory regulation, it nonetheless has a key implementing role in relation to China’s Cyber Security Law in respect to protecting personal information in China. Furthermore, it is likely that the China Specification will be relied on by Chinese government agencies as a standard to determine whether businesses have abided by China’s data protection rules. Furthermore, under the China Specification, the data controller must provide the purpose of collecting and using subject personal information, as well as the business functions of such purpose, and the China Specification requires the data controller to distinguish its core function from additional functions to ensure the data controller will only collect personal information as needed.

There are uncertainties as to the interpretation and application of laws in one jurisdiction which may be interpreted and applied in a manner inconsistent to another jurisdiction and may conflict with our current policies and practices or require changes to the features of our system. We cannot assure that our existing user information protection system and technical measures will be considered sufficient under applicable laws and regulations. If we are unable to address any information protection concerns, any compromise of security that results unauthorized disclosure or transfer of personal data, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and result in governmental enforcement actions, litigation, fines and penalties or adverse publicity and could cause our users and clients to lose trust in us, which could have a material adverse effect on our business, results of operations, financial condition and prospects. We may also be subject to new laws, regulations or standards or new interpretations of existing laws, regulations or standards, including those in the areas of data security and data privacy, which could require us to incur additional costs and restrict our business operations.

Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.

We are incorporated in the Cayman Islands and conduct our operations primarily in China. Substantially all of our assets are located outside of the United States and the proceeds of this offering will primarily be held in banks outside of the United States. In addition, all of our directors, director nominees, other than Kevin Dean Vassily, and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may not permit you to enforce a judgment against our assets or the assets of our directors and officers. See “Enforceability of Civil Liabilities.”

Since our chief executive officer currently owns 82.42% of our ordinary shares, and will own at least % of our ordinary shares following the Offering, she will have the ability to elect directors and approve matters requiring shareholder approval by way of ordinary resolution or special resolution.

Our chief executive officer currently owns 82.42% of our ordinary shares and will own at least       % of our ordinary shares following the Offering. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our ordinary shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their ordinary shares.

We will be a “controlled company” within the meaning of the Nasdaq stock Market Rules and Nasdaq Capital Market rules if after this offering our insiders continue to beneficially own more than 50% of our outstanding ordinary shares.

Prior to the completion of this Offering, our directors and officers beneficially own a majority of the voting power of our outstanding ordinary shares. We expect to continue to be a controlled company pursuant to “controlled company” defined under the Nasdaq Stock Market Rules. Accordingly, the Company will be a controlled company under applicable Nasdaq listing standards. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. Although we currently do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our ordinary shares to look less attractive to certain investors or otherwise harm our trading price. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

The proposed tariffs by the U.S. government and the potential of a trade war between the U.S. and China, and on a larger scale, internationally, may dampen global growth. If the U.S. government, in the future, subjects the services that we provide to proposed tariffs, our business operations and revenues may be negatively impacted.

The U.S. government has recently proposed, among other actions, imposing new or higher tariffs on specified products imported from China to penalize China for what it characterizes as unfair trade practices and China has responded by proposing new or higher tariffs on specified products imported from the United States. On April 3, 2018, the Office of the United States Trade Representative published a notice of determination and request for public comment under Section 301 under the Trade Act of 1974 (the “Notice”) concerning the proposed imposition of an additional 25% tariff on specified products from China, which products comprise approximately $50 billion in annual trade value for calendar year 2018. In response, China has proposed tariffs on a number of U.S. goods, on a much smaller scale, in the current time. Based on our analysis of the list of products set forth in the Notice, we expect that the proposed tariffs will not have a material direct impact on our business operations, as we are based in the PRC, and deliver services to customers exclusively located within the PRC market. However, the proposed tariffs may cause the depreciation of the RMB currency and a contraction of certain PRC industries that will likely be affected by the proposed tariffs. As such, there may be potential decrease in the spending powers of our target real estate property buyers and/or a negative impact on the operation of our developer clients, which in turn, may lead to a contraction of the PRC real estate market. As such, we may have access to fewer business opportunities and our operation may be negatively impacted. In addition, future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our business and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our ordinary share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were not subject to these rules. As a result, we do not have in place effective disclosure controls and procedures or internal controls over financial reporting. We are not subject to the requirement that we maintain internal controls and that management performs periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our ordinary shares, may be materially and adversely affected if we do not have effective internal controls. We do not presently have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. As a result, we may not discover any problems in a timely manner, and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our ordinary shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our ordinary shares and may make it more difficult for us to raise funds in a debt or equity financing.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our ordinary shares.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from disclosure and other requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. See “Implications of Our Being an “Emerging Growth Company.”

Risks Related to Our Corporate Structure and Operation

If the PRC government deems that the contractual arrangements in relation to Shenzhen Jiana, our consolidated variable interest entity, do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Foreign ownership of internet-based businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Guidance Catalog of Industries for Foreign Investment promulgated in 2007, as amended in 2011, 2015 and in 2017, respectively, and other applicable laws and regulations.

We are a Cayman Islands company and our PRC subsidiaries are considered foreign-invested enterprise. To comply with PRC laws and regulations, we conduct our operations in China through a series of contractual arrangements entered into between JIANA (Shenzhen) Development Co., Ltd. (“JIANA Development”) and Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”). As a result of these contractual arrangements, we exercise control over Shenzhen Jiana and consolidate its operating results in our financial statements under U.S. GAAP. For a detailed description of these contractual arrangements, see “Corporate History and Structure.”

In the opinion of our PRC counsel, Yingke Law Firm, our current ownership structure, the ownership structure of Shenzhen Jiana Technology Co., Ltd., Heyuan Branch (“Heyuan Branch”), Dongyuan Mingyuan Tianyuan Investment Co., Ltd., (“Dongyuan Mingyuan”), Shenzhen Mingyuan Investment Holding, Ltd. (“Shenzhen Mingyuan”), our consolidated variable interest entity, the contractual arrangements between JIANA Development and Shenzhen Jiana are not in violation of existing PRC laws, rules and regulations; and these contractual arrangements are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect. However, our PRC counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC counsel.

We rely on contractual arrangements with Shenzhen Jiana, our consolidated variable interest entity for a portion of our business operations, which may not be as effective as direct ownership in providing operational control.

The equity interests of Shenzhen Jiana, our consolidated variable interest entity, are held by Fengzhen Zhu, our chief executive officer and chairman of our board of directors, Qingchao Yao, and Qian Zhou, one of our director nominees, with each holding 84.27%, 5.63%, and 10% respectively. Fengzhen Zhu controls the decision making of Shenzhen Jiana and indirectly has a considerable influence over our company and our corporate matters.

We have relied and expect to continue to rely on contractual arrangements with Shenzhen Jiana and its shareholders to operate our www.fangrong.com website and mobile application, which serve as an online portal for investment products, including the loans to be facilitated through our platform as well as other investment products offered by third parties. For a description of these contractual arrangements, see “Business — Corporate History and Structure.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated variable interest entity. For example, Shenzhen Jiana and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations, in an acceptable manner or taking other actions that are detrimental to our interests.

If we had direct ownership of Shenzhen Jiana, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Shenzhen Jiana, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by Shenzhen Jiana, and its shareholders of their obligations under the contracts. The shareholders of Shenzhen Jiana may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with Shenzhen Jiana. Although we have the right to replace any shareholder of Shenzhen Jiana under their respective contractual arrangements, if any shareholder of Shenzhen Jiana is uncooperative or any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC laws and arbitration, litigation and other legal proceedings and therefore, will be subject to uncertainties in the PRC legal system. See “— Any failure by Shenzhen Jiana, our consolidated variable interest entity, or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business” below. Therefore, our contractual arrangements with Shenzhen Jiana, our consolidated variable interest entity, may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by Shenzhen Jiana, our consolidated variable interest entity, or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

If Shenzhen Jiana, our consolidated variable interest entity, or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of Shenzhen Jiana were to refuse to transfer their equity interest in Shenzhen Jiana to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our consolidated variable interest entity, and our ability to conduct our business may be negatively affected.

The shareholders of Shenzhen Jiana, our consolidated variable interest entity, may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of Shenzhen Jiana, our consolidated variable interest entity, are held by Fengzhen Zhu, our chief executive officer and chair of our board of directors, Qingchao Yao, and Qian Zhou, one of our director nominees. Their interests in Shenzhen Jiana may differ from the interests of our company as a whole. These shareholders may breach, or cause Shenzhen Jiana to breach, the existing contractual arrangements we have with them and Shenzhen Jiana, which would have a material adverse effect on our ability to effectively control Shenzhen Jiana and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with Shenzhen Jiana to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive option agreement with these shareholders to request them to transfer all of their equity interests in Shenzhen Jiana to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Shenzhen Jiana, we would have to rely on legal proceedings, which could result in the disruption of our business and could subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to Shenzhen Jiana, our consolidated variable interest entity, may be subject to scrutiny by the PRC tax authorities and they may determine that we or Shenzhen Jiana owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles.

We may lose the ability to use and benefit from assets held by Shenzhen Jiana, our consolidated variable interest entity, that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Shenzhen Jiana, our consolidated variable interest entity, holds certain assets that are material to the operation of our business. Under the contractual arrangements, our consolidated variable interest entity and its shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However, in the event Shenzhen Jiana’s shareholders breach these contractual arrangements and voluntarily liquidate Shenzhen Jiana, or Shenzhen Jiana declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If Shenzhen Jiana undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in the PRC

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE to reflect any material change. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, and limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Changes in the policies of the PRC government could have a significant impact upon our ability to operate profitably in the PRC.

We conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate our website.

We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Because our business is conducted in RMB and the price of our ordinary shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currently of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our ordinary shares offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The EIT Law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or SAT, issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the Actual Standards of Organizational Management, known as Circular 82, which has provided certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” Although our board of directors and management are located in the PRC, it is unclear if the PRC tax authorities will determine that we should be classified as a PRC “resident enterprise.”

If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiary and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise”, any dividends we pay to our non-PRC investors, and the gains realized from the transfer of our ordinary shares may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our ordinary shares would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. This could have a material and adverse effect on the value of your investment in us and the price of our ordinary shares.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our PRC subsidiary is wholly-owned by our Hong Kong subsidiary. Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, projects or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority.

Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC tax authorities to prove that we can enjoy 5% lower PRC withholding tax rate. We intend to obtain the required materials and file with the relevant tax authorities when it plans to declare and pay dividends, but there is no assurance that the PRC tax authorities will approve the 5% withholding tax rate.

Changes in international trade policies, trade dispute or the emergence of a trade war, may have a material adverse effect on our business.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us and our customers, service providers, network carriers and other partners.

International trade disputes could result in tariffs and other protectionist measures that could adversely affect our business. Tariffs could increase the cost of the goods and products which could affect consumers’ discretionary spending levels and therefore adversely impact our business. In addition, political uncertainty surrounding international trade disputes and the potential of the escalation to trade war and global recession could have a negative effect on consumer confidence, which could adversely affect our business.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our stock.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.

Risks Related to this Offering and the Trading Market

There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our ordinary shares. We intend to apply to listing our ordinary shares on the Nasdaq Capital Market. However, an active public market for our ordinary shares may not develop or be sustained after the offering, in which case the market price and liquidity of our ordinary shares will be materially and adversely affected. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter system.

The initial public offering price for our ordinary shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our ordinary shares will be determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our ordinary shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our ordinary shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of ordinary shares purchased.

The initial public offering price of our ordinary shares is substantially higher than the net tangible book value per share of our ordinary shares. Consequently, when you purchase our ordinary shares in the offering and upon completion of the offering, you will incur immediate dilution of $       per share, based on an assumed initial public offering price of $       per share.   In addition, you may experience further dilution to the extent that additional ordinary shares are issued upon exercise of outstanding warrants or options we may grant from time to time.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our ordinary shares if the market price of our ordinary shares increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our ordinary shares, the price of our ordinary shares and trading volume could decline.

The trading market for our ordinary shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our ordinary shares and the trading volume to decline.

The market price of our ordinary shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our ordinary shares will be determined through negotiations between the underwriters and us and may vary from the market price of our ordinary shares following our initial public offering. If you purchase our ordinary shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our ordinary shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our ordinary shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our ordinary shares.

We anticipate that we will use the net proceeds from this offering for elderly community service software/platform research and development, advertising and marketing, and general working. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our ordinary shares.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As an “emerging growth company” pursuant to the JOBS Act, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance increased disclosure requirements.

Our board of directors may decline to register transfers of ordinary shares in certain circumstances.

Except in connection with the settlement of trades or transactions entered into through the facilities of a stock exchange or automated quotation system on which our ordinary shares are listed or traded from time to time, our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such maximum sum as Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

This, however, is unlikely to affect market transactions of the ordinary shares purchased by investors in the public offering. Once the ordinary shares have been listed, the legal title to such ordinary shares and the registration details of those ordinary shares in the Company’s register of members will remain with DTC/Cede & Co. All market transactions with respect to those ordinary shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2018 Revision) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

 Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s amended and restated articles of association. Our amended and restated articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least twenty-one clear days is required for the convening of our annual general shareholders’ meeting and at least fourteen clear days notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in the Company.

Risks Related to Our Initial Public Offering and Ownership of Our Ordinary Shares

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our ordinary shares could decline.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

We are a “foreign private issuer” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any October 31st before that time, in which case we would no longer be an emerging growth company as of the following April 30th. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our company of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The market price of our ordinary shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our ordinary shares will be determined through negotiations between the underwriters and us and may vary from the market price of our ordinary shares following our initial public offering. If you purchase our ordinary shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our ordinary shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our ordinary shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our ordinary shares if the market price of our ordinary shares increases.

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price will be determined by negotiations between us and the underwriters based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares.           shares will be outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our ordinary shares. Assuming the completion of the firm commitment offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $          or approximately        % in the pro forma net tangible book value per share from the price per share that you pay for the shares. Assuming the completion of the maximum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $          or approximately      % in the pro forma net tangible book value per share from the price per share that you pay for the ordinary shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, a majority of our directors, director nominees and executive officers reside within China, and most of the assets of these persons are located within China. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these individuals, or to bring an action against us or against these individuals in the United States in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our director and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our current memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

There can be no assurance that we will not be passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ordinary shares to significant adverse United States income tax consequences.

We will be a “passive foreign investment company,” or “PFIC,” if, in any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the average quarterly value of our assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income (the “asset test”). Although the law in this regard is unclear, we intend to treat Shenzhen Jiana as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of these entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of Shenzhen Jiana for United States federal income tax purposes, and based upon our income and assets, including goodwill, and the value of our ordinary shares, we do not believe that we were be a PFIC for the taxable year ended April 30, 2018 and do not anticipate becoming a PFIC in the foreseeable future.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ordinary shares, fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. If we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of Shenzhen Jiana for United States federal income tax purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. holder (as defined in “Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares — United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ordinary shares and on the receipt of distributions on the ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. holder holds our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. holder holds our ordinary shares. For more information see “Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares — United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

After deducting the underwriting discounts and commissions and non-accountable expense allowance and estimated offering expenses payable by us, we expect to receive net proceeds of approximately $          from this firm commitment offering. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the funds in China until remittance is completed. See “Risk Factors — We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.”

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Estimated Amount of Net Proceeds	Percentage
Research and development for the elderly community service platform/software		50%
Advertisement and marketing		30%
General working capital		20%
Total		100%

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We have agreed with the underwriters in this offering to establish an escrow account in the United States and to fund such account with $600,000 from this offering that may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during the 12-month period following the closing of this offering. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. We will pay the reasonable fees and expenses of the escrow agent.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Under section 37(3)(f) of the Companies Law of Cayman Islands law, we may only pay dividends (A) out of profits, (B) out of our share premium account, if we passes the solvency test, which requires us to be solvent and be able to pay our debts as they fall due in the ordinary course of business before and after the dividend payment), (C) out of the proceeds of a fresh issue of shares made for the purposes of the redemption or purchase, or (D) out of capital if (i) it is authorized by our articles of association and (ii) provided that we passed the solvency test.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries. Dividend distributions from our PRC subsidiaries to us are subject to PRC taxes, such as withholding tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. See “Risk Factors — Risks Related to Doing Business in the PRC— We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

EXCHANGE RATE INFORMATION

Our financial information is presented in U.S. dollars. Our functional currency is Renminbi (“RMB”), the currency of the PRC. Transactions which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than the RMB are included in statements of operations as foreign currency transaction gains or losses. Our financial statements have been translated into U.S. dollars in accordance with Accounting Standards Codification (“ASC”) Topic 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity. The relevant exchange rates are listed below:

	For the Year Ended April 30, 2017	For the Year Ended April 30, 2018	For the Year Ended April 30, 2019	For the Six Months Ended October 31, 2018	For the Six Months Ended October 31, 2019
Period Ended RMB: USD exchange rate	6.8931	6.3393	6.7286	6.9646	7.0533
Period Average RMB: USD exchange rate	6.7611	6.5821	6.7411	6.6853	6.9610

The consolidated balance sheet balances, with the exception of equity at April 30, 2017, 2018 and 2019 and October 31, 2018 and 2019 were translated at RMB6.8931, RMB6.3393, RMB6.7286, RMB6.9646 and RMB7.0533 to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to consolidated statements of operation and comprehensive income (loss) and cash flows for the years ended April 30, 2017, 2018 and 2019 were RMB6.7611, RMB6.5821 and RMB 6.7411 to $1.00, respectively, and for the six months ended October 31, 2018 and 2019 were RMB6.6853 and RMB6.9610 to $1.00, respectively.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. We do not currently engage in currency hedging transactions.

CAPITALIZATION

The following table sets forth our capitalization as of October 31, 2019 on a pro forma as adjusted basis giving effect to the sale of the firm commitment offering at an assumed initial public offering price of $          per share and to reflect the application of the proceeds after deducting the underwriting discounts and commissions and non-accountable expense allowance. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital and Governing Documents.”

                    Ordinary Shares

U.S. Dollars

	As of October 31, 2019
	Actual (unaudited)	Pro forma(1)

Shareholder’s Equity:
Ordinary shares, US$0.0005 par value, 500,000,000 shares authorized, 10,224,949 shares issued and outstanding	$5,112
Additional paid-in capital(2)	2,712,670
Retained earnings	2,631,416
Statutory reserve	345,135
Accumulated other comprehensive loss	(227,758)
Total shareholders’ equity	5,466,575
Total Liabilities and Shareholders’ Equity	$10, 872,757

(1)	Gives effect to the sale of the firm commitment offering at an assumed initial public offering price of $ per share and reflects the application of the proceeds after deducting the underwriting discounts and commissions, non-accountable expense allowance and our estimated offering expenses.

(2)	Pro forma adjusted additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting discounts and commissions and non-accountable expense allowance, and approximately $ in other expenses. We expect to receive net proceeds of approximately $ ($ offering, less underwriting discounts and commissions of $ , non-accountable expense allowance of $ and offering expenses of $ ).

Each $1.00 increase (decrease) in the assumed initial public offering price of $           per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $           million, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of one million in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $           million, assuming no change in the assumed initial public offering price per ordinary share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share after the offering. Dilution results from the fact that the per share offering price is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders at October 31, 2019 was $           or approximately $           per share. Net tangible book value per share as of October 31, 2019 represents the amount of total assets less intangible assets and total liabilities, divided by the number of ordinary shares outstanding.

After giving effect to the sale of         ordinary shares in this offering at the assumed initial public offering price of $           per share and after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at October 31, 2019 would have been $          , or $           per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $           per share to existing investors and immediate dilution of $           per share to new investors. The following table illustrates this dilution to new investors purchasing ordinary shares in this offering:

The following table sets forth this per share dilution:

		Offering without Exercise of Over-allotment Option		Offering with Full Exercise of Over- allotment Option
Assumed initial public offering price per share	$		$
Net tangible book value per share as of October 31, 2019	$		$
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing ordinary shares in this offering	$		$
Pro forma as adjusted net tangible book value per share after this offering	$		$
Dilution per share to new investors in this offering*	$		$

*	Calculation based on 10,224,949 ordinary shares issued and outstanding as of the date of this prospectus and excluding the ordinary shares underlying the representative’s warrants.

POST-OFFERING OWNERSHIP

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price
	Amount	Percent	Amount	Percent	Per Share
Existing shareholders
New investors
Total

Selected Consolidated Financial Information

In the table below, we set forth historical selected financial data as of April 30, 2018 and 2019 and October 31, 2019, and for the years ended April 30, 2017, 2018 and 2019, and for the six months ended October 31, 2018 and 2019. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Years Ended April 30,			For the Six Months Ended October 31,
	2017	2018	2019	2018 (unaudited)	2019 (unaudited)
Statement of operation data:
Revenues	$2,014,309	$8,092,741	$3,538,125	$407,427	$794,547
Cost of revenues	905,195	6,531,115	910,511	289,657	167,544
Operating expenses	655,843	709,570	752,830	332,037	295,942
Income (loss) from operations	453,271	852,056	1,874,784	(214,267)	331,061
Provision for income taxes	59,849	126,410	336,592	-	46,694
Net income (loss)	231,674	840,309	1,556,684	(206,607)	282,645
Earnings per share, basic and diluted(1)	$0.02	$0.08	$0.16	$(0.02)	$0.03
Weighted average ordinary shares outstanding(1)	10,000,000	10,000,000	10,020,338	10,000,000	10,224,949

	As of April 30,	As of April 30,	As of October 31, 2019
	2018	2019	(unaudited)
Balance sheet data
Current assets	$4,093,807	$7,719,172	$8,096,636
Total assets	4,333,416	10,214,107	10,872,757
Current liabilities	2,036,412	4,840,196	5,402,638
Total liabilities	2,036,412	4,855,058	5,406,182
Total equity	$2,297,004	$5,359,049	$5,466,575

(1)	Prepared on the basis as if the Reorganization as disclosed in Corporate History and Structure and the reverse share split had become effective as of the beginning of the first period presented in the accompanying consolidated financial statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section titled “Risk Factors”, “Selected Consolidated Financial Information”, our audited consolidated financial statements and the related notes and our unaudited interim consolidated financial statements and the related notes, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.” Our consolidated financial statements have been prepared in accordance with U.S. GAAP.

Overview

JIANA Science and Technology Co., Ltd. (“JIANA Science”) was incorporated under the law of the Cayman Islands as an exempted limited liability company on August 29, 2018. JIANA Science serves as a holding company and conducts its businesses primarily through its subsidiaries and consolidated variable interest entities (the “VIEs”). JIANA Science, its subsidiaries and VIEs are collectively referred to herein as the “Company”, “we”, “our” and “us”, unless specific reference is made to an entity. The Company is principally engaged in real estate agency, real estate project operation, consulting and technology development services (the “Businesses”) in the People’s Republic of China (the “PRC” or “China”).

Prior to the incorporation of JIANA Science and the completion of the reorganization (“Reorganization”) as discussed below, the Businesses were mainly conducted by Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”, the “VIE”) and its subsidiaries in the PRC.

In preparation of its initial public offering in the United States, the Company undertook a group reorganization pursuant to which the Businesses were transferred to the Company. The Reorganization involved the following:

(1) On August 29, 2018, JIANA Science was incorporated in the Cayman Islands with 10,000,000 shares being allotted and issued to the initial subscribers, of which 8,427,100 shares were allocated and issued to Hongyuan Science and Technology Co., Ltd., a special purpose vehicle incorporated on August 13, 2018 and controlled by Ms. Fengzhen Zhu, our chief executive officer and chair of our board of directors; 1,010,400 shares were allocated and issued to Yuanda International Commerce Co., Ltd., a special purpose vehicle incorporated on August 13, 2018 and controlled by Mr. Qian Zhou, one of our director nominees; and 562,500 shares were allocated and issued to Yuanzhong International Consulting, Ltd., a special purpose vehicle incorporated on August 15, 2018 and controlled by Mr. Qingchao Yao.

(2) On September 3, 2018, we incorporated JIANA International Consulting Co., Ltd. (“JIANA International”), a wholly owned subsidiary of the Company, in British Virgin Islands.

(3) On December 3, 2018, JIANA International entered into an equity purchase agreement with Hong Kong JIANA Investment Co., Ltd. (“Hong Kong JIANA”) pursuant to which JIANA International acquired 100% of equity interest in Hong Kong JIANA and Hong Kong JIANA became a wholly owned subsidiary of JIANA International.

(4) On March 18, 2019, we incorporated Jiana (Shenzhen) Development Co., Ltd. (“Jiana Development”), a wholly foreign-owned enterprise (“WFOE”) in the PRC, which is owned by Hong Kong JIANA.

(5) In March, 2019, Jiana Development entered into a series of contractual agreements with Shenzhen Jiana and its nominee shareholders. Such contractual arrangements primarily consist of Exclusive Business Cooperation Agreement, Power of Attorney, Share Pledge Agreement, Exclusive Option Agreement, Loan Agreements and Spousal Consent Letters, which enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered the primary beneficiary of the VIEs and has consolidated the VIE’s financial results of operations, assets and liabilities in the Company’s consolidated financial statements.

To provide the Company effective control over and the ability to receive substantially all of the economic benefits of its VIE and the VIE’s subsidiaries, the Company, through Jiana Development, entered into the following contractual agreements with its VIE and the VIE’s nominee shareholders:

Contractual Agreements

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement, the VIE appointed Jiana Development to be its exclusive service provider to provide complete technical support, business support and related consulting services during the term of the agreement, which included but not limited to technology consulting services, management software development, and computer hardware and software development and sales. In respect to the services provided by Jiana Development, the VIE agreed to pay service fees substantially equal to all of the net income of the VIE on a quarterly basis subject to certain adjustments depending on, among other things, the complexity, the difficulty, the required time and the commercial value of such services. Further, the VIE granted to Jiana Development an irrevocable and exclusive option to purchase, at Jiana Development’s sole discretion, any or all of the assets of the VIE, to the extent permitted under the PRC laws, at the lowest purchase price permitted by the PRC laws. The term of this agreement is ten years unless earlier terminated in accordance with the provisions of this agreement or relevant agreements separately executed between the parties.

Power of Attorney

Pursuant to the Power of Attorney, each nominee shareholder of Shenzhen Jiana irrevocably authorized the WFOE to exercise the rights related to their shareholdings, including but not limited to attending shareholders’ meetings and voting on their behalf on the sale or transfer or pledge or disposition of their equity interest in Shenzhen Jiana, and designating and appointing senior management members. The Power of Attorney will be continuously valid as long as the nominee shareholders remain the shareholders of Shenzhen Jiana.

Share Pledge Agreement

Pursuant to the Share Pledge Agreements, nominee shareholders of Shenzhen Jiana agreed to pledge all of their respective equity interests of Shenzhen Jiana to the WFOE to ensure that Shenzhen Jiana fully performs its obligations under the Exclusive Business Cooperation Agreement and pays the consulting and service fees thereunder to Jiana Development when the fees become due. The nominee shareholders and Shenzhen Jiana have registered the equity pledges with Shenzhen Administration for Market Regulation in accordance with the PRC laws on March 25, 2020. In the event of default on the Exclusive Business Cooperation Agreement, the WFOE has the right, but not the obligation, to dispose the pledged equity interests to compensate for any losses. The nominee shareholders also have undertaken, without the WFOE’s written consent, not to transfer the pledged equity interests or assign or delegate its right and obligations under the Share Pledge Agreement. The Equity Pledge Agreements will be continuously valid until all payments are due under the Business Cooperation Agreement. The WFOE has the right to collect any and all dividends declared or generated in connection with equity interest during the term of the Share Pledge Agreement.

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement, the nominee shareholders of Shanzhen Jiana irrevocably granted the WFOE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase their equity interests in Shenzhen Jiana at any time in part or in whole at the WFOE’s sole discretion to the extent permitted by law. The aggregate purchase price of all the equity interest to be purchased by the WFOE shall be equal to the paid in capital by the nominee shareholders, adjusted pro rata for purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal of the equity interest or stipulate other restrictions. The relevant parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the equity interest of Shenzhen Jiana to the WFOE. This agreement remains effective for a term of ten years and may be renewed at the WFOE’s option.

Loan Agreements

Pursuant to the Loan Agreements, the WFOE agreed to grant loans to each of the nominee shareholders of Shenzhen Jiana with the sole purpose of providing funds for the capital injection to Shenzhen Jiana. To secure such loans, the nominee shareholders should enter a Power of Attorney and an Exclusive Option Agreement. The WFOE has the right to acquire equity interests held by each nominee shareholder at any time. When the nominee shareholders transfer their equity interest to the WFOE or the WFOE’s designated person(s), in the event that the transfer price of such equity interest is equal to or lower than the principal of the loan, the loan shall be deemed an interest-free loan. In the event that the transfer price of such equity interest exceeds the principal of the loan, the excess over the principal shall be deemed the interest of the loan. The terms of the loans are ten years and can be extended upon mutual written consent of binding parties.

Spousal Consent Letters

The spouse of each nominee shareholder of Shenzhen Jiana unconditionally and irrevocably agreed to the execution of the Share Pledge Agreement, the Exclusive Option Agreement and the Power of Attorney and the disposal of the equity interest registered in the name of the respective nominee shareholder. In addition, the spouse of each nominee shareholder of Shenzhen Jiana agreed not to make any assertions in connection with the equity interests held by the respective nominee shareholder and the nominee shareholder can perform the contractual arrangements without the authorization or consent from the spouse.

Additional Consolidated VIEs

On March 16, 2019, Heyuan Branch entered into an Engineering, Procurement and Construction (“EPC”) management agreement, namely Tianluncheng Project EPC Management Agreement, with Shenzhen Mingyuan, whereby Heyuan Branch is responsible for the detailed design, overall management, sales of the properties and the purchase of the remaining unsold properties within the Tianluncheng Project. Even though the Company, through Shenzhen Jiana, does not hold any voting equity interest in Shenzhen Mingyuan immediately after Shenzhen Jiana transferred all 60% equity interest in Shenzhen Mingyuan to Ms. Xiaoxun Chen, a related party, on February 24, 2019, the Company has determined that it holds variable interest in Shenzhen Mingyuan as the Company, through Heyuan Branch, guarantees to purchase all of the remaining unsold properties within the project at a price over Shenzhen Mingyuan’s acquisition cost and therefore protect the equity holders of Shenzhen Mingyuan from suffering losses. The Company has further determined that Shenzhen Mingyuan is a VIE as Shenzhen Mingyuan does not have sufficient equity capital to finance its activities without additional subordinated financial support. The primary activities of Shenzhen Mingyuan that most significantly impact Shenzhen Mingyuan’s economic performance are construction and sale of the properties within the Tianluncheng Project. The Company acts as an operating manager and is responsible for the overall management and sales of the properties. The Company has concluded that it is the primary beneficiary of Shenzhen Mingyuan as it has the power to direct the activities that most significantly impact Shenzhen Mingyuan’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to Shenzhen Mingyuan. The Company has consolidated Shenzhen Mingyuan in its consolidated financial statements for the periods presented.

On March 10, 2019, Shenzhen Jiana and Dongyuan Mingyuan entered into an investment cooperation agreement with Shenzhen Mingyuan. Pursuant to the investment cooperation agreement, the registered capital of Dongyuan Mingyuan increased from $2,976,102 (RMB20,000,000) to $8,184,280 (RMB55,000,000), of which $2,864,498 (RMB19,250,000), or 35%, was allotted to Shenzhen Jiana and $5,319,782 (RMB35,750,000), or 65%, was allotted to Shenzhen Mingyuan. Shenzhen Jiana’s 35% equity investment in Dongyuan Mingyuan is considered variable interest. The primary activities of Dongyuan Mingyuan that most significantly impact its economic performance are certain construction and management projects which are directed by the Company through Shenzhen Jiana and Shenzhen Mingyuan. The Company acts as an operating manager and is responsible for the overall management and sales of the properties. The Company has concluded that Dongyuan Mingyuan is a VIE and the Company is the primary beneficiary of Dongyuan Mingyuan as it has the power to direct the activities that most significantly impact Dongyuan Mingyuan’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to Dongyuan Mingyuan. The Company has consolidated Dongyuan Mingyuan in its consolidated financial statements for the periods presented.

The ownership structure of principal subsidiaries, VIE and VIE’s subsidiaries for the periods presented and immediately after the Reorganization are set out as follows:

Name	Place of incorporation	Date of incorporation	Equity interest held				Principal activities
Subsidiaries			As of April 30, 2018	Immediately after the Reorganization	As of April 30, 2019	As of October 31, 2019
JIANA International Consulting Co., Ltd. (“JIANA International”)	British Virgin Islands	September 3, 2018	N/A	100%	100%	100%	Investment holding
Hong Kong JIANA Investment Co., Ltd. (“Hong Kong JIANA”)	Hong Kong	December 3, 2018	N/A	100%	100%	100%	Investment holding
Jiana (Shenzhen) Development Co., Ltd. (“Jiana Development”, the “WFOE”)	PRC	March 18, 2019	N/A	100%	100%	100%	Investment holding
VIE and VIE’s Subsidiaries
Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”)	PRC	November 10, 2008	VIE	VIE	VIE	VIE	Real estate agency, project operation services and technology development services
Shenzhen Jiana Technology Co., Ltd. Heyuan Branch (“Heyuan Branch”)	PRC	November 3, 2017	VIE’s Subsidiary	VIE’s Subsidiary	VIE’s Subsidiary	VIE’s Subsidiary	Real estate project operation services
Dongyuan Mingyuan Tianyuan Investment Co., Ltd. (“Dongyuan Mingyuan”)	PRC	November 15, 2017	VIE’s Subsidiary	VIE’s Subsidiary	VIE’s VIE	VIE’s VIE	Real estate project operation services
Shenzhen Zhongdemei Piano Investement, LLP (formerly Shenzhen Fangrong First Real Estate Investment Co., Ltd)	PRC	February 5, 2016	VIE’s Subsidiary	VIE’s Subsidiary (Deconsolidated on March 2, 2019)	N/A	N/A	Piano training and cultural activities planning
Shenzhen Jiana Second Real Estate Investment Co., Ltd.	PRC	January 22, 2016	VIE’s Subsidiary	VIE’s Subsidiary (Deregistered on April 19, 2019)	N/A	N/A	Real estate agency, marketing solution and consulting
Shenzhen Fangrong Second Real Estate Investment, LLP	PRC	February 5, 2016	VIE’s Subsidiary	VIE’s Subsidiary (Deregistered on April 19, 2019)	N/A	N/A	Real estate agency, marketing solution and consulting
Shenzhen Mingyuan Investment Holding, Ltd. (“Shenzhen Mingyuan”, formerly Shenzhen Zhongdemei Chuangke Management, Ltd.)	PRC	March 28, 2017	VIE’s Subsidiary	VIE’s VIE	VIE’s VIE	VIE’s VIE	Project investment and property management

Immediately prior to the Reorganization, the Businesses have been conducted through Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”) and its subsidiaries in the PRC. Pursuant to the Reorganization, the Businesses are transferred to and held by the Company. The Company and the newly incorporated entities have not been involved in any other businesses prior to the Reorganization and do not meet the definition of a business. The Reorganization is merely a reorganization of the Businesses with no change in management of such business. Accordingly, the Company resulting from the Reorganization is considered as a continuation of the Businesses conducted through the Company. Accordingly, the accompanying consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the Businesses before the completion of Reorganization. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Company had actually existed on a stand-alone basis during the periods presented before the completion of Reorganization.

Initially established in 2008, we conducted business primarily in the information and technology industry and launched an online real estate information platform “China Real Estate Online” back in 2009. In the last three fiscal years, we generated our revenue mostly from four business lines: (1) Selling NetEase, Inc. (“NetEase”), one of the China’s largest mobile, desktop game and internet technology companies) digital prepaid cards which work as gift certificates that can be redeemed on NetEase for the purchase of games, software, hardware, and any other items that are provided on NetEase; (2) IT development services for other internet companies; (3) Real estate consulting services, for which we provided marketing strategies and planning advisory service for our customers; and (4) Real estate agency services. In August 2017, we entered in to a project cooperation agreement, namely Hakka Immigrant Culture Center and Business Plaza Cooperation Agreement, with the local government, whereby, we agreed to act as an agent to represent the local government, among other things, to sell lots of 80 Mu (approximately 53,360 square meters). In October 2017, we entered into an investment and development agreement with the local government to construct a complex, namely Tianlun Mingyuan Pastoral Complex. In February 2018, we further signed a contract for exclusive rights to develop and provide value-adding real estate service for the Heyuan Lighthouse Basin (Shuntian) Pastoral Complex (the “Lighthouse Project”), a large-scale suburban real estate development project located in Heyuan, Guangdong Province. Hakka Immigrant Culture Center and Business Plaza and Tianlun Mingyuan Pastoral Complex are part of the Heyuan Lighthouse Basin (Shuntian) Pastoral Complex. We anticipate that substantially all of our business going forward will revolve around the Lighthouse Project. We expect to cease our prepaid digital cards sales business and software development business in the near future and focus primarily on providing real estate related services, such as real estate agency service and real estate operation services.

General Factors Affecting Our Results of Operations

Our business and results of operations are affected by general factors affecting China’s online real estate industry, which include, among other things:

●	China’s overall economic growth,

●	Per capita disposable income,

●	Fluctuation of interest rates,

●	Development of regulatory environment for the China’s real estate industry.

Impact of the Novel Coronavirus (“COVID-19”)

The outbreak of the COVID-19, first reported in mainland China in December 2019, then in Asia and eventually throughout the world, has significantly affected the economic and business activities within China. Actions taken around the world to help mitigate the spread of the COVID-19 include city lockdowns, travel restrictions, quarantines in certain areas, and forced closures for certain types of public places and businesses. Our operations are not deemed essential by the local governments in which we operate, neither as our primary vendors. As such, we temporarily closed our offices and ceased our operations during the periods in February and March 2020 as required by the local governments. As of the date of this prospectus, China has shown signs of COVID-19 slowdown and Chinese industries have partially resumed businesses as government officials started to ease the restrictive measures.

The COVID-19 outbreak has negatively impacted our businesses in the following ways:

●	The temporary closedown of our offices and operations in February and March 2020 had delayed the planed completion schedule of our construction projects and the uncertainty of potential future closedown or inavailability of our vendors could further delay our construction projects;

●	Our key personnel and other employees could be affected by COVID-19, potentially reducing their availability;

●	The procedures we take to mitigate the effect of COVID-19 on our workforce could reduce the efficiency of our operations or prove insufficient;

●	We have typically funded our operating costs, repayment of our indebtedness and capital expenditures primarily with cash flows from operating activities and financing activities. The delay of our sales of real estate properties within our construction projects could result in a short fall of our cash balance. The negative impact of the COVID-19 on the economies and financial markets could make it difficult to obtain available financing, if at all, in amounts or on terms acceptable to us.

In light of the current situation, we believe that the impact of the COVID-19 outbreak on our business is both temporary and limited, and our revenues would start growing again once the COVID-19 is under effective control or disappears for the following reason:

Our Lighthouse Project is expected to be an industry model for rural area development, featuring an active senior living community for the elderly who currently reside in nearby large cities such as Hong Kong, Shenzhen and Guangzhou and seek affordable living options. After experiencing the COVID-19 epidemic, people are more and more aware of the importance of health and the importance of healthy environmental ecology. It is expected that after the COVID-19 epidemic, the population of large cities will shift to ecological villages in the rural areas. With superior ecological environment, convenient transportation, high-quality and affordable properties, the Light House project will be a hot spot in the real estate market.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amount and as a percentage of our revenues for the periods presented. This information should be read together with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Years Ended April 30,						For the Six Months Ended October 31,
	2017		2018		2019		2018 (unaudited)		2019 (unaudited)
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Revenues:	$2,014,309	100.0	$8,092,741	100.0	$3,538,125	100.0	$407,427	100.0	$794,547	100.0
Cost of revenues:	905,195	44.9	6,531,115	80.7	910,511	25.7	289,657	71.1	167,544	21.1
Gross profit	1,109,114	55.1	1,561,626	19.3	2,627,614	74.3	117,770	28.9	627,003	78.9
Operating expenses:
General and administrative expenses	394,904	19.6	410,462	5.1	513,942	14.5	230,492	56.6	184,965	23.3
Research and development expenses	135,330	6.7	237,748	2.9	197,961	5.6	98,438	24.2	107,781	13.5
Selling and marketing expenses	125,609	6.3	61,360	0.8	40,927	1.2	3,107	0.8	3,196	0.4
Total operating expenses	655,843	32.6	709,570	8.8	752,830	21.3	332,037	81.5	295,942	37.2
Income (loss) from operations	453,271	22.5	852,056	10.5	1,874,784	53.0	(214,267)	(52.6)	331,061	41.7
Investment income	5,107	0.3	3,566	-	-	-	-	-	-	-
Interest income (expense), net	2,178	0.1	882	-	721	-	181	-	(1,722)	(0.2)
Impairment of investments in an unconsolidated investee	(170,091)	8.4	-	-	-	-	-	-	-	-
Other income, net	1,058	0.1	110,215	1.4	17,771	0.5	7,479	1.8	-	-
Income (loss) before income taxes	291,523	14.5	966,719	11.9	1,893,276	53.5	(206,607)	(50.7)	329,339	41.5
Income tax expenses	59,849	3.0	126,410	1.6	336,592	9.5	-	-	46,694	5.9
Net income (loss)	$231,674	11.5	$840,309	10.4	$1,556,684	44.0	$(206,607)	(50.7)	$282,645	35.6

Revenues

We generate revenue primarily from our four revenue streams by offering real estate agency services, consulting services, technology services, selling prepaid cards and other products. The following table sets forth the components of our revenues by amounts and percentages of our total revenues for the periods presented:

	For the Years Ended April 30,						For the Six Months Ended October 31,
	2017		2018		2019		2018 (unaudited)		2019 (unaudited)
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Revenues
Real estate agency services	$651,511	32.3	$1,577,515	19.5	$2,960,561	83.7	$196,949	48.3	$794,547	100.0
Consulting services	292,664	14.5	-	-	-	-	-	-	-	-
Technology services	871,997	43.3	2,940,802	36.3	363,862	10.3	-	-	-	-
Product sales	198,137	9.9	3,574,424	44.2	213,702	6.0	210,478	51.7	-	-
Total revenues	$2,014,309	100.0	$8,092,741	100.0	$3,538,125	100.0	$407,427	100.0	$794,547	100.0

Real estate agency services

We provide real estate marketing and sales agency services to real estate developers and the local government to sell commercial and residential properties.

We have determined that we are an agent in providing the real estate marketing and sales agency services to real estate developers as we are not primarily responsible for fulfilling the promise to provide a property and we do not have inventory risk before a property is transferred to a customer. We earn commission-based agency revenue based on the terms negotiated with our real estate developer clients. The commission rates vary project from project and are usually stated as a percentage of the selling price of a property or the excess of the selling price of a property over the fixed price agreed with the real estate developers. Revenue generated from real estate marketing and sales agency services to real estate developers is recognized on a net basis when a successful sale of the property has occurred and closed without further contingency. A successful sale is defined in each agency agreement and is usually achieved after (1) the property buyer has executed the purchase contract; and (2) the property buyer obtained a bank’s approval on the mortgage and made the required down payment if mortgage is applied, or made the one-off payment if mortgage is not applied.

We have determined that we are a principal in providing real estate agency services to local government as we have the discretion in establishing the price and have inventory risk before a property is transferred to a customer. Revenue generated from real estate marketing and sales agency services to local government is recognized on a gross basis when a successful sale of the property has occurred and closed without further contingency. A successful sale is achieved after (1) the property buyer has executed the purchase contract; and (2) the local government has confirmed the sale and the use right of the property has been transferred to a customer.

Technology services

We generate our technology services revenue primarily from customized software design and development service offered to the Company’s customers. We may from time to time engage third-party technology service providers to work with us on certain technology service projects.

Consulting services

We provide real estate brokers and developers a wide range of real estate consulting services, including market research, advertising plan, feasibility studies and project development. Our consulting services are tailored to meet the needs of real estate brokers and developers at various stages of the project development and sales process.

Product sales

We generate our product sales revenue primarily from selling prepaid digital game cards. We have contracted with a leading online gaming company in China. We purchase the prepaid digital game cards from this company and resell them to other distributors at a markup. We generally purchase the prepaid digital game cards on demand and do not hold inventories at the end of the periods presented. We also generate our product sales revenue from selling agricultural products grew in our farms within the Tianlun Mingyuan Pastoral Complex.

Cost of Revenues

The following table sets forth the components of our cost of revenues by amounts and percentages of our total revenues for the periods presented:

	For the Years Ended April 30,						For the Six Months Ended October 31,
	2017		2018		2019		2018 (unaudited)		2019 (unaudited)
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Cost of Revenues
Real estate agency services	$4,766	0.2	$203,919	2.5	$376,004	10.6	$41,539	10.2	$167,544	21.1
Technology services	702,153	34.9	2,938,245	36.3	197,281	5.6	-	-	-	-
Product sales	198,276	9.8	3,388,951	41.9	337,226	9.5	248,118	60.9	-	-
Total cost of revenues	$905,195	44.9	$6,531,115	80.7	$910,511	25.7	$289,657	71.1	$167,544	21.1

Cost of real estate agency services with inventory risk primarily consists of land use right acquisition fees, land improvement, surveying and mapping expenses, direct operational expenses and fixed profit sharing with the local government. Cost of technology services primarily consists of costs of contracted third-party technology service providers. Cost of prepaid cards primarily consist of costs of prepaid digital game cards purchased from the leading online gaming company in China and cost of agricultural products sales primarily consist the seeds, fertilizers, farming materials and labors to cultivate the agricultural products.

Operating Expenses

The following table sets forth the components of our operating expenses by amounts and percentages of our total revenues for the periods presented:

	For the Years Ended April 30,						For the Six Months Ended October 31,
	2017		2018		2019		2018 (unaudited)		2019 (unaudited)
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Operating expenses:
General and administrative expenses	$394,904	19.6	$410,462	5.1	$513,942	14.5	230,492	56.6	$184,965	23.3
Research and development expenses	135,330	6.7	237,748	2.9	197,961	5.6	98,438	24.2	107,781	13.5
Selling and marketing expenses	125,609	6.2	61,360	0.8	40,927	1.2	3,107	0.8	3,196	0.4
Total operating expenses	$655,843	32.5	$709,570	8.8	$752,830	21.3	332,037	81.6	$295,942	37.2

General and administrative expenses

Our general and administrative expenses consist primarily of professional service fees, rental expenses, payroll and benefit expenses relating to our management and administrative personnel.

Research and development expenses

Our Research and development expenses primarily consist of payroll and benefit expenses of our technical personnel who work on development of services, products and technology infrastructures as well as fees for research and development services provided by third parties. No research and development expenses were capitalized for the periods presented.

Selling and marketing expenses

Our selling and marketing expenses are expensed as incurred and primarily consist of commission paid to sales agents, advertising expenses, and related expenses for personnel engaged in marketing and business development activities.

Other Income

Investment income

Our investment income primarily consists of gains on available-for-sale investments in debt securities that are managed by the major financial institutions in China.

Interest income (expenses), net

Our interest income consists of interest income earned on our checking accounts in the major financial institutions in China and interest income earned on our loans to related parties. Our interest expenses are derived from the interest bearing bank borrowings from a bank.

Other income, net

Our other income primarily consists of government subsidies and debt forgiveness. Government subsidies represent amounts granted by local government authorities as a general incentive for us to promote development of the local technology industry. We record government subsidies in other income upon receipt and when there is no further performance obligation. Debt forgiveness is recognized as other income when creditors agree to give up their right to the debts.

Taxation

Cayman Islands

We were incorporated in the Cayman Islands as an exempted company with limited liability under the Cayman Companies Law and accordingly are not subject to income tax or capital gain tax. In addition, payments of dividends and capital in respect of our ordinary shares (and any consequential payments to the holders of our ordinary shares) will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of dividends or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

British Virgin Islands

One of our subsidiaries is incorporated in the British Virgin Islands. Under the current law of the British Virgin Islands, we are not subject to income, corporation or capital gains tax in the British Virgin Islands. In addition, payment of dividends by the British Virgin Islands subsidiaries to their respective shareholders who are not resident in the British Virgin Islands, if any, is not subject to withholding tax in the British Virgin Islands.

Hong Kong

Our subsidiary in Hong Kong is subject to the uniform tax rate of 16.5%. Under Hong Kong tax law, our subsidiary in Hong Kong is exempted from income tax on their foreign-derived income and there is no withholding tax in Hong Kong on remittance of dividends.

China

Generally, our PRC subsidiaries, our consolidated affiliated entities and their subsidiaries are subject to enterprise income tax on their taxable income in China at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. Shenzhen Jiana technology Co., ltd. (“Shenzhen Jiana”) obtained the status of High and New Technology Enterprises, or HNTE, on November 21, 2016 and therefore was eligible to enjoy a preferential enterprise income tax rate of 15% from November 21, 2016 to November 20, 2019. In December 2019, Shenzhen Jiana was notified the failure to its renewal of HNTE and therefore the enterprise income tax rate became 25% for the calendar year ended December 31, 2019 and thereafter. Any insufficiency of income tax provision accrued based on preferential enterprise income tax rate of 15% for the calendar year ended December 31, 2019 will be adjusted at one time in December 2019. In addition, Shenzhen Jiana was also eligible to claim 150% of the qualified research and development expenses incurred as tax deductible expenses for the periods presented.

Under the EIT Law and its implementation rules, subject to any applicable tax treaty or similar arrangement between the PRC and the jurisdiction where the shareholders of our PRC subsidiaries reside that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources payable to the shareholders that are non-PRC resident enterprises, which do not have an establishment or place of business in China, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within China paid to foreign individual shareholders who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws. Although substantially all of our business operations are based in China, it is unclear whether dividends we pay with respect to our ordinary shares would be treated as income derived from sources within China and as a result be subject to PRC income tax if we were considered a PRC resident enterprise, as described below. See “Risk Factors—Risks Related to Doing Business in the PRC—Under the EIT Law, we may be classified as a “resident enterprise” of China; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and materially and adversely affect our results of operations and financial condition.”

If JIANA Science and Technology Co., Ltd. or any of our subsidiaries outside of the PRC were deemed to be a “resident enterprise” under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in the PRC—Under the EIT Law, we may be classified as a “resident enterprise of China; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and materially and adversely affect our results of operations and financial condition.”

Comparison of Years Ended April 30, 2017 and 2018

Revenues

Our revenues increased by $6,078,432, or 301.8%, from $2,014,309 for the year ended April 30, 2017 to $8,092,741 for the year ended April 30, 2018.

Real estate agency revenue

Our real estate agency revenues increased by $926,004, or 142.1%, from $651,511 for the year ended April 30, 2017 to $1,577,515 for the year ended April 30, 2018. The increase was attributable to the increase in our revenue generated from our real estate agency services to the local government, offset by the decrease in our revenue from our real estate agency services to the real estate developers.

●	Real estate agency services to local government

Our revenue generated from real estate agency services to local government amounted to $1,117,574 for the year ended April 30, 2018 while it was nil for the year ended April 30, 2017. In August 2017, we entered in to a project cooperation agreement, namely Hakka Culture Center and Business Plaza Corporation Agreement, with the local government, whereby, we agreed to act as an agent to represent the local government, among other things, to sell lots of 80 Mu (approximately 53,360 square meters). For the year ended April 30, 2018, we had sold lots of 2,779 square meters to our customers.

●	Real estate agency services to real estate developers

Our revenue generated from real estate agency service to real estate developers decreased by $191,570, or 29.4%, from $651,511 for the year ended April 30, 2017 to $459,941 for the year ended April 30, 2018. The decrease was primarily attributable to the shift of our resources to focus on the Lighthouse Project entered into in February 2018.

Consulting services

Our revenue generated from marketing services amounted to $292,664 for the year ended April 30, 2017 and it was generated from only one marketing consulting service agreement entered into in February 2016 with a real estate broker. In April 2016, such marketing consulting service agreement was terminated and superseded by a real estate sales agency agreement whereby we started to earn commission-based agency revenue instead of consulting service revenue generated from the real estate broker under the new arrangement. We had not developed any new consulting service clients for the year ended April 30, 2018 as a result of the shift of our resources to focus on the Lighthouse Project entered into in February 2018.

Technology services

Our revenue generated from technology services increased by $2,068,805, or 237.2%, from $871,997 for the year ended April 30, 2017 to $2,940,802 for the year ended April 30, 2018. The increase was primarily attributable to our business strategy to shift from a marketing service company to a technology service company.

Product sales

Our revenue generated from product sales increased by $3,376,287, or 1,704.0%, from $198,137 for the year ended April 30, 2017 to $3,574,424 for the year ended April 30, 2018. The increase was primarily attributable to larger customer base of our prepaid digital game cards as a result of the growth of our business.

Cost of Revenue

Our cost of revenues increased by $5,625,920, or 621.5%, from $905,195 for the year ended April 30, 2017 to $6,531,115 for the year ended April 30, 2018. The increase was primarily due to the increase in cost of technology services and product costs, which were in line with our increase in the respective revenues.

Operating Expenses

General and Administrative Expenses

Our general and administrative expenses decreased by $45,527, or 19.8%, from $230,492 for the six months ended October 31, 2018 to $184,965 for the six months ended October 31, 2019. The decrease  was primarily attributable to the decrease of (1) payroll expenses of $30,794, as a result of our personnel reduction plan to improve efficiency; (2) consulting expenses of $6,089, due to consulting services incurred during the six months ended October 31, 2018 for the company reorganization; and (3) travel expenses of $4,796 due to less travel activities.

Research and development expenses

Our research and development expenses increased by $102,418, or 76.7%, from $135,330 for the year ended April 30, 2017 to $237,748 for the year ended April 30, 2018, primarily attributable to the increase in payroll and benefit expenses of research and development personnel of $90,293 as a result of our business strategy to shift from a marketing service company to a technology service company.

Selling and Marketing Expenses

Our selling and marking expenses decreased by $64,249, or 51.1%, from $125,609 for the year ended April 30, 2017 to $61,360 for the year ended April 30, 2018, primarily attributable to the decrease of (i) advertising expenses of $25,382, resulting from a fully amortized advertising contract in May 2017, (ii) commission expense of $17,359, resulting from the decrease in successful sales on property sold on behalf of primary real estate developers, and (iii) website maintenance fees of $23,781.

Other income

Investment Income

Our investment income decreased by $1,541, or 30.2%, from $5,107 for the year ended April 30, 2017 to $3,566 for the year ended April 30, 2018. The decrease was a result of our redemption in May 2017 of short-term investments made during the year ended April 30, 2017.

Interest income, net

Our interest income, net decreased by $1,296, or 59.5%, from $2,178 for the year ended April 30, 2017 to $882 for the year ended April 30, 2018. The decrease was attributable to the relatively lower daily cash balance on average on our bank accounts for the year ended April 30, 2018.

Other income, net

Our other income, net primarily consisted of $66,780 recognized for the sale of two leases stores and $43,299 recognized for government grant.

Impairment of Investments in an Unconsolidated Investee

Our impairment of investments in an unconsolidated investee was $170,091 for the year ended April 30, 2017 while it was nil for the year ended April 30, 2018. On July 24, 2014, we entered into an equity transfer agreement to acquire 18.4% equity interest of Shenzhen Yulexuan Cultural Industries Guaranty, Ltd. (“Yulexuan”) from one of Yulexuan’s original shareholders for a total cash consideration of $181,617 (translated at the exchange rate on investment date). The investment is accounted for under the cost method. We reviewed our equity investment without readily determinable fair values for impairment on a quarterly basis and recorded an impairment loss of $170,091 (translated at the average exchange rate for the year ended April 30, 2017) for the entire equity investments in Yulexuan in December 2016 as the Company concluded that it was more likely than not the then carrying value of such equity investments were not recoverable.

Income Tax Expense

We had income tax expense of $59,849 and $126,410 for the years ended April 30, 2017 and 2018, respectively, primarily resulting from the net profit position of certain operating entities in the PRC.

Net Income

As a result of the foregoing, we had net income of $231,674 and $840,309 for the years ended April 30, 2017 and 2018, respectively.

Comparison of Years Ended April 30, 2018 and 2019

Revenues

Our revenues decreased by $4,554,616, or 56.3%, from $8,092,741 for the year ended April 30, 2018 to $3,538,125 for the year ended April 30, 2019.

Real estate agency revenue

Our real estate agency revenues increased by $1,383,046, or 87.7%, from $1,577,515 for the year ended April 30, 2018 to $2,960,561 for the year ended April 30, 2019. The increase was attributable to the increase in our revenue generated from our real estate agency services to the local government, offset by the decrease in our revenue generated from our real estate agency services to the real estate developers.

●	Real estate agency services to local government

Our revenue generated from real estate agency services to local government increase by $1,506,613, or 134.8%, from $1,117,574 for the year ended April 30, 2018 to $2,624,187 for the year ended April 30, 2019. The increase was primarily attributable to the land use right sales of 5,454 square meters amounted to $2,056,362 within the Tianlun Mingyuan Pastoral Complex project, offset by the decrease of agency revenue of $549,749 generated from the land use right sales associated with the Hakka Culture Center and Business Plaza Cooperation Agreement with the local government.

●	Real estate agency services to real estate developers

Our revenue generated from real estate agency service to real estate developers decreased by $123,567, or 26.9%, from $459, 941 for the year ended April 30, 2018 to $336,374 for the year ended April 30, 2019. The decrease was primarily attributable to the shift of our resources to focus on the Lighthouse Project entered into in February 2018.

Technology services

Our revenue generated from technology services decreased by $2,576,940, or 87.6%, from $2,940,802 for the year ended April 30, 2018 to $363,862 for the year ended April 30, 2019. The decrease was primarily attributable to the shift of our resources to focus on the Lighthouse Project entered into in February 2018.

Product sales

Our revenue generated from product sales decreased by $3,360,722, or 94.0%, from $3,574,424 for the year ended April 30, 2018 to $213,702 for the year ended April 30, 2019. The decrease was primarily attributable to our determination to gradually cease the prepaid digital game cards business as a result of its low margin and our shift of our resources to focus on the Lighthouse Project entered into in February 2018.

Cost of Revenue

Our cost of revenues decreased by $5,620,604, or 86.1%, from $6,531,115 for the year ended April 30, 2018 to $910,511 for the year ended April 30, 2019. The decrease was primarily due to the decrease in cost of technology services and product costs, which were in line with our decrease in the respective revenues, offset by the increase of cost of real estate agency revenue generated from local government.

Operating Expenses

General and Administrative Expenses

Our general and administrative expenses increased by $103,480, or 25.2%, from $410,462 for the year ended April 30, 2018 to $513,942 for the year ended April 30, 2019, primarily attributable to the increase of (i) payroll expenses, office expenses and entertainment expenses totaling $162,987 as we started to prepare for the commencement of the Tianlun Mingyuan Pastoral Complex project; (2) professional service fees of $51,654 for the renewal of the High and New Technology Enterprises certificate and the reorganization of the Company for the initial public offering; partially offset by the decrease of rental expenses of $103,541 related to the two leased stores, which leases were assigned to the transferee along with the transfer of the assets and liabilities of these two leased stores in December 2017.

Research and development expenses

Our research and development expenses decreased by $39,787, or 16.7%, from $237,748 for the year ended April 30, 2018 to $197,961 for the year ended April 30, 2019, primarily attributable to our efforts to utilize our internal research and development personnel to conduct research and development activities rather than outsource to third parties.

Selling and Marketing Expenses

Our selling and marking expenses decreased by $20,433, or 33.3%, from $61,360 for the year ended April 30, 2018 to $40,927 for the year ended April 30, 2019, primarily attributable to a fully expensed advertising contract in February 2018.

Other Income

Investment income

We did not have investment income for the year ended April 30, 2019 as compared to $3,566 for the year ended April 30, 2018 due to our redemption of all our short-term investments in May 2017.

Interest income, net

Our interest income, net decreased by $161, or 18.3%, from $882 for the year ended April 30, 2018 to $721 for the year ended April 30, 2019. We generated interest income of $2,080 from a related party loan, $234 from bank interest and incurred interest expense of $1,593 from the bank borrowings. The decrease of interest income was primarily attributable to the relatively lower daily cash balance on an average of our bank accounts for the year ended April 30, 2019.

Other income, net

Our other income, net decreased by $92,444, or 83.9%, from $110,215 for the year ended April 30, 2018 to $17,771 for the year ended April 30, 2019. The decrease was primarily attributable to (1) the decrease of other income of $66,780 recognized for the sale of two leased stores; (2) the decrease of other income of $22,383 recognized for government grant; and (3) the increase of other expense of $27,622 for the transfer of the capitalized costs in connection with the family farm project; partially offset by the increase of other income of $24,476 for debt forgiveness.

Income Tax Expense

We had income tax expense of $126,410 and $336,592 for the years ended April 30, 2018 and 2019, respectively, primarily resulting from the net profit position of certain operating entities in the PRC.

Net Income

As a result of the foregoing, we had net income of $840,309 and $1,556,684 for the years ended April 30, 2018 and 2019, respectively.

Comparison of Six Months Ended October 31, 2018 and 2019

Revenues

Our revenues increased by $387,120, or 95.0%, from $407,427 for the six months ended October 31, 2018 to $794,547 for the six months ended October 31, 2019.

Real estate agency revenue

Our real estate agency revenues increased by $597,598, or 303.4%, from $196,949 for the six months ended October 31, 2018 to $794,547 for the six months ended October 31, 2019. The increase was attributable to the increase in our revenue generated from our real estate agency services to the local government, which consisted the increase in revenue of $500,418 in the Hakka Immigrant Cultural Plaza and Shopping Street project and the increase of $97,180 in the Tianlun Mingyuan Pastoral Complex project.

Product sales

Our revenue generated from product sales decreased by $210,478, or 100.0%, from $210,478 for the six months ended October 31, 2018 to nil for the six months ended October 31, 2019. The decrease was primarily attributable to our determination to cease the prepaid digital game cards business as a result of its low margin and our shift of our resources to focus on the Lighthouse Project entered into in February 2018.

Cost of Revenue

Our cost of revenues decreased by $122,113, or 42.2%, from $289,657 for the six months ended October 31, 2018 to $167,544 for the six months ended October 31, 2019.

The decrease was primarily due to the decrease of product sales cost of $248,118, partially offset by the increase of real estate agency cost of $126,005. The decrease of product sales cost and the increase of real estate agency cost were in line with the decrease of product sales and the increase of real estate agency revenue.

Operating Expenses

General and Administrative Expenses

Our general and administrative expenses decreased by $45,527, or 19.8%, from $230,492 for the six months ended October 31, 2018 to $184,965 for the six months ended October 31, 2019. The decrease was primarily attributable to the decrease of (1) payroll expenses of $30,794, as a result of our personnel reduction plan to improve efficiency; (2) consulting expenses of $6,089, due to consulting services incurred during the six months ended October 31, 2018 for the company reorganization; and (3) travel expenses of $4,796 due to less travel activities.

Research and development expenses

Our research and development expenses increased by $9,343, or 9.5%, from $98,438 for the six months ended October 31, 2018 to $107,781 for the six months ended October 31, 2019. The increase was primarily due to the increase of payroll expense to the staff in the research and development department.

Selling and Marketing Expenses

Our selling and marking expenses remained stable and was $3,107 and $3,196 was for the six months ended October 31, 2018 and 2019, respectively.

Other Income

Interest income (expenses), net

We had interest income, net of $181 and interest expenses, net of $1,722 for the six months ended October 31, 2018 and 2019, respectively. Interest income was generated from the cash balance in our bank accounts. Interest expenses were incurred from the bank borrowings.

Other income, net

Our other income, net was $7,479 and nil for the six months ended October 31, 2018 and 2019, respectively. We received government grant of $7,479 for the six months ended October 31, 2018 compared to nil for the six months ended October 31, 2019.

Income Tax Expense

We had income tax expense of nil and $46,694 for the six months ended October 31, 2018 and 2019, respectively.

Net Income (loss)

As a result of the foregoing, we had net loss of $206,607 for the six months ended October 31, 2018 and net income of $282,645 for the six months ended October 31, 2019.

Liquidity and Capital Resources

Cash flow and working capital

We had net income of $231,674, $840,309 and $1,556,684 for the years ended April 30, 2017, 2018 and 2019, respectively, and net loss of $206,607 and net income of $282,645 for the six months ended October 31, 2018 and 2019, respectively. We had net cash provided by operating activities of $751,306 for the year ended April 30, 2017, net cash used in operating activities of $634,501 for the year ended April 30, 2018, net cash used in operating activities of $18,068 for the year ended April 30, 2019. We had net cash used in operating activities of $262,327 and net cash provided by operating activities of $2,517,705 for the six months ended October 31, 2018 and 2019, respectively. We had working capital of $1,251,354, $2,057,395 and $2,878,976 for the years ended April 30, 2017, 2018 and 2019, respectively and $2,693,998 for the six months ended October 31, 2019.

Prior to this offering, our principal sources of liquidity have been proceeds from historical equity financing activities as well as cash generated from our operating activities. As of April 30, 2018 and 2019 and October 31, 2019, we had $357,995, $52,290 and $236,912 in cash and cash equivalents, respectively. Our cash and cash equivalents primarily consist of cash on hand and deposits placed with financial institutions that can be withdrawn without restriction.

We believe that our current cash and cash equivalents, proceeds from additional equity and debt financing and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, need additional capital in the future to fund our continuing operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. In addition, the COVID-19 outbreak was declared to be a pandemic by the World Health Organization on March 10, 2020. Actions taken around the world to help mitigate the spread of the COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 and actions taken to mitigate it are expected to continue to have an adverse impact on our planned operations. Such events could result in the complete or partial closure of our offices or the operations of our customers which could impact our operations. In addition, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

As of April 30, 2018 and 2019 and October 31, 2019, 100.0% of our cash and cash equivalents were denominated in Renminbi. As of the same date, 100.0% of our cash and cash equivalents were held by our VIEs and their subsidiaries.

Although we consolidate the results of our VIEs and their subsidiaries, we only have access to the assets or earnings of our VIEs and their subsidiaries through our contractual arrangements with our VIEs and their shareholders. See “Corporate History and Structure.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “Holding Company Structure.”

In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with operations in China in offshore transactions. However, most of these uses are subject to PRC regulations. See “Risk Factors—Risks Related to Doing Business in the PRC” and “Use of Proceeds.” PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

A majority of our future revenues are likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, Renminbi may be converted into foreign exchange for current account items, including profit distributions, interest payments and trade- and service-related foreign exchange transactions, without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

The following table sets forth a summary of our cash flows for the periods presented:

	For the Years Ended April 30,			For the Six Months Ended October 31,
	2017	2018	2019	2018 (unaudited)	2019 (unaudited)
Net cash provided by (used in) operating activities:	$751,306	$(634,501)	$(18,068)	$(262,327)	$2,517,705
Net cash provided by (used in) investing activities	(1,415,178)	(179,159)	(87,216)	67,838	(1,737,601)
Net cash provided by (used in) financing activities	-	1,077,263	(179,179)	(98,010)	(590,593)
Net (decrease) increase in cash and cash equivalents	(700,145)	280,473	(305,705)	(313,871)	184,622
Cash and cash equivalents at beginning of period	777,667	77,522	357,995	357,995	52,290
Cash and cash equivalents at end of period	$77,522	$357,995	$52,290	$44,124	$236,912

Fiscal Years Ended April 30, 2017, 2018 and 2019

Operating Activities

Net cash provided by operating activities for the year ended April 30, 2017 was $751,306. This reflected the net income of $231,674, as adjusted for non-cash items primarily including (i) depreciation and amortization of $6,517, and (ii) impairment of investments in an unconsolidated investee of $170,091. This amount was further adjusted by change of working capital including: (i) a decrease of accounts receivable of $168,430 as a result of increasing effort to collect the receivables, (ii) an increase of prepayments of $488,618, primarily due to the prepayment to a construction company for constructing a building for office and investment purpose, and (iii) an increase of advance from customers of $539,503, primarily due to the advances from customers to purchase the lots.

Net cash used in operating activities for the year ended April 30, 2018 was $634,501. This reflected the net income of $840,309, as adjusted for non-cash items primarily including (i) depreciation and amortization of $5,318, and (ii) gain on disposal of assets and liabilities of $66,780 related to two leased stores. This amount was further adjusted by change of working capital including: (1) an increase of accounts receivable of $375,699 as a result of the increase of revenue for the year ended April 30, 2018, (ii) an increase of other receivable of $352,463 primarily due to payments made on certain cooperative projects on behalf of the cooperative entities and loans to the Group’s customer and employee, which were interest free and payable on demand, (iii) an increase of payments of $155,232 primarily due to the advance payments to a design and construction company for construction project design, (iv) an increase of construction in progress of $489,073 primarily due to the fees incurred to survey, map and improve the lots which would be sold on behalf of the local government, (iv) a decrease of advances from customers of $159,938 due to the utilization of such advances for recognized revenues, (v) an increase of accounts payable of $126,787 primarily due to the proceeds from lots’ buyers which would be paid to the local government after deducting the commission-based agency revenue, and (vi) an increase of other payable and accrued expenses of $61,442, primarily due to the increase of other tax payable and accrued payroll expenses.

Net cash used in operating activities for the year ended April 30, 2019 was $18,068. This reflected the net income of $1,556,684, as adjusted for non-cash items of depreciation and amortization of $6,303. This amount was further primarily adjusted by change of working capital including: (1) an increase of accounts receivable of $1,522,183 as a result of land use right sales of 5,454 square meters within the Tianlun Mingyuan Pastoral Complex project during the fourth quarter of the year ended April 30, 2019, which was fully collected in October 2019; (2) an increase of prepayment of $176,695 primarily due to prepayment to construction companies for renovation of the Lighthouse Basin Pastoral Complex Reception Center and road construction within the Lighthouse Project; (3) an increase of construction projects of $723,687 primarily due to additional costs incurred associated with the construction of Hakka Culture Center and Business Plaza; (4) an increase of accounts payable of $576,188 primarily due to the unpaid land use right acquisition fees to the local government; (5) an increase of other payable and accrued expenses of $165,066 primarily due to the unpaid value added tax and subcharges resulting from the sales of land use right in the fourth quarter ended April 30,2019; (6) an increase of income tax payable of $336,592 due to the agency services to sell the land use right within the Tianlun Mingyuan Pastoral Complex project; and (7) an increase of advance from customers of $254,396 to purchase properties in the Hakka Culture Center and Business Plaza.

Investing Activities

Net cash used in investing activities was $1,415,178 for the year ended April 30, 2017. The net cash decrease was primarily attributable to cash paid to purchase short-term investments of $1,626,594, cash paid for investment in an unconsolidated investee of $170,091, payments of related-party loans of $769,106, partially offset by proceed of sales of short-term investments of $1,188,347.

Net cash used in investing activities was $179,159 for the year ended April 30, 2018. The net cash decrease was primarily attributable to payments of third-party loans of $301,603 and payments of related-party loans of $273,469, partially offset by the proceeds from sales of short-term investments of $459,348.

Net cash used in investing activities was $87,216 for the year ended April 30, 2019. The net cash decrease was primarily attributable to the fees of $1,889,614 paid to the construction company to construct the Lighthouse Basin Pastoral Complex Reception Center and family farm project and to purchase of equipment, partially offset by the proceeds from repayment of third-party loans of $601,806, proceeds of repayment of related-party loans of $1,161,125 and proceeds of $215,098 from the sale of two leased stores in prior year. Non-cash investing activities consisted of costs incurred on account of $1,509,034 for the construction of Lighthouse Basin Pastoral Complex Reception Center and cost incurred on account of $585,716 for the construction of family farm project and proceeds receivable of $585,716 from transfer of the capitalized costs in connection with the family farm project.

Financing Activities

We had not incurred any financing activities for the year ended April 30, 2017.

Net cash provided by financing activities was $1,077,263 for the year ended April 30, 2018 and primarily consisted of deposits received from investors of $1,167,287 and proceeds of related-party loans of $315,471, offset by payment for direct expenses relate to this offering of $49,530, and refund of deposits made to investors of $355,965.

Net cash used in financing activities was $179,179 for the year ended April 30, 2019. The net cash decreased was attributable to the repayment of related-party loans of $331,615, payments of professional fees of $191,998 directly related to the initial public offering, partially offset by the proceeds from repayment of related-party loans of $234,844 and proceeds from bank borrowings of $44,503. Non-cash financing activities consisted of issuance of 224,949 ordinary shares amounting to $1,635,371for professional services in connection with the initial public offering.

Comparison of Six Months Ended October 31, 2018 and 2019

Operating Activities

Net cash used in operating activities for the six months ended October 31, 2018 was $262,327. This reflected the net loss of $206,607, as adjusted for non-cash items of depreciation and amortization of $2,720. This amount was further primarily adjusted by change of working capital including: (1) a decrease of advance from customers of $170,197 due to the revenue recognized for land use right sales of the Hakka Immigrant Cultural Plaza and Shopping Street project; (2) an increase of other payable and accrued expenses of $36,883, primarily due to the increase of professional service fees and unpaid employee reimbursements; and (3) an increase of advance payment by related parties of $50,337 for our daily operating activities.

Net cash provided by operating activities for the six months ended October 31, 2019 was $2,517,705. This reflected the net income of $282,645, as adjusted for non-cash items of depreciation and amortization of $3,504. This amount was further primarily adjusted by change of working capital including: (1) an decrease of accounts receivable of $1,935,245 primarily as a result of collection of land use right sales of 5,454 square meters within the Tianlun Mingyuan Pastoral Complex project during the fourth quarter of the year ended April 30, 2019; (2) an increase of construction projects of $442,998 primarily due to the construction costs for sample houses for Hakka Immigrant Cultural Plaza and Shopping Street and Tianlun Mingyuan Pastoral Complex; (3) an increase of accounts payable primarily due to the unpaid construction costs for sample houses for Hakka Immigrant Cultural Plaza and Shopping Street and Tianlun Mingyuan Pastoral Complex; and (4) an increase of advance from customers of $117,512 resulting from the advance payment for the purchase of land use rights and membership fees of Tianlun Mingyuan Pastoral Complex.

Investing Activities

Net cash provided by investing activities was $67,838 for the six months ended October 31, 2018. The net cash increase was primarily attributable to the proceeds from repayment of third-party loans of $222,156, partially offset by payment of related-party loans of $164,041. Non-cash investing activities consisted of costs incurred on account of $889,060 for the construction of Lighthouse Basin Pastoral Complex Reception Center.

Net cash used in investing activities was $1,737,601 for the six months ended October 31, 2019. The net cash decrease was primarily attributable to the payments of an employee loan of $229,852 and payments of related-party loans of $1,598,688, partially offset by proceeds from repayment of related-party loans of $94,688. All these loans were unsecured, interest-free and payable on demand. Non-cash investing activities consisted of costs incurred on account of $403,217 for the construction of Lighthouse Basin Pastoral Complex Reception Center.

Financing Activities

Net cash used in financing activities was $98,010 for the six months ended October 31, 2018. The net cash decreased was attributable to the payments of professional fees of $49,684 directly related to the initial public offering, refund of deposits made to investors of $71,829, offset by proceeds from repayment of related-party loans of $22,503.

Net cash used in financing activities was $590,593 for the six months ended October 31, 2019. The net cash decreased was attributable to the repayment of related-party loans of $226,137, payments of professional fees of $294,106 directly related to the initial public offering, and refund of deposits made to investors of $67,548.

Capital Expenditures

We made capital expenditures of $37,374, $78,628 and $1,889,614 for the years ended April 30, 2017, 2018 and 2019, respectively, and nil for the six months ended October 31, 2019. In these periods our capital expenditures were mainly used for the purchase of property and equipment and intangible assets. We will continue to make such capital expenditures to support the expected growth of our business.

Contractual Obligations and Commitments

We have the following capital commitments. Our capital commitments primarily are related to the expected costs for construction projects with certain construction companies.

On August 18, 2017, Shenzhen Jiana entered into a plaza project cooperation agreement, namely Hakka Culture Center and Business Plaza Cooperation Agreement, with the local government, under which Shenzhen Jiana agreed to, among other things, purchase land use right of 20 Mu (equivalent to 13,340 square meters) for a total purchase price of $29,965 (RMB200,000) to construct a hotel and pay a total price of $958,888 (RMB6,400,000) to the local government to purchase land use rights of 80 Mu (equivalent to 53,360 square meters). As of October 31, 2019, Shenzhen Jiana had purchased land use right of 62 Mu and paid $694,710 to the local government. The payments have been paid and the remaining committed purchased land use right will be paid by our own funds which consists of the Company’s registered capital of approximately $857,143 (RMB6,000,000) funded by the Company’s original shareholders and the cash generated from sales of the land use right.

On October 10, 2017, Shenzhen Jiana entered into an architectural design agreement with an architectural design company whereby the architectural design company agreed to provide architectural design services for Hakka Immigrant Cultural Plaza and Shopping Street for a total consideration of approximately $93,573 (RMB660,000). As of October 31, 2019, Shenzhen Jiana had made an advance payment of $8,828 and recorded prepayments of $8,828. The remaining balance will be paid by cash generating from sales of land use right of the Light House project.

On October 12, 2017, Shenzhen Jiana entered into an investment and development agreement with the local government to construct a complex, namely Tianlun Mingyuan Pastoral Complex. The total estimated costs to construct the complex amount to $294,897,130 (RMB1,925,000,000). The complex construction is divided into two phases. The first phase should be completed in three years after obtaining the approval to construction from the local government. As of October 31, 2019, capitalized fees of $15,854 were recorded in construction projects and accumulative $230,496 of capitalized fees were allocated to the sold properties and transferred to costs of revenue. The expected source of funds to start the Tianlun Mingyuan Pastoral Complex project is estimated to be $23,779,092 (RMB160,000,000), which expected to be funded from cash generating from sale of the Hakka Immigrant Cultural Plaza and Shopping Street project and the Lighthouse Basin Pastoral Complex Reception Center  project as well as investments from potential investors. The remaining source of funds to complete the Tianlun Mingyuan Pastoral Complex project is expected to come from cash generating from sales of the project itself.

On December 28, 2017, Shenzhen Jiana entered into a construction agreement with a construction company, whereby Shenzhen Jiana agreed to pay the construction company an estimated total consideration of $10,701,400 (RMB70,000,000) to finish a construction project, namely Hakka Immigrant Cultural Plaza and Shopping Street. On October 20, 2019, Shenzhen Jiana entered into a construction agreement with another construction company, whereby Shenzhen Jiana agreed to pay the construction company an estimated total consideration of $9,357,322 (RMB66,000,000) to finish the remaining of Hakka Immigrant Cultural Plaza and Shopping Street project. Such construction agreement will replace the construction agreement entered into on December 28, 2017. The significant decrease of total construction costs was due to changes in land area and changes in the number of construction properties. As of October 31, 2019, construction fees of $944,969 were capitalized and recorded in construction projects. Currently, a portion of the project has been completed. The Company plans to pay the construction service fees to the construction company with the revenue generating from sales of the properties within the Hakka Immigrant Cultural Plaza and Shopping Street project.

On April 20, 2018, Shenzhen Jiana entered into an investment and development agreement with the local government to construct an art town, namely Shuntian International Art Town. The total estimated costs to construct the art town amount to $628,519,643 (RMB3,953,200,000). As of October 31, 2019, measurement fees of $3,601 were capitalized and recorded in construction projects. As of the date of this prospectus, Shenzhen Jiana withdrew its investment and development plan on Shuntian International Art Town as it intends to gather more financial and human resources on the Hakka Immigrant Cultural Plaza and Shopping Street project and Tianlun Mingyuan Pastoral Complex project.

On April 28, 2018, Dongyuan Mingyuan entered into a construction agreement with a construction company to construct the pastoral scenery within the Lighthouse Project. The estimated cost of the construction work amounted to $1,577,461 (RMB10,000,000). On January 1, 2019, this agreement was terminated as the pastoral scenery under construction was transferred to the local farm owner along with the transfer of the capitalized costs in connection with the family farm project. Construction costs incurred through the date of the transfer amounted to $614,478 (RMB 4,134,578).

On May 10, 2018, Dongyuan Mingyuan entered into a construction agreement with a construction company, whereby Dongyuan Mingyuan agreed to pay the construction company an estimated total consideration of $4,704,554 (RMB30,000,000) to finish a construction project, namely Lighthouse Basin Pastoral Complex Reception Center. As of October 31, 2019, costs of construction of $2,444,189 were capitalized and recorded under construction in progress. Pursuant to the construction agreement, all construction fees are not due until the main frame of Lighthouse Basin Pastoral Complex Reception Center is completed. As of the date of this prospectus, the main frame of Lighthouse Basin Pastoral Complex Reception Center is not completed. Part of the Lighthouse Basin Pastoral Complex Reception Center will be for sale and part will be for lease after its completion.  The source of fund to pay the construction company is expected to come from revenue generating from sale and lease of the Lighthouse Basin Pastoral Complex Reception Center.

On July 17, 2018, Dongyuan Mingyuan entered into an architectural design agreement with an architectural design company whereby the architectural design company agreed to provide architectural design services for Tianlun Mingyuan Pastoral Complex for a total consideration of approximately $391,983 (RMB 2,637,500). As of October 31, 2019, no payment to the architectural design company was due as it only provided minimum services to Dongyuan Mingyuan. The source of fund to pay the architectural design service fees is expected to come from revenue generating from sale of the properties from Tianlun Mingyuan Pastoral Complex.

On January 14, 2019, Dongyuan Mingyuan entered into a construction project strategic cooperation agreement with a construction company to build a road within the Lighthouse Project. The total cost of construction is estimated to be $8,880,995 (RMB60,000,000), which will be paid by the local government. Any amount exceeding $8,880,995 will be paid by Dongyuan Mingyuan. As of October 31, 2019, Dongyuan Mingyuan made a prepayment of $445,858 to the construction company but the construction project was not started. The remaining source of funds to complete the road building project is expected to come from government subsidiaries from the local governments.

On May 15, 2019, Heyuan Branch entered into a construction agreement with a construction company to build the sample houses for Tianlun Mingyuan Pastoral Complex. The total estimated costs for the construction services are $283,555 (RMB 2,000,000).  As of October 31, 2019, costs of construction of $353,075 were capitalized and recorded under construction projects. The remaining source of funds to complete the sample houses for Tianlun Mingyuan Pastoral Complex is expected to come from sales of properties from Tianlun Mingyuan Pastoral Complex.

On September 3, 2019, Heyuan Branch entered into a construction agreement with a construction company to build the sample houses for Hakka Immigrant Cultural Plaza and Shopping Street. The total consideration of the construction services is approximately $425,333 (RMB3,000,000) and will be adjusted based on the final project statement certified by a third-party cost engineering services firm. As of October 31, 2019, costs of construction of $101,336 were capitalized and recorded under construction projects. The remaining source of funds to complete the sample houses for Hakka Immigrant Cultural Plaza and Shopping Street is expected to come from sales of properties from Hakka Immigrant Cultural Plaza and Shopping Street.

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of October 31, 2019.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off balance sheet financial guarantees or other off balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal controls over financial reporting as well as procedures. In connection with the audits of our consolidated financial statements as of and for the years ended April 30, 2017, 2018 and 2019 included in this prospectus, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, and other control deficiencies. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to a lack of accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements. As a result of lacking effective accounting review process, material adjustments were made to the financial statements for the last three fiscal years in order to be in conformity with U.S. GAAP. We also identified a significant deficiency relating to insufficient written policies and procedures for accounting and financial reporting which led to inadequate financial statement closing process.

Following the identification of the material weaknesses and control deficiencies, we have taken and plan to continue to take remedial measures. As part of our initial public offering process, we engaged financial consultants to advise on accounting and financial reporting processes in conformity with U.S. GAAP, and our management and accounting department have since had a substantially improved understanding of U.S. GAAP and financial reporting requirements. We also plan to hire officers and employees who have knowledge and experience in U.S. GAAP and financial reporting process. Additionally, we have had a recruitment plan in place and have been searching for candidates for qualified internal audit personnel with appropriate knowledge of U.S. GAAP. To remediate our material weaknesses, we expect to incur substantially more additional costs for addressing our material weaknesses and deficiencies. Our remedial measures include: (a) hiring qualified internal control personnel who will manage the implementation of internal control policies and procedures and improvement of the internal audit function; (b) developing and implementing written policies and procedures for accounting and financial reporting that meet the standards applied to public companies listed in the United States; and (c) conducting internal control training to management, key operations personnel and the accounting department, so that management and relevant personnel understand the requirements and elements of internal control over financial reporting mandated by the U.S. securities laws. However, we cannot assure you that we will remediate our material weaknesses in a timely manner. See “Risk Factors—Risks Related to Our Business —If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our ordinary shares may decline.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Although we have adopted all the new accounting standards that have become effective so far, we may take advantage of the extended transition period for complying with new or revised accounting standards provided under the JOBS Act in the future.

Holding Company Structure

JIANA Science and Technology Co., Ltd. is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries, our consolidated variable interest entity and its subsidiaries (“VIEs”) in China. As a result, JIANA Science and Technology Co., Ltd.’s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with China accounting standards and regulations. Under PRC law, each of our subsidiaries and our consolidated affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of our wholly foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on China accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our consolidated affiliated entities may allocate a portion of their after-tax profits based on China accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. We currently plan to reinvest all earnings from our wholly owned subsidiary in China to its business development and do not plan to request dividend distributions from such subsidiaries and VIEs.

Quantitative and Qualitative Disclosures about Market Risk

Concentrations Risk

Details of customers accounting for 10.0% or more of total revenues are as follows:

	For the Years Ended April 30,						For the Six Months Ended October 31,
	2017		2018		2019		2018 (unaudited)		2019 (unaudited)
	Amount	% of revenue	Amount	% of revenue	Amount	% of revenue	Amount	% of revenue	Amount	% of revenue
Huizhou Zhongyuanda Real Estate Service, Ltd.	$292,664	14.5	$ *	*	$ *	*	$ *	*	$ *	*
Huizhou Huahao Real Estate, Ltd.	223,253	11.1	*	*	*	*	*	*	*	*
Huizhou Gongying Real Estate, Ltd.	209,997	10.4	*	*	*	*	*	*	*	*
Fujian Minbao Information Technology, Ltd.	201,883	10.0	*	*	*	*	*	*	*	*
Shuijingqiu Education Information Technology, Ltd.	*	*	883,041	10.9	*	*	*	*	*	*
Mr. Mingshen Lin	*	*	*	*	372,506	10.5	*	*	*	*
Shenzhen Xinyupeng Electronic Technology, Ltd.	*	*	*		363,862	10.3	*	*	*	*
Heyuan City Dongyuan County Shuntian People’s Government	*	*	*	*	*	*	196,949	48.3	*	*
Guangzhou Dekang Electronics, Ltd.	*	*	*	*	*	*	140,409	34.5	*	*
Hunan Zhongsheng Technology Development, Ltd.	*	*	*	*	*	*	58,563	14.4	*	*
Yanjuan He	*	*	*	*	*	*	*	*	697,367	87.8
Jingwei Gan	*	*	*	*	*	*	*	*	97,180	12.2

* represented less than 10.0% of total revenue for the presented periods

Details of customers accounting for 10.0% or more of accounts receivable (“AR”) are as follows:

	As of April 30,					As of October 31,
	2018		2019			2019 (unaudited)
	Amount	%	Amount		%	Amount		%
Heyuan Jingsheng Real Estate, Ltd.	$290,098	49.7	$	*	*	$	*	*
Guangzhou Guoao Computer Technology, Ltd.	268,610	46.1		*	*		*	*
Jingwei Gan	*	*		*	*		69,012	100

* represented less than 10.0% of accounts receivable as of the year end of the presented periods

The Group performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable.

The Group’s financial instruments that potentially subject to significant concentration of credit risk consist primarily of cash and cash equivalents, accounts receivables and short-term investments. As of April 30, 2017, 2018 and 2019 and October 31, 2019, all of the Group’s cash and cash equivalents and short-term investments were held at reputable financial institutions with high-credit ratings. In the event of bankruptcy of one of these financial institutions, the Group may not be able to claim its cash and demand deposits back in full. The Group continues to monitor the financial strength of the financial institutions. There has been no recent history of default in relation to these financial institutions. Accounts receivables, unsecured and denominated in RMB, derived from the Businesses, are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on the customers. There have been no material default of payments from the accounts receivable.

The credit risk on our cash and cash equivalents is limited because we place our cash and cash equivalents with financial institutions with high-credit ratings and quality.

Foreign Exchange Risk

Substantially all of our revenues and expenses are denominated in Renminbi (“RMB”). We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ordinary shares will be affected by the exchange rate between U.S. dollar (“USD”) and RMB because the value of our business is effectively denominated in RMB, while our ordinary shares will be traded in USD.

The value of RMB against the USD and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its old policy of pegging the value of RMB to the U.S. dollar, and RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation subsided and the exchange rate between RMB and USD remained within a narrow band. Since June 2010, RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and USD in the future.

To the extent that we need to convert USD into RMB for our operations, appreciation of RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our Class A ordinary shares or for other business purposes, appreciation of the U.S. dollar against RMB would have a negative effect on the U.S. dollar amounts available to us.

As of October 31, 2019, we had RMB-denominated cash and cash equivalents of RMB1,671,014. Assuming we had converted our RMB1,671,014 cash and cash equivalents balance into USD at the exchange rate of US$1.00 to RMB7.0533 in effect as of October 31, 2019, we would have had a total USD balance for cash and cash equivalents of US$236,912 as of that date. An appreciation of 10% of RMB against USD as of October 31, 2019 would have caused the total USD balance for our cash and cash equivalents to be US$260,604 as of that date after such a hypothetical conversion. A depreciation of 10% of RMB against the USD as of October 31, 2019 would have caused us to have a total USD balance for our cash and cash equivalents of US$213,221 as of that date after such a hypothetical conversion.

Inflation

To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2017 and 2018 were increases of 1.6% and 2.1%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments in wealth management plans, high inflation could significantly reduce the value and purchasing power of these assets. We may not be able to hedge our exposure to higher inflation in China.

Critical Accounting Policies and Significant Judgments and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

 We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Consolidation of variable interest entities (“VIEs”)

We apply the guidance codified in Accounting Standard Codification 810, Consolidations (“ASC 810”) on accounting for VIEs and their respective subsidiaries, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity in which it has a controlling financial interest. A VIE is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support; (b) as a group, the holders of the equity investment at risk lack the ability to make certain decisions, the obligation to absorb expected losses or the right to receive expected residual returns, or (c) an equity investor has voting rights that are disproportionate to its economic interest and substantially all of the entity’s activities are on behalf of the investor. Provided that there are certain permissions by applicable PRC laws and regulations for foreign equity investment in real estate agency service in the PRC, the real estate agency service is still extensively limited by applicable PRC laws and regulations regarding the uncertainties and conditions of such permissions. To comply with the potential foreign equity restrictions, we provide the real estate agency service primarily through our VIEs. We, through our wholly foreign owned entity (“WFOE”), Jiana (Shenzhen) Development Co., Ltd., have entered into a series of contractual arrangements including exclusive business cooperation agreement, power of attorney, share pledge agreement, exclusive option agreement, loan agreements and spousal consent letter with our VIEs and their respective shareholders. As a result of our direct ownership in our WFOE and the contractual arrangements relating to our VIEs, we are regarded as the primary beneficiary of our VIEs In accordance with ASC 810, and we treat them and their subsidiaries as our consolidated affiliated entities under U.S. GAAP. We have consolidated the financial results of our VIEs and their respective subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Any changes in PRC laws and regulations that affect our ability to control our VIEs might preclude us from consolidating the entities in the future. We will continually evaluate whether we are the primary beneficiary of our VIEs as facts and circumstances change.

Revenue recognition

We adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all years presented. The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle by the Group in its determination of revenue recognition:

(1)	Identify the contract with the customer;

(2)	Identify the performance obligations in the contract;

(3)	Determine the transaction price;

(4)	Allocate the transaction price to the performance obligations;

(5)	Satisfaction of performance obligations.

Our revenues are primarily generated from real estate agency service, consulting services, technology services and sales of prepaid digital game cards. We recognize revenue when control of the promised goods or services is transferred to our customers in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services.

Our revenue recognition policies effective on the adoption date of ASC 606 are as follows:

Real Estate Agency Services

We provide real estate marketing and sales agency services to real estate developers and the local government to sell commercial and residential properties. When another party is involved in providing services to a customer, we follow the guidance provided in ASC 606-10 to determine whether the nature of its promise is a performance obligation to provide the specified services itself as a principal or to arrange for those goods or services to be provided by the other party as an agent. Indicators that an entity is a principal include, but are not limited to (1) whether the entity is primarily responsible for fulfilling the promise to provide the specified good or service; (2) whether the entity has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer; and (3) whether the entity has discretion in establishing the price for the specified good or service. We have determined that we are an agent in providing the real estate marketing and sales agency services to real estate developers as we are not primarily responsible for fulfilling the promise to provide a property and it does not have inventory risk before a property is transferred to a customer. Therefore, revenue generated from real estate agency services to real estate developers is recognized on a net basis. We have determined that we are a principal in providing real estate agency services to local government as we have the discretion in establishing the price and have inventory risk before a property is transferred to a customer. Therefore, revenue generated from real estate agency services to local government is recognized on a gross basis.

As for the marketing and sales agency services to real estate developers, commission-based agency revenue is usually stated as a percentage of the selling price of a property or the excess of the selling price of a property over the fixed price agreed with the real estate developers and is recognized when a successful sale of the property has occurred and closed without further contingency. A successful sale is defined in each agency agreement and is usually achieved after (1) the property buyer has executed the purchase contract; and (2) the property buyer obtained a bank’s approval on the mortgage and made the required down payment if mortgage is applied, or made the one-off payment if mortgage is not applied.

As for the marketing and sales agency services to local government, revenue is recognized when a successful sale of the property has occurred and closed without further contingency. A successful sale is achieved after (1) the property buyer has executed the purchase contract; and (2) the local government has confirmed the sale and the use right of the property has been transferred to a customer.

Technology Services

Technology service revenue is generated primarily from customized software design and development service offered to our customers. We recognize technology service revenue when our service obligations are completed.

Consulting Services

We provide real estate brokers and developers a wide range of real estate consulting services, including market research, advertising plan, feasibility studies and project development. Payment of consulting service is generally contingent on completion of a milestone specified on the consulting service agreements, such as delivery of a market research report. We recognize consulting services revenue upon completion of a milestone, assuming customer acceptance has occurred and the fee is no longer contingent.

Product Sales

Product sales are primarily generated from sales of prepaid digital game cards and agricultural products grew on the Company’s family farm. Product sales are recognized upon delivery of the product.

Determination of fair value of ordinary shares to nonemployees

On March 28, 2019, the Company issued a total of 224,949 ordinary shares to certain professionals in exchange for their professional services in connection with this initial public offering.  The total fair value of these ordinary shares was valued at $1,635,372, which was accounted for as deferred initial public offering costs and recorded in other current assets on our consolidated balance sheet. The deferred initial public offering costs will be offset against the gross proceeds received from the initial public offering.

We were not a publicly listed company and no active share market price was available when the ordinary shares were issued to the professionals. We determined the fair value of ordinary shares to the professionals based on the fair value of services received as we considered the fair value of services received is more reliably measurable than the fair value of the ordinary shares issued. The price of consulting services stated in dollar amount and in the equivalent number of ordinary shares are stated on the consulting agreements and are determined based on our expectation and research on the price of similar services in the market and our negotiation with the professionals. We considered the consulting services transaction with the professionals are arm’s length transactions and the price of consulting services received represented the fair value of the consulting services.

Impairment of long-live assets

Property and equipment and intangible assets with definite lives are subject to depreciation and amortization, and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable or that the useful life of the asset is shorter than we had originally estimated. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the sum of the estimated undiscounted future cash flows expected to be generated from the asset. If the carrying amount of an asset exceeds the sum of its estimated future cash flows, an impairment charge is recognized based on the excess of the carrying value of the assets over the fair value of the assets. We did not record any impairment during the periods presented.

Impairment of equity investments

We adopted ASU 2016-01 on January 1, 2018. For equity investments without readily determinable fair values, we have elected the “measurement alternative,” and therefore carry these investments at cost, less impairment (if any), plus or minus changes in observable prices. On a quarterly basis, we review our equity investments without readily determinable fair values for impairment. If the investment is considered impaired, an impairment loss equal to the amount by which the carrying value exceeds its fair value is recorded through a charge to earnings. The impairment loss may be reversed in a subsequent period if there are observable transactions for the identical or similar investment of the same issuer at a higher amount than the carrying amount that was established when the impairment was recognized. Impairment as well as upward or downward adjustments resulting from observable price changes in orderly transactions for identical or similar investments are included in non-operating income. Realized gains or losses resulting from the sale of equity investments are calculated using the specific identification method and are included in realized gains or losses on marketable security. In December 2016, we recorded an impairment loss of $170,091 (RMB1,150,000) for our investment of 18.4% equity interest of Shenzhen Yulexuan Cultural Industries Investment, Ltd. as we concluded that it was more likely than not the then carrying value of such equity investments were not recoverable.

Income taxes

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. We follow the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statements carrying amounts and tax bases of assets and liabilities by applying enacted statutory tax rates that will be in effect in the period in which the temporary differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in our consolidated financial statements in the period of change.

Recent Accounting Pronouncements

See Note 2(aa) of our consolidated financial statements included elsewhere in this prospectus, “Summary of Significant Accounting Policies—Recent Accounting Pronouncements.”

BUSINESS

Overview

JIANA Science is an exempted limited liability company formed under the laws of the Cayman Islands on August 29, 2018. We conduct business primarily through our VIE, Shenzhen Jiana, and its subsidiaries and branches in the PRC. Our company is principally engaged in real estate services business. During earlier stages of our business, including the last three fiscal years, we engaged in the sale of NetEase Inc. prepaid digital cards, as well as software development business and real estate consulting services. To correspond to the PRC government’s recent initiative to encourage rural development, we have decided to transform our business to a full-service real estate services company focusing on managing properties in Heyuan Lighthouse Basin (Shuntian) Pastoral Complex.  We expect to cease our prepaid digital cards sales business and software development business in the near future and focus primarily on providing real estate related services, such as sale of property, property rental and informational marketplace. Different from many real estate service companies that concentrate on serving scattered and individual properties, we intend to take on a more holistic approach by providing our customers with large-scale real estate projects that require unified planning and services.

Initially established in 2008, we conducted business primarily in the information and technology industry and launched an online real estate information platform, “China Real Estate Online”, in 2009. In the last three fiscal years, we generated revenue mostly from four business lines: (1) Selling NetEase, Inc. (“NetEase”), one of China’s largest mobile, desktop game and internet technology companies) digital prepaid cards which work as gift certificates that can be redeemed on NetEase for the purchase of games, software, hardware, and any other items that are provided on NetEase. Our digital cards selling business line constituted less than 10%, approximately 44.17% and approximately 5.60% of our total revenue for the fiscal years ended April 30, 2017, 2018 and 2019, respectively; (2) IT development services for other internet companies, which generated approximately 43.29%, 36.34% and 10.30% of our total revenue for the fiscal years ended April 30, 2017, 2018 and 2019, respectively; (3) Real estate consulting services, for which we provided marketing strategies and planning advisory services to our customers; and  (4) Real estate agency services , which generated approximately 32.34%, 19.49% and 83.7% of our total revenue for the fiscal years ended April 30, 2017, 2018 and 2019, respectively. We expect our real estate-related business to become substantially all of our business in the coming years as we begin to revolve our business around the “Heyuan Lighthouse Basin (Shuntian) Pastoral Complex”, a large-scale suburban real estate development project located in Heyuan, Guangdong Province, which we have obtained exclusive development, service and sale rights to from the local government.

To correspond to the recent national initiative to encourage rural urbanization, we have decided to strategically transform our company from an information technology company to a full-service real estate services company. We launched a technology-innovative real estate e-commerce platform in 2015. In 2016, we finished the construction of our major real estate e-commerce platform, “Fangrong Online”, under the domain www.fangrongw.com. We then launched a series of products on our online platforms: (1) a real estate service module named “Qujianfang”, or “Fun Building”, (2) a property rental management module called “Quzufang”, or “Fun Rental”, (3) “Fangyuanbao” real estate information marketplaces, and (4) our own payment processing system under which we collaborate with Guangzhou E-union Pay Network Payment Co., Ltd. (“Guangyin Union”), called “EZ-Link Card”. In February 2018, we signed a contract for exclusive rights to develop, sell, and provide value-adding real estate services for, the Heyuan Lighthouse Basin (Shuntian) Pastoral Complex (the “Lighthouse Project”). We anticipate that substantially all of our business going forward will revolve around the Lighthouse Project. We believe that the Lighthouse Project will serve as an industry model for rural area development. We expect the Lighthouse Project to feature four sections: (1) an active senior living community for the elderly who currently reside in nearby large cities such as Hong Kong, Shenzhen and Guangzhou and seek affordable living options; (2) a business center which provides opportunities to combine modern computer technology with traditional agricultural business; (3) ecotourism business that would attract tourists from nearby large cities who seek a short-term getaway stay; and (4) entertainment and cultural center that would promote all forms of arts and sports. We believe upon final completion, which we believe is expected to occur within the next few years, the Lighthouse Project will become a suburban town integrating and balancing between natural and vibrant living.

Our website platform features four different modules: Fun Building, Fun Rental, Fangyuanbao, and EZ-Link Card.

The Fun-Building module is closely connected with our Heyuan Lighthouse Basin (Shuntian) Pastoral Complex. We plan to list the properties for sell in this module, including residential apartments, villas, retail space, and commercial properties. Because the entire area is being developed through centralized planning and management, we believe that the price of properties within the Lighthouse Project will be lowered than comparable options on the market, which would become attractive to the generally cost-conscious elderly population.

The Fun Rental module targets property owners who seeks to outsource his/her property management tasks. Once listed, our offline management team would provide property owners with all-around management service for a low fee. As part of the ecotourism theme, we encourage the property owners in the Lighthouse Project to rent out their properties through our platform for vacationers on a short-term basis. Fun rental, through its offline management team, will provide property owners with one-stop shop service for their rentals, including cleaning, maintenance, dispute resolution and other after sale services.

Fangyuanbao is an online housing information and display system developed by Fangrong Online. Customers can easily conduct research in all the housing provided by the Fangrong Online platform, and acquire detailed information about apartments, including the building and its surroundings, price, acreage, 3D display, and video demonstration. We also provide online video chat services to provide our customers with the most convenient and prompt services and to help them complete the purchase process more efficiently and smoothly. In addition, we provide detailed information about comparable properties developed by others in the near areas as reference for our customers.

Our EZ-Link Card online payment system is built on the combination of the traditional prepaid cards and online operating system. A collaboration effort with the Guangzhou E-union Pay Network Payment Co., Ltd. (“Guangyin Union”), customers can register online to become EZ-Link Card members, and enjoy reward points, consumption discounts, balance refund and referral rewards. All of the above functions can be accessed online, and the system can help customers calculate and complete payment charge, reward points, spending and cash withdrawal. “EZ-Link Card” promotes the concept of converting integrating spending with investment and development of customer loyalty. For customers who have the intentions to use our services, Guangyin Union will open an “EZ-Link Card” account for “EZ-Link Card” members and directly bundle any bank cards from the customers to complete all functions including making payment, balance withdrawal and paying mortgage. Through the EZ-Link Card platform, mobile customers can complete the transactions by simply checking and clicking our app on their phones and enjoy the fast and convenient online transaction experience.

Corporate History and Structure

The following diagram illustrates our corporate structure, including our significant subsidiaries and consolidated affiliated entities, as of the date of this prospectus:

JIANA Science and Technology Co., Ltd. (“JIANA Science”) was incorporated under the law of the Cayman Islands as an exempted limited liability company on August 29, 2018. The Company serves as a holding company and conducts its businesses primarily through its subsidiaries and consolidated variable interest entities (the “VIEs”). “JIANA Science”, its subsidiaries and VIEs are collected referred to herein as the “Company”, “we”, “our” and “us”, unless specific reference is made to an entity. The Company is principally engaged in real estate agency, real estate project operation, consulting and technology development services (the “Businesses”) in the People’s Republic of China (the “PRC” or “China”).

Prior to the incorporation of JIANA Science and the completion of the reorganization (“Reorganization”) as discussed below, the Businesses were mainly conducted by Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”, the “VIE”) and its subsidiaries in the PRC.

In preparation of its initial public offering in the United States, we undertook a group reorganization pursuant to which the Businesses were transferred to the Company. The Reorganization involved the following:

On August 29, 2018, JIANA Science was incorporated in the Cayman Islands with 10,000,000 shares being allotted and issued to the initial subscribers, of which 8,427,100 shares were allocated and issued to Hongyuan Science and Technology Co., Ltd., a special purpose vehicle incorporated on August 13, 2018 and controlled by Ms. Fengzhen  Zhu; 1,010,400 shares were allocated and issued to Yuanda International Commerce Co., Ltd., a special purpose vehicle incorporated on August 13, 2018 and controlled by Mr. Qian Zhou, one of our director nominees; and 562,500 shares were allocated and issued to Yuanzhong International Consulting, Ltd., a special purpose vehicle incorporated on August 15, 2018 and controlled by Mr. Qingchao Yao.

The equity interests of Shenzhen Jiana, our consolidated variable interest entity, are held byFengzhen Zhu, our chief executive officer and chair of our board of directors, Qingchao Yao, and Qian Zhou, one of our director nominees, with each holding 84.27%, 5.63%, and 10% respectively. Fengzhen Zhu controls the decision making of Shenzhen Jiana and indirectly has a considerable influence over our company and our corporate matters.

On September 3, 2018, the Company incorporated JIANA International Consulting Co., Ltd. (“JIANA International”), a wholly owned subsidiary of the Company, in British Virgin Islands.

On December 3, 2018, JIANA International entered into an equity purchase agreement with Hong Kong JIANA Investment Co., Ltd. (“Hong Kong JIANA”) pursuant to which JIANA International acquired 100% of equity interest in Hong Kong JIANA and Hong Kong JIANA became a wholly owned subsidiary of JIANA International.

On March 18, 2019, the Company incorporated Jiana (Shenzhen) Development Co., Ltd. (“Jiana Development”), a wholly foreign-owned enterprise (“WFOE”) in the PRC, which is owned by Hong Kong JIANA.

In March, 2019, Jiana Development entered into a series of contractual agreements with Shenzhen Jiana and its nominee shareholders. Such contractual arrangements primarily consist of Exclusive Business Cooperation Agreement, Power of Attorney, Share Pledge Agreement, Exclusive Option Agreement, Loan Agreements and Spousal Consent Letters, which enable JIANA Science to (1) have power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, JIANA Science is considered the primary beneficiary of the VIEs and has consolidated the VIE’s financial results of operations, assets and liabilities in the Company’s consolidated financial statements. The contractual agreements are described below.

Contractual Agreements

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement, the VIE appointed Jiana Development to be its exclusive service provider to provide complete technical support, business support and related consulting services during the term of the agreement, which included but not limited to technology consulting services, management software development, and computer hardware and software development and sales. In respect to the services provided by Jiana Development, the VIE agreed to pay service fees substantially equal to all of the net income of the VIE on a quarterly basis subject to certain adjustments depending on, among other things, the complexity, the difficulty, the required time and the commercial value of such services. Further, the VIE granted to Jiana Development an irrevocable and exclusive option to purchase, at Jiana Development’s sole discretion, any or all of the assets of the VIE, to the extent permitted under the PRC laws, at the lowest purchase price permitted by the PRC laws. The term of this agreement is ten years unless earlier terminated in accordance with the provisions of this agreement or relevant agreements separately executed between the parties.

Power of Attorney

Pursuant to the Power of Attorney, each nominee shareholder of Shenzhen Jiana irrevocably authorized the WFOE to exercise the rights related to their shareholdings, including but not limited to attending shareholders’ meetings and voting on their behalf on the sale or transfer or pledge or disposition of their equity interest in Shenzhen Jiana, and designating and appointing senior management members. The Power of Attorney will be continuously valid as long as the nominee shareholders remain the shareholders of Shenzhen Jiana.

Share Pledge Agreement

Pursuant to the Share Pledge Agreements, nominee shareholders of Shenzhen Jiana agreed to pledge all of their respective equity interests of Shenzhen Jiana to the WFOE to ensure that Shenzhen Jiana fully performs its obligations under the Exclusive Business Cooperation Agreement and pays the consulting and service fees thereunder to Jiana Development when the fees become due. The nominee shareholders and Shenzhen Jiana have registered the equity pledges with Shenzhen Administration for Market Regulation in accordance with the PRC laws on March 25, 2020. In the event of default on the Exclusive Business Cooperation Agreement, the WFOE has the right, but not the obligation, to dispose the pledged equity interests to compensate for any losses. The nominee shareholders also have undertaken, without the WFOE’s written consent, not to transfer the pledged equity interests or assign or delegate its right and obligations under the Share Pledge Agreement. The Equity Pledge Agreements will be continuously valid until all payments are due under the Business Cooperation Agreement. The WFOE has the right to collect any and all dividends declared or generated in connection with equity interest during the term of the Share Pledge Agreement.

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement, the nominee shareholders of Shenzhen Jiana irrevocably granted the WFOE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase their equity interests in Shenzhen Jiana at any time in part or in whole at the WFOE’s sole discretion to the extent permitted by law. The aggregate purchase price of all the equity interest to be purchased by the WFOE shall be equal to the paid in capital by the nominee shareholders, adjusted pro rata for purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal of the equity interest or stipulate other restrictions. The relevant parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the equity interest of Shenzhen Jiana to the WFOE. This agreement remains effective for a term of ten years and may be renewed at the WFOE’s option.

Loan Agreements

Pursuant to the Loan Agreements, the WFOE agreed to grant loans to each of the nominee shareholders of Shenzhen Jiana with the sole purpose of providing funds for the capital injection to Shenzhen Jiana. To secure such loans, the nominee shareholders should enter a Power of Attorney and an Exclusive Option Agreement. The WFOE has the right to acquire equity interests held by each nominee shareholder at any time. When the nominee shareholders transfer their equity interest to the WFOE or the WFOE’s designated person(s), in the event that the transfer price of such equity interest is equal to or lower than the principal of the loan, the loan shall be deemed an interest-free loan. In the event that the transfer price of such equity interest exceeds the principal of the loan, the excess over the principal shall be deemed the interest of the loan. The terms of the loans are ten years and can be extended upon mutual written consent of binding parties.

Spousal Consent Letters

The spouse of each nominee shareholder of Shenzhen Jiana unconditionally and irrevocably agreed to the execution of the Share Pledge Agreement, the Exclusive Option Agreement and the Power of Attorney and the disposal of the equity interest registered in the name of the respective nominee shareholder. In addition, the spouse of each nominee shareholder of Shenzhen Jiana agreed not to make any assertions in connection with the equity interests held by the respective nominee shareholder and the nominee shareholder can perform the contractual arrangements without the authorization or consent from the spouse.

Additional Consolidated VIEs

On March 16, 2019, Heyuan Branch entered into an Engineering, Procurement and Construction (“EPC”) management agreement, namely Tianluncheng Project EPC Management Agreement, with Shenzhen Mingyuan, whereby Heyuan Branch is responsible for the detailed design, overall management, sales of the properties and the purchase of the remaining unsold properties within the Tianluncheng Project. Even though the Company, through Shenzhen Jianna, does not hold any voting equity interest in Shenzhen Mingyuan immediately after Shenzhen Jiana transferred all 60% equity interest in Shenzhen Mingyuan to Ms. Xiaoxun Chen, a related party, on February 24, 2019, the Company has determined that it holds variable interest in Shenzhen Mingyuan as the Company, through Heyuan Branch, guarantees to purchase all of the remaining unsold properties within the project at a price over Shenzhen Mingyuan’s acquisition cost and therefore protect the equity holders of Shenzhen Mingyuan from suffering losses. The Company has further determined that Shenzhen Mingyuan is a VIE as Shenzhen Mingyuan does not have sufficient equity capital to finance its activities without additional subordinated financial support. The primary activities of Shenzhen Mingyuan that most significantly impact Shenzhen Mingyuan’s economic performance are construction and sale of the properties within the Tianluncheng Project. The Company acts as an operating manager and is responsible for the overall management and sales of the properties. The Company has concluded that it is the primary beneficiary of Shenzhen Mingyuan as it has the power to direct the activities that most significantly impact Shenzhen Mingyuan’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to Shenzhen Mingyuan. The Company has consolidated Shenzhen Mingyuan in its consolidated financial statements for the periods presented.

On March 10, 2019, Shenzhen Jiana and Dongyuan Mingyuan entered into an investment cooperation agreement with Shenzhen Mingyuan. Pursuant to the investment cooperation agreement, the registered capital of Dongyuan Mingyuan increased from $2,976,102 (RMB20,000,000) to $8,184,280 (RMB55,000,000), of which $2,864,498 (RMB19,250,000), or 35%, was allotted to Shenzhen Jiana and $5,319,782 (RMB35,750,000), or 65%, was allotted to Shenzhen Mingyuan. Shenzhen Jiana’s 35% equity investment in Dongyuan Mingyuan is considered variable interest. The primary activities of Dongyuan Mingyuan that most significantly impact its economic performance are certain construction and management projects which are directed by the Company through Shenzhen Jiana and Shenzhen Mingyuan. The Company acts as an operating manager and is responsible for the overall management and sales of the properties. The Company has concluded that Dongyuan Mingyuan is a VIE and the Company is the primary beneficiary of Dongyuan Mingyuan as it has the power to direct the activities that most significantly impact Dongyuan Mingyuan’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to Dongyuan Mingyuan. The Company has consolidated Dongyuan Mingyuan in its consolidated financial statements for the periods presented.

The ownership structure of principal subsidiaries, VIE and VIE’s subsidiaries for the periods presented and immediately after the Reorganization are set out as follows:

Name	Place of incorporation	Date of incorporation	Equity interest held				Principal activities
			As of April 30, 2018	Immediately after the Reorganization	As of April 30, 2019	As of October 31, 2019
Subsidiaries
JIANA International Consulting Co., Ltd. (“JIANA International”)	British Virgin Islands	September 3, 2018	N/A	100%	100%	100%	Investment holding
Hong Kong JIANA Investment Co., Ltd. (“Hong Kong JIANA”)	Hong Kong	December 3, 2018	N/A	100%	100%	100%	Investment holding
Jiana (Shenzhen) Development Co., Ltd. (“Jiana Development”, the “WFOE”)	PRC	March 18, 2019	N/A	100%	100%	100%	Investment holding
VIE and VIE’s Subsidiaries
Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”)	PRC	November 10, 2008	VIE	VIE	VIE	VIE	Real estate agency, project operation services and technology development services
Shenzhen Jiana Technology Co., Ltd. Heyuan Branch (“Heyuan Branch”)	PRC	November 3, 2017	VIE’s Subsidiary	VIE’s Subsidiary	VIE’s Subsidiary	VIE’s Subsidiary	Real estate project operation services
Dongyuan Mingyuan Tianyuan Investment Co., Ltd. (“Dongyuan Mingyuan”)	PRC	November 15, 2017	VIE’s Subsidiary	VIE’s Subsidiary	VIE’s VIE	VIE’s VIE	Real estate project operation services
Shenzhen Zhongdemei Piano Investement, LLP (formerly Shenzhen Fangrong First Real Estate Investment Co., Ltd) (1)	PRC	February 5, 2016	VIE’s Subsidiary	VIE’s Subsidiary (Deconsolidated on March 2, 2019)	N/A	N/A	Piano training and cultural activities planning
Shenzhen Jiana Second Real Estate Investment Co., Ltd. (2)	PRC	January 22, 2016	VIE’s Subsidiary	VIE’s Subsidiary (Deregistered on April 19, 2019)	N/A	N/A	Real estate agency, marketing solution and consulting
Shenzhen Fangrong Second Real Estate Investment, LLP (3)	PRC	February 5, 2016	VIE’s Subsidiary	VIE’s Subsidiary (Deregistered on April 19, 2019)	N/A	N/A	Real estate agency, marketing solution and consulting
Shenzhen Mingyuan Investment Holding, Ltd. (“Shenzhen Mingyuan”, formerly Shenzhen Zhongdemei Chuangke Management, Ltd.) (4)	PRC	March 28, 2017	VIE’s VIE	VIE’s VIE	VIE’s VIE	VIE’s VIE	Project investment and property management

Immediately prior to the Reorganization, the Businesses have been conducted through Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”) and its subsidiaries in the PRC. Pursuant to the Reorganization, the Businesses are transferred to and held by the Company. The Company and the newly incorporated entities have not been involved in any other businesses prior to the Reorganization and do not meet the definition of a business. The Reorganization is merely a reorganization of the Businesses with no change in management of such business. Accordingly, the Company resulting from the Reorganization is considered as a continuation of the Businesses conducted through the Company. Accordingly, the accompanying consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the Businesses before the completion of Reorganization. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Company had actually existed on a stand-alone basis during the periods presented before the completion of Reorganization.

Our Business Models

Fun Building

“Fun Building”, or “Qujianfang” in Chinese, is one of the four modules on our online housing services platform “Fangrong Online”, which brings a new level of transparency, efficiency and trust to our customers for buying and selling real estate properties. With our past experience in the information and technology industry, we designed Fun Building to help our customers to purchase properties from four different sub-communities within our Heyuan Lighthouse Basin (Shuntian) Pastoral Complex.

Fun Building also aims to enhance the efficiency and reduce the cost of traditional real estate marketing by leveraging our online platform and existing members. We believe that we are able to cut down the cost of development, marketing and management and therefore offer properties at up to 30% discount to comparable properties on the market by working with EPCs directly and sell properties on our website without the traditional overhead cost. We will be able to reduce the administrative costs and allowing our members to enjoy a more convenient and more transparent experience of negotiating their deals directly. Customers can browse housing resources through our website or app and then make instant purchase offer. They can also make real-time deal negotiation through our video chat services. After initiating the offer, our customers can track the process of their offers and use statistics provided on the website to make their final decisions.

Properties listed in the Fun-Building modules are sold exclusively by our VIE Shenzhen Jiana. Shenzhen Jiana generates its revenue through primarily two methods. First, it acts as a broker for developers, who pays Shenzhen Jiana a commission for each property it sells. Second, it acts as a general development lead for territorial development. Upon receiving the exclusive right from the government to develop the old farmland, Shenzhen Jiana, through outsourced subcontractors, plan, design and build properties and sell the properties to the general public. Shenzhen Jiana would work with its engineering, procurement and construction (“EPC”) contractors to provide all necessary engineering and project management services. The EPC service uses tighter project integration that reduces both project costs and time. Our EPC service offers services and support in design, construction, fabrication, procurement, quality, operator training and systems maintenance. The construction cost, management cost and publicity cost are comparably lower compared to the traditional housing construction companies charged in the current market. Shenzhen Jiana would profit by subtracting the fees paid to builders, EPC subcontractors and other consultants from the purchase price paid by our customers. Through this model, we believe our customers will pay a relatively low price for properties purchased from our Fun Building than other properties on the open market.

Fun Rental

“Fun Rental” is a centralized online rental module affiliated to our Fangrong Online platform for available renting housings within our Lighthouse Project with low-commission fee.

Different from other online short-term rental services companies on the market, we provide integrated customer services for clients who use our Fun Rental services within our pastoral complex to improve our customers’ satisfaction and reduce costs. For homeowners who purchased properties within our pastoral complex by using our Fun Building service and need leasing services for their vacant units, Fun Rental offers a one-stop solution that combines advertising, receiving orders, hotel-level amenities, free and convenient check in and check out services, timely cleaning and maintenance services as well as payment processing services. We also use membership discount promotion and loyalty programs to attract more customers. There are basic benefits allotted to all members and different levels of benefits allotted to various loyalty levels of members recognized by amount of purchases. We now have hundreds of thousands of registered members for our Fun Rental services platform. Our EZ-Link members are entitled to deposit-free rental housing, there will be no deposit charged when they book their reservations or after they check in.

While we generated very little income from Fun-Building and Fun-Rental in the last three fiscal years, we expect they will become our primary source of income going forward.

Fangyuanbao

“Fangyuanbao” is an online housing information and display system affiliated to Fangrong Online. Customers can easily conduct research for new homes, open houses, resale homes and rental housings organized by the Fangrong Online platform, and acquire detailed information about targeted house or home unit, including the building and its surroundings, price, acreage, 3D display, and video demonstration. For customers who are looking for renting resources, Fangyuanbao can quickly revolutionize their accommodation operation. The easy-to-use tools allow Fangyuanbao to focus on maximizing occupancy, enhancing customer service, and improving communication. We also provide online video chat services to be able to respond quickly to changes in customer’s demand and to help them complete the purchase process more efficiently and smoothly.

EZ-Link Card

“EZ-Link Card” is an online payment system affiliated to Fangrong Online, and it is built on the combination of the traditional prepaid cards and online processing system. A collaboration effort with the Guangzhou e-union Pay Network Payment Co., Ltd. (“Guangyin Union”), customers can register online to become EZ-Link Card members, and enjoy reward points, consumption discounts, balance refund and referral rewards. All of these functions can be accessed online, and the system can help customers calculate and complete payment charge, reward points, spending and cash withdrawal. “EZ-Link Card” promotes the concept of converting integrating spending with investment and development of customer loyalty. For customers who show interests to use our services, Guangyin Union will open an “EZ-Link Card” account for “EZ-Link Card” members and directly bundle any bank cards from the customers to complete all functions including making payment, balance withdrawal and paying mortgage. Through the EZ-Link Card platform, mobile customers can complete the transactions by simply checking and clicking our app on their phones and enjoy the fast and convenient online transaction experience.

EZ-Link Card’s fast one-click payment process and convenient internal clearing function greatly improve our cash flow. With several seconds of submitting an online payment and updating bank account information, we can receive almost immediate transaction confirmation of whether our customers have sufficient funds to cover the transaction and save the time spending on the recording the payment manually. Once our customers registered as EZ-Link members on our website, all the payments, withdrawal and other transactions as well as updates to member records are handled automatically which boost productivity within the human resources.

Our Main Project and Products

Our Project

In addition to our innovative business models revolving our “Fun-Building” and “Fun-Rental” modules, we believe that our biggest competitive advantage is the exclusive right we have obtained to develop and service the Heyuan Lighthouse Basin (Shuntian) Pastoral Complex, one of the major suburbanization initiative in Heyuan City. The exclusive right grants us the ability to plan, operate, sale and service for at least the next six years, giving us an edge comparing to other traditional real estate developers.

Our Lighthouse Project has been designated as one of eighteen national pilot pastoral complex projects, covering total area of 114.28 square meters. We expect upon completion, the town center will cover an area of approximately 1,635 acres, total residential and commercial buildings to take up 854 acres with total construction area of more than 10 million square meters. We expect the Shuntian County to have the capacity to house 200,000 long-term residents and another 200,000 short-term visitors. As we have the exclusive right to plan and develop the area, it is our goal to develop the Lighthouse Project into a suburban community that is known for its technological advancement, cultural richness and comfortable living environment.

As part of our Fun-Building module, we take the lead on the overall planning, marketing and promotion, sale of both residential and commercial properties within the Lighthouse project. On a case by case basis, we would generate our revenue either through selling commission or profit that we make for each development project.

We believe the Lighthouse Project offers tremendous opportunity with respect to our Fun-Rental business. Rural suburbanization effort is expected to convert approximately 200 acres of farmland with total construction area of 1.6 million square meters. We expect that 30% of the new housing will be used to settle the farmers who prefer to stay in the area with the rest 70% to be rented to elderlies from Hong Kong who are looking for affordable housing as part of their retirement. To promote the ecotourism business within the Lighthouse Project, we plan to attract hotel chains and encourage local residents to renovate their family housing for rentals. We provide customers with conservation projects, sightseeing in natural habitats and trips to farmhouse. Fun Rental and Fangrong Online will manage the rental of the home units. With our advanced platform and innovative operation, we expect that the project will create many units available for tourists, thus generating revenue from our property management service business.

Our Products

Currently, substantially all of our real estate listings available for purchasing and renting are provided and sourced by our Lighthouse Project. We believe that we provide effective marketing channel for our listings to national and even international customers through a network of over hundreds of thousands registered members   we have accumulated from the past. Most of our properties can be found or posted on our online platform. We create searchable engine that will make it easier for customers to locate their desired properties on our websites. The Pastoral Complex project covers 114.28 Square kilometer (28,239.203 acres) within Shuntian County. There are 4 theme towns and communities are going to be built within the pastoral complex. The pastoral complex is expected to have a carrying capacity of housing 200,000 residents and have a capacity of hosting an additional 200,000 tourists per day. We expect our customers will be able to purchase condominium, houses, buildings within mixed-use complex and retail spaces within the following four themed sub-communities.

(1)	Active senior living community – We believe the biggest attraction of our Lighthouse Project is the development of an active senior living community to be sold or leased to purchasers or tenants to fulfill the need of China’s growing “elderly society”. Our active senior living community is designed for elderly couples or individuals who want to be around other people of their age who are also active and engaging. There will be affiliated hospital, recreational center and health center built in order to let our customers enjoy a healthier and happier retirement life. With just minutes away from farms, tourist attraction, mountains and entertainment center, our active senior living community offers an active living style where our customers are encouraged to make the most of every day by gardening, fishing, hiking and a broad range of indoor and outdoor activities.

(2)	Ecotourism destination – With its close proximity to large cities, improved transportation and infrastructural systems and enjoyable living environment, property owners within our project will be encouraged to engage themselves in the local ecotourism opportunities. The Lighthouse Project is expected to have a carrying capacity of housing 200,000 residents and have a capacity of hosting an additional 200,000 tourists per day. We cooperate with property owners to provide customers with personalized tourist plans, restaurants featuring local special dishes, hostels or homestays with unique staying experiences and recreation sites such as fruits-picking farms. Not only will we provide customers with distinguished and unforgettable travel experiences, our ecotourism business line will generate employment and income for the local residents and provide incentives to preserve some of the old customs and traditions, crafts, traditional festivals, architecture, food that are unique from the Hakka cultures.

(3)	Agriculture-based IoT (Internet of Things) town – The land underlying the Lighthouse Project covers a rich cultivated area of 30,565.05 mu (5,035.19 acres). We plan to take advantage of the geographical advantage and use Internet of Things to facilitate the infrastructure in our IoT Town and create smart farming. The Lighthouse Project is expected to attract talents, digital service providers, city planners, mobile operators in deploying connected solutions and using data and analytics to increase food production to help meet the ever-growing food demand in local counties, cities and the whole country. Customers who have the interests in purchasing houses in our IoT Town can enjoy a private, peaceful and comfortable living atmosphere but still have access to convenient transportation and smart farming built by the IoT technology.

(4)	Cultural and Entertainment Center – The creation of a cultural and entertainment center aims to develop local cultural entertainment ventures that attract more tourists to go deep into the living environment with suburban characteristics, social activities and allow them to enjoy the fun brought by the pastoral complex which in turn could promote our Fun Rental business line. Besides Fun Rental, customers also have access to purchase shops in the flowers village, Pastoral square, and Hakka ethnic heritage center. The Hakka culture include its own unique language, various art forms, food, folklore, and traditional customs. In addition, we plan to build a sports center as a venue for sports games and training facilities for sports team. When complete, it will focus on sporting activities as well as leisure and entertainment. The beauty of the pastoral complex, the ingenuity of the sports town and the endearing fans for sports game will help our project attract more and more tourists in the next six to ten years.

Below are some of our ongoing development projects:

(i)	Tianlun Mingyuan Pastoral Complex (Phase One)

(ii)	Hakka Immigrant Cultural Plaza and Shopping Street

(iii)	Lighthouse Basin Pastoral Complex Reception Center

The following table provides a summary of the budget of our ongoing development projects:

Phases	Construction Area	Sellable Area	Unit Price (3)	Total Anticipated Sales (3)	Total Anticipated Cost (3)	Anticipated Gross Profit (3)	Anticipate Completion Date
Hakka Immigrant Cultural Plaza and Shopping Street	44,029㎡	44,029㎡	$743 (RMB 5,000) /㎡	$33 million (RMB220 million)	$19.5 million (RMB131 million)	$13.5 million (RMB89 million)	September, 2020
Lighthouse Basin Pastoral Complex Reception Center (1) (2)	13,064㎡	13,064㎡	$455 (RMB3,062)/㎡	$6 million (RMB 40 million)	$2.5 million (RMB17 million)	$3.5 million (RMB13 million)	May, 2020
Tianlun Mingyuan Pastoral Complex (Phase I)	230,379㎡	210,000 ㎡	$1,115 (RMB7,500) / ㎡	$234 million (RMB1,575 million)	$152 million (RMB1,020 million)	$82 million (RMB555 million)	June 2021
Tianlun Mingyuan Pastoral Complex (Phase II)	193,221㎡	193,000 ㎡	$1,189 (RMB8,000) / ㎡	$229 million (RMB1,544 million)	$135 million (RMB905 million)	$94 million (RMB639 million)	June 2022

(1)	The Company may choose to lease out the whole Lighthouse Basin Pastoral Complex Reception Center. The anticipated annual lease revenue is approximately $700,000 (RMB4,700,000)

(2)	The Company plans to sell or lease the reception center on unfurnished condition “as is” when the main frame construction is completed. The anticipated total cost only includes the estimated total construction costs that allow the building to reach the salable and or leasable condition.

(3)	The anticipated amounts, unit price, and anticipated completion date may vary from the actual amounts, which are depending on the market condition.

A portion of Our Hakka Immigrant Cultural Plaza and Shopping Street has been funded by our existing working capital invested by our shareholders. Upon completion of the construction, the remaining payment due to our contractors will be covered by our sales proceeds. We plan to use the revenue generated from the sales or lease of our Lighthouse Basin Pastoral Complex Reception Center to pay the respective contractors as the payment is not due until the main frame of the Lighthouse Basin Pastoral Complex Reception Center is completed. We plan to use profit generated from our Hakka Immigrant Cultural Plaza and Shopping Street project and our Lighthouse Basin Pastoral Complex Reception Center project and investments from potential investors to start the Phase I of our Tianlun Mingyuan Pastoral Complex project. We plan to launch Phase II of our Tianlun Mingyuan Pastoral Complex project upon the sale of Phase I.

The following table provides each project’s current status:

Projects Name	Project Status	Sellable Area/ Units as of January 10, 2020	Anticipated Projects	Anticipate Completion Date
Hakka Immigrant Cultural Plaza and Shopping Street	Two multi-story buildings (with 100 units) ceiled main structure as of January 9, 2020.	100 units of residential housing and 8 units of commercial housing.	The construction of 71 units of commercial properties will start in May 2020	December 2020

Lighthouse Basin Pastoral Complex Reception Center (1) (2)	All the general construction, electrical, plumbing, doors and windows, fire safety system have been completed as of December 31, 2019	13,064㎡	Interior design	The general construction was completed in December 2019 and the interior design will be completed in May 2020.

Tianlun Mingyuan Pastoral Complex (Phase I)	The general construction of roads, surrounding landscapes, parks, farms, parking lot, elevator, reception center and lounge as well as the main building have been completed as of January 9, 2020.	607 units of housing (within one building) in senior living communities.	The construction of another four buildings for senior living communities in ongoing.	The interior design of the main building will be completed in May 2020. The construction of the remaining four buildings will be completed in June 2021.

Tianlun Mingyuan Pastoral Complex (Phase II)	The general construction of roads, pipe and plumbing and surrounding landscapes have been completed as of January 9, 2020.	None	Senior living apartments, commercial units and financial center (193,221 m2 in total)	The general construction will be completed in June 2022.

1.	Hakka Immigrant Cultural Plaza and Shopping Street

●	The Company expects to launch another 71 units of commercial properties in May 2020.

●	Clients can start purchasing the completed 100 units of residential housing and 8 units of commercial housing through our Company.

●	More sales will be conducted in September, 2020.

2.	Lighthouse Basin Pastoral Complex Reception Center

●	Construction has been completed in December 2019.

●	Introduced new sales and marketing team to promote the sellable areas.

3.	Tianlun Mingyuan Pastoral Complex (Phase I)

●	Four new buildings are under construction, which will increase the Company’s sellable area by 25,362 m2.

●	Our company will continue to construct heavily in senior living apartments in order to improve entire senior living communities development processes

4.	Tianlun Mingyuan Pastoral Complex (Phase II)

●	Increase sales by improving entertainment sites and financial service center

●	Our company will expand our amenities within the senior living communities segment at accessible prices and complementing existing services.

We generate revenues from commissions on acting as a broker for developers, who pay us commission for each property we sell on their behalf. We also generate revenues from commissions on acting as a project manager for rental properties we manage. Our revenues are widely diversified across service lines and clients. In addition to leveraging our project marketing, we bring a team with competitive advantage in marketing services, specifically in real estate industry, to be responsible for marketing planning, promotion and real estate sales of the entire Tianluncheng Project.

For developers’ projects undertaken by us, properties are all government-owned commercial and residential land with a land use right of seventy years. Individuals cannot privately own land in PRC but may obtain transferrable land-use rights for a number of years. Currently, the maximum term for urban land-use rights granted for residential purposes is seventy years. The seventy-year land use rights will be transfer to consumers once they purchased the land, registered the land and received the real property ownership certificate from the government.

For land that were used for constructing hospital, schools, ecotourism destination and Cultural and Entertainment Center, Dongyuan Mingyuan Tianyuan Investment Co., Ltd. (“Dongyuan Mingyuan”) owns the rights to develop the land through land allocation. In urban areas in PRC, the state has the authority to allocate land-use rights to land users. Dongyuan Mingyuan is authorized to use the state-owned land by land allocation from state government. 35% of the rights to develop land was allotted to our Company because of the investment cooperation agreement between Dongyuan Mingyuan and us. Land that were used for constructing senior living communities are collective construction land which is owned by government and we were granted with rights to develop through governmental grants.

Our continued sources of income come from our service to the residents who will live in our senior living communities. Besides recurring monthly fees which including housing, meals, transportation and activities based on the size of the resident’s apartment, we also generate income from adult day care for seniors, health care, sports club, entertainment and investment products for seniors.

Our Services

Real Estate Agency Services

For housing resources within our Lighthouse project, we help properties owners in Active Senior Living community within our new countryside construction to organize online promotion and conduct online advertisements for their housing. In addition, we organize EZ-Link Card members to subscribe housing information online so they can have access to the newest housing resources. In addition, we help collect full payment or down payment from the EZ-Link Card members and arrange mortgage and installment payments for them. We also offer additional furnished services as required by customers, such as preliminarily furnished housing products and rendering real estate certificates.

Different from traditional real estate service companies, we collect customer’s files after they submitted on our website of their interests to purchase houses from our Heyuan Lighthouse Basin (Shuntian) Pastoral Complex. We conduct marketing for our housing recourses by holding counseling and information conferences for customers who submit their potential intention to purchase home units in our project. We offer promotion codes to customers who are registered as EZ-Link Card Members to help them make purchases conveniently and enjoy discounts. As a full-service agent, we provide our customers with EZ-Link Card Service Manual, help them select housing, help them complete online housing purchase process, help them arrange and sign housing purchase contract online and provide customers with the housing closing procedures, which including help them prepare the related paperwork and certificate that need to be filed with the local governments. We also provide post-contract services such as assisting customers with moving in, referring customers with property management team, as well as organizing and maintaining property management services.

For housing resources outside the Lighthouse project, such hotels, inns, homestays apartments and other lodgings. Our Fangrong Online website not only provides an optimum showcase of properties to potential renters, but also offer them an easy way to book and an easy way for property owners to collect payments.

Consulting Services

We provide real estate brokers and developers a wide range of real estate consulting services, including market research, advertising plan, feasibility studies and project development. Our consulting services are tailored to meet the needs of real estate brokers and developers at various stages of the project development and sales process.

Product Sales Services

We also provided selling services of NetEase prepaid game cards. Because of our transformation to real estate service companies in 2016, we expected to cease the product sales business going forward. And our substantially revenue will be generated from the real estate services that we provide to our customers.

Technology Service

We provide customized software design and development service to our customers. In the year of 2017, we provided our customers with services regarding developing Web application firewall safeguard and cloud-based desktop platform solutions. As we transition ourselves to a real estate service company, we do not expect to provide as much technology support service as they had previously.

Property Management Service

At its planning stage, once the properties are completed, through our offline management team, we plan to provide property owners with one-stop shop service that combines advertising, receiving orders, hotel-level amenities, free and convenient check in and check out services, timely cleaning and maintenance services as well as payment processing services. We will also use membership discount promotion and loyalty programs to attract more customers for property owners. There will be basic benefits allotted to all members and different levels of benefits allotted to various loyalty levels of members recognized by amount of purchases.

Industry Background

Real estate industry has been a significant pillar of the national economic in China and it maintained a comparatively rapid growth rate in the past decade. See Deloitte China re Industry Investment Promotion Research (180511). Real estate industry is the predominant industry in Chinese socio-economic society. The development of real estate industry has an important impact on upstream and downstream industries and closely related to people’s everyday lives in the past, in the present and in the future since housing has always been the most important piece of property people purchase.

As we live in a digital age today, forty-four percent (44%) people looked for properties online first in 2018. The common method people used to find a real estate agent back in 1980s was through references by friends, neighbors and relatives. While nowadays people initiated the process online first and over ninety percent (90%) of real estate firms have their own websites. (Real Estate in a Digital Age 2018 Report by National Association of Realtors https://www.nar.realtor/sites/default/files/documents/2018-real-estate-in-a-digital-world-12-12-2018.pdf) Our real estate E-commerce platform (http://www.fangrongw.com/index.html) is innovative no matter in China or in a world-wide range with the rapid growth and application of mobile Internet, intelligence analysis and block-chain technology.

In addition, the current Chinese demographic shift is experiencing a rapid growth of the aging population. With a population of more than 1.4 billion, China is experiencing a substantial rise in the number of elderly people, aged 60 and over. This demographic accounted for 17.3 percent of the Chinese population, or about 241 million people, at the end of 2017. That number is expected to rise to 487 million, or about 35 percent of the Chinese population, in 2050. With 241 million people above the age of 60 – the highest in the world – it presents a huge opportunity for active senior living communities. (http://www.mca.gov.cn/article/sj/tjgb/) Our major project, Heyuan Lighthouse Basin (Shuntian) Pastoral Complex, plans to build a comprehensive retirement community as part of our Fun Building services. We plan to use Shuntian Pastoral Complex as an innovative development model, and we eventually plan to replicate such model in other parts of the country in the future.

*sources: https://bg.qianzhan.com/report/detail/300/180110-e2a40fa7.html

In recent years, because Chinese people have higher income and more paid holidays, their understanding and demand for tourism housing has also increased greatly. With the growth and diversification of the tourism industry, the price of tourism real estate has also risen, stimulating the further development of diversified tourism real estate. It is expected that tourism real estate industry will develop to meet the needs of domestic and foreign tourists. On the one hand, more and more Chinese people have domestic travel plans in holidays; on the other hand, the number of foreign visitors is also increasing each year. Therefore, in holidays, there would be a shortage of tourism housing. With the diversification of people’s lifestyles, people will also demand diversification of their travel plans. Market needs for customized and special forms of tourism are increasing, and the entertainment feature of the trips will be greatly addressed. The current annual tourist number of Heyuan City is 36 million, which is mainly concentrated in Dongyuan County—the location of Lighthouse Basin (Shuntian) project. Since the tourism housing supply around Heyuan City is in severe shortage, we can foresee the high potential for the tourism housing market in Heyuan in the near future. Our “Fun Rental” services provide short-term rental and home-sharing services to tourists by leasing the idle housing to tourists who are traveling in our Lighthouse Basin (Shuntian) project. Due to the price advantages compared to hotels, “Fun Rental” has a promising market.

More and more attention has been paid by tourist to respect for the environment. 65% of travelers said they were interested in staying at green facilities at least once (compared to 34% last year). In addition, 68% confirm that they may be more inclined to book an eco-friendly structure: the record goes to Chinese travelers (93%), followed by Brazilians (83%) and Spaniards (80%). (https://chinesetouristagency.com/eco-tourism-is-booming-in-china/) The new generation of tourists in China, especially the millennials, are deviating from traditional rules and are looking for slow, relaxed but mysterious journeys to discover authentic and uncontaminated places and respect for the environment. It is no doubt that ecotourism represents one of the most environmentally friendly alternatives for the traditional traveling methods and opens a big market for many unexplored cities and villages such as our Heyuan city.

Our Growth Strategy

Starting in 2019, we plan to focus our primary business on real estate service, specifically for our Lighthouse Project. We plan to implement the following strategies to further grow our future business:

●	Online Platform – We plan to continue developing our website and mobile application to provide our user with better interface and improve overall experience.

●	Fun-Building Sales – Because of the six-year exclusivity to service the Lighthouse Project, we plan to take advantage of the term of the contract to sell completed units through our online and offline marketing efforts. We plan to market these properties to elderly families who currently reside in nearby Tier-one cities such as Guangzhou, Shenzhen and Hong Kong and offer them with an affordable and enjoyable retirement community.

●	Fun-Rental Management Service – We believe ecotourism business will offer a promising future for our Lighthouse Project. As our project combines modern living with natural environment, we expect that many families from nearby cities will travel to our location to experience a change of lifestyle. Our Fun-Rental management service will cater its service to property owners and renters of the properties to provide tourists with comprehensive bed and board service so that the visitors could feel as if they were at home.

Competitive Advantages

We are a technology-power real estate company with sophisticated online platform that offers a diversified portfolio of services to satisfy our customer’s growing needs. We have a number of competitive advantages that will enable us to maintain and further increase our market position in the industry for the regional market. Our competitive strengths include:

●	Unique business model. Our innovative Internet-based real estate (Fun-Building) business model, could reduce 20-30% of intermediate services and development costs, which are then passed onto our consumers. Our business model offers a pricing advantage comparing to others in the industry.

●	Holistic Approach. Whether it is for property sale or rental management, we have a centralized operation to provide our customers with comprehensive service within the community. Senior and retirees with tiered care and tourist resort facilities. We believe this holistic approach could enhance the efficiency and reduce the cost of our operation and development of the community.

●	Project exclusivity. On February 9, 2018, we successfully signed for the exclusive rights of exclusive development, service and sale rights of Lighthouse Project. The planning period of this project is expected to be six years, with long-term operating and leasing services afterwards. We expect to also receive strong support from local and provincial level for undertaking this effort.

●	Strong technical support. Our IT team has many years of sophisticated work experience. With deep grasp of Internet development technology, our team is fully familiar with the project planning, project operations, real estate planning, finance, marketing and other related knowledge. The IT team consists of highly-qualified experts who have experience in working with large enterprises or professional institutions prior to working at our company.

●	Management Expertise. Our management team has many years of experience in real estate consulting as well as building and operating Internet e-commerce platform. We have established strategic partnership with many real estate companies, tourists’ agencies and e-commerce institutions.

Intellectual Property

We are committed to researching and developing the real estate brokerage system through our platform and online marketplace. We believe that innovations will help our Company to achieve its long-term strategic objectives. Our IP development efforts are an integral part of our operations and the core of our competitive advantage and differentiation strategy. We have also been actively conducting research in developed technology in current markets, such as Fangrong Online PC version, Application Computer Program and 3.0 Version of EZ Link which have been used by our platform to assist our customers to complete transactions online.

We rely on certain intellectual property to protect our domestic business interests and ensure our competitive position in our industry.

Copyrights

Shenzhen Jiana has registered the following 24 copyrights with the National Copyright Administration of the PRC. Copyright protection is granted in the PRC. Under the PRC Copyright Law, the term of protection for copyrighted software of legal persons is 50 years and ends on December 31 of the 50th year from the date of first publishing of the software. We utilize the copyrighted software as an online mobile platform to provide service to our customers.

Registration Number	Copyright Starts Time	Name
2016SR092970	2016.02.22	www.fangrongw.com fund raising management system
2016SR090522	2016.02.22	www.fangrongw.com membership management system
2016SR090430	2016.02.22	www.fangrongw.com “fun-construction” management system
2016SR090811	2016.02.22	www.fangrongw.com “fun-construction” housing subscription system
2016SR091293	2015.10.15	www.fangrongw.com app android version
2016SR091162	2016.02.22	www.fangrongw.com financial management system
2016SR091126	2016.02.22	www.fangrongw.com industry information system
2016SR090519	2016.02.22	www.fangrongw.com housing recourses management system
2015-F-00213296	2015.11.09	www.fangrongw.com
2018SR875567	2018.11.01	www.fangrongw.com advertisement management system
2018SR874971	2018.11.01	www.fangrongw.com statistics management system
2018SR875557	2018.11.01	www.fangrongw.com housing resources management system
2018SR875597	2018.11.01	www.fangrongw.com housing construction management system
2018SR874964	2018.11.01	www.fangrongw.com EZ-Link member management system
2018SR877782	2018.11.02	www.fangrongw.com “fun-rental” management system V1.0
2018SR875957	2018.11.01	www.fangrongw.com housing display management system V1.0
2018SR874789	2018.11.01	www.fangrongw.com back end management system V1.0
2018SR876580	2018.11.01	www.fangrongw.com operating and payment system V1.0
2018SR875630	2018.11.01	www.fangrongw.com online consulting system V1.0
2019SR0354578	2019.04.19	www.fangrongw.com 4D sample room app management system V1.0
2019SR0354179	2019.04.19	www.fangrongw.com O2O real estate e-commence operation system V1.0
2019SR0357980	2019.04.19	www.fangrongw.com business management system V1.0
2019SR0357986	2019.04.19	www.fangrongw.com online payment system V1.0
2019SR0357593	2019.04.19	www.fangrongw.com online travel rental system V1.0

Our Property

Our Properties and Facilities

Equipment

Our property and equipment consist of office equipment, furniture and fixtures and leasehold improvements. Property and equipment, net are stated at cost less accumulated depreciation and impairment. Property and equipment are depreciated at cost less impairment and residual value, if any, over the following estimated useful lives on a straight-line basis:

Category	Estimated useful life (years)
Office equipment, furniture and fixtures	2
Leasehold improvements	Shorter of the useful life or the lease term

Lease commitment

Property	Resources and Fee	Space		Usage
Jinfeng Builing, 7C, 7D and 7E, Shangbu South Road, Futian District, Shenzhen, Guangdong Province, People’s Republic of China 518031	Rent, $5,014/month	399.07	m2	Industrial Use

Our lease is effective from July 1, 2019 to June 30, 2020. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any expansion of our operations.

Our Employees

As of the date of this prospectus, we had a total of 23 full-time employees and no part-time employees. To reduce the cost of overhead cost and increase the efficiency of our business, we choose to outsource many job functions.

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. As required by regulations in China, we participate in various employee social securities plans that are organized by local governments. We believe we have paid social insurance for all of our employees, covering housing provident fund and all five types of social insurance, including pension insurance, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance.

We outsourced the technology development of our estate e-commerce platform “Fangrong Online” and related online platform and software development.

We also outsourced the construction process of projects with EPC subcontractors, including project design, construction, procurement, designation and management.

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations and claims incidental to the conduct of our business. We record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of the date of this prospectus, we are not involved in any legal or administrative proceedings that may have a material adverse impact on our business, balance sheets or results of operations and cash flows, other than as described herein.

On June 11, 2019, Songhao Planting Professional Cooperative filed a lawsuit against Dongyuan Mingyuan in Guangdong Heyuan Intermediate People’s Court, alleging violation of certain provisions of the Tianlun Mingyuan Family Farm Agricultural Products Planting Agreement entered into on May 26, 2018 and demanding the payment of certain planting and management fees. On July 10, 2019, the court made a decision in favor of Songhao Planting Professional Cooperative and requested Dongyuan Mingyuan make a settlement payment of $72,739. Dongyuan Mingyuan did not file a petition over this lawsuit. Accounts payable of $69,581 related to this lawsuit was recorded in the consolidated balance sheet as of April 30. 2019. As of the date of this prospectus, Dongyuan Mingyuan had made settlement payments of $46,787 to Songhao Planting Professional Cooperative and plans to settle the remaining balance by June 30, 2020.

Regulations

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

As an online real estate agency website, we are regulated by various government authorities, including, among others:

the Ministry of Industry and Information Technology, or the MIIT, regulating the telecommunications and telecommunications-related activities, including, but not limited to, the internet information services and other value-added telecommunication services;

the People’s Bank of China, or the PBOC, as the central bank of China, regulating the formation and implementation of monetary policy, issuing the currency, supervising the commercial banks and assisting the administration of the financing;

China Banking Regulatory Commission, or the CBRC, regulating financial institutions and promulgating the regulations related to the administration of financial institutions.

the State Administration of Foreign Exchange, or the SAFE, promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37.

the PRC Ministry of Commerce, or the MOFCOM, published Foreign Investment Law.

the Ministry of Finance and the State Administration of Taxation, promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax and further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax.

Regulations Related to Land Use Rights and Construction

On June 11, 2003, the Ministry of Land and Resources, or the MLR, promulgated the Regulation on Grant of State-owned Land Use Rights by Agreement, which became effective on August 1, 2003. According to such regulation, the land use rights (excluding land use rights of properties to be used for business purposes, such as commercial, tourism, entertainment and commodity residential properties, which land use rights must be granted by way of tender, auction or listing-for-sale according to relevant laws and regulations) may be granted by way of agreement. The local land bureau and the intended user will negotiate the land fees which shall not be lower than the minimum price approved by the relevant government and enter into the grant contract. Upon signing of the contract for the grant of land use rights, the grantee is required to pay the land fees pursuant to the terms of the contract and the contract is then submitted to the relevant local land bureau for the issue of the land use right certificate.

If two or more entities are interested in the land use rights proposed to be granted, such land use rights shall be granted by way of tender, auction or listing-for-sale. Furthermore, according to the Provisions on the Grant of State-owned Construction Land Use Right by Way of Tender, Auction and Listing-for-Sale, which is effective from November 1, 2007, land use rights for properties for commercial use, tourism, entertainment and commodity residential purposes can only be granted through tender, auction and listing-for-sale.

According to the Interim Regulations of the People’s Republic of China Concerning the Assignment and Transfer of the Right to the Use of the State-Owned Land in the Urban Areas, which is effective from May 19, 1990, after land use rights relating to a particular area of land have been granted by the State, unless any restriction is imposed, the party to whom such land use rights are granted may transfer (for a term not exceeding the term which has been granted by the State), lease or mortgage such land use rights on the conditions provided by laws and regulations. Upon a transfer of land use rights, all rights and obligations contained in the contract pursuant to which the land use rights were originally granted by the State are assigned from the transferor to the transferee. Upon expiration of the term of grant, the grantee may apply for renewal of the term. Upon approval by the relevant local land bureau, a new contract shall be entered into to renew the grant, and a grant fee shall be paid.

According to the Land Registration Regulations promulgated by the State Land Administration Bureau, the predecessor of the MLR, on December 28, 1995 and implemented on February 1, 1996, all land use rights which are duly registered are protected by the law, and the land registration is achieved by the issue of a land use right certificate by the relevant authority to the land user.

Under the Administration Law of Urban Real Property of the People’s Republic of China, which was amended by the SCNPC on August 26, 2019, and effective from January 1, 2020, the land must be developed in line with the purposes of the land and the deadline for commencement of construction as stipulated in the grant contract. Where construction does not commence within one year of commencement of construction as stipulated in the grant contract, an idle land fee may be charged at a rate of not more than 20% of the fee for the grant of land use rights. Where construction does not commence within two years, land use rights may be forfeited without compensation, except where the commencement of construction is delayed due to force majeure, an act of the government or relevant government departments, or preliminary work necessary for the commencement of construction.

Regulations Relating to Foreign Investment

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which has come into effect on January 1, 2020 and has replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The existing foreign-invested enterprises established prior to the effective of the Foreign Investment Law may keep their corporate forms, among other things, within five years after January 1, 2020. Pursuant to the Foreign Investment Law, “foreign investors” means natural person, enterprise, or other organization of a foreign country, “foreign-invested enterprises” (FIEs) means any enterprise established under PRC law that is wholly or partially invested by foreign investors and “foreign investment” means any foreign investor’s direct or indirect investment in mainland China, including: (i) establishing FIEs in mainland China either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new projects in mainland China either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations, or State Council provisions.

The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment and the government generally will not expropriate foreign investment, except under special circumstances, in which case it will provide fair and reasonable compensation to foreign investors. Foreign investors are barred from investing in prohibited industries on the negative list and must comply with the specified requirements when investing in restricted industries on that list. When a license is required to enter a certain industry, the foreign investor must apply for one, and the government must treat the application the same as one by a domestic enterprise, except where laws or regulations provide otherwise. In addition, foreign investors or FIEs are required to file information reports and foreign investment shall be subject to the national security review.

The Industry Guidelines on Encouraged Foreign Investment (Year 2019) approved by the State Council is hereby promulgated and shall be implemented with effect from 30 July 2019. China has introduced an Industry Guidelines on Encouraged Foreign Investment to encourage and allow foreign-invested enterprises to set up businesses in China. The scope of encouragement mainly includes Agriculture, forestry, husbandry, fishing, Mining, Manufacturing, Information transfer, software and technical services Chinese subsidiaries are principally engaged in the provision of investment and financing consulting and technical services, which fall into the category of “encouraged” or “allowed” under the directory.

The Special Administrative Measures (Negative List) for Admission of Foreign Investment (Year 2019) approved by the State Council is hereby promulgated and shall be implemented with effect from 30 July 2019.The Special Administrative Measures (Negative List) for Admission of Foreign Investment sets out on a unified basis the special administrative measures for admission of foreign investments such as equity requirements, senior management personnel requirements etc. And the Negative List sets out the transition period for removing or relaxing restriction on admission for certain fields, and the restriction on admission shall be removed or relaxed in accordance with the schedule upon expiry of the transition period. Industries such as the foreign investment ratio for value-add telecommunications services (except for ecommerce, domestic multi-party communication, store-and-forward, and call center) shall not exceed 50%.We provide the value-added telecommunication services that are in the “restricted” category through Shenzhen Jiana, our consolidated variable interest entity.

Industry Catalog Relating to Foreign Investment

Industries listed in the Catalog are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally deemed as constituting a fourth “permitted” category. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations.

On March 15, 2019, the National People's Congress adopted the Foreign Investment Law of the PRC, which became effective on January 1, 2020 and replaced three existing laws regulating foreign investment in China, namely, the Wholly Foreign-Invested Enterprise Law of the PRC, the Sino-Foreign Cooperative Joint Venture Enterprise Law of the PRC and the Sino-Foreign Equity Joint Venture Enterprise Law of the PRC, together with their implementation rules and ancillary regulations. On December 26, 2019, the State Council issued the Regulations on Implementing the Foreign Investment Law of the PRC, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the Sino-Foreign Equity Joint Venture Enterprise Law of the PRC, Provisional Regulations on the Duration of Sino-Foreign Equity Joint Venture Enterprise Law, the Regulations on Implementing the Wholly Foreign-Invested Enterprise Law of the PRC, and the Regulations on Implementing the Sino-Foreign Cooperative Joint Venture Enterprise Law of the PRC. The Foreign Investment Law of the PRC embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For example, the Foreign Investment Law of the PRC adds a catch-all clause to the definition of "foreign investment" so that foreign investment, by its definition, includes "investments made by foreign investors in China through other means defined by other laws or administrative regulations or provisions promulgated by the State Council" without further elaboration on the meaning of "other means." It leaves leeway for the future legislations to provide for contractual arrangements as a form of foreign investment. It is therefore uncertain whether our corporate structure will be seen as violating the foreign investment rules as we are currently leveraging the contractual arrangements to operate certain businesses in which foreign investors are prohibited from or restricted to investing.

On June 30, 2019, the MOFCOM and the NDRC promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment, or the Negative List, which took effective from July 30, 2019. The Negative List expands the scope of industries in which foreign investment is permitted by reducing the number of industries that fall within the Negative List. Foreign investment in value-added telecommunications services (other than e-commerce, domestic multi-party communications, store-and-forward and call center), including internet data center services, still falls within the Negative List.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, or the SAT, the SAIC, the CSRC, and the State Administration of Foreign Exchange, or the SAFE jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

Our PRC subsidiaries are mainly engaged in providing investment and financing consultations and technical services, which fall into the “encouraged” or “permitted” category under the Catalog. Our PRC subsidiaries have obtained all material approvals required for its business operations. However, industries such as value-added telecommunication services (except e-commerce), including internet information services, are restricted from foreign investment. We provide the value-added telecommunication services that are in the “restricted” category through Shenzhen Jiana, our consolidated variable interest entity.

Anti-money Laundering Regulations

The PRC Anti-money Laundering Law, which was promulgated by the Standing Committee of the National People’s Congress in October 2006 and became effective in January 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions as well as non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and transactions records, and reports on large transactions and suspicious transactions. According to the PRC Anti-money Laundering Law, conducts of money-laundering includes dissimulating, concealing through various means the source and nature of gains and profits from drug offences, organized gangsterdom crime, terrorist activities, smuggling, corruption and bribery, disruption of financial order, and financial fraud. Financial institutions subject to the PRC Anti-money Laundering Law include duly established policy banks, commercial banks, credit unions, postal saving organizations, trust investment companies, securities companies, futures brokerage companies, insurance companies and other institutions engaging in financial business as determined and published by the competent anti-money laundering administrative authorities of the State Council, while the list of the non-financial institutions with anti-money laundering obligations will be published by the State Council. The PBOC and other governmental authorities issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain non-financial institutions, such as payment institutions. In July 2018, the PBOC promulgated the Notice on Strengthening Anti-money Laundering Supervision Work of Certain Non-financial Institutions, according to which, a non-financial institution will be deemed a non-financial institution subject to the PRC Anti-money Laundering Law if it is a real estate development enterprise, or sells housing properties as a real estate agency, or provides services for the sale and purchase of real properties.

The Guidelines jointly released by ten PRC regulatory agencies  in July 2015, purport, among other things, to require internet financial service providers, including online lending information intermediaries, to comply with certain anti-money laundering requirements, including the establishment of a customer identification program, the monitoring and reporting of suspicious transactions, the preservation of customer information and transaction records, and the provision of assistance to the public security department and judicial authority in investigations and proceedings in relation to anti-money laundering matters. The Interim Measures jointly issued by four PRC regulatory agencies in August 2016 require the online lending information intermediaries, among other things, to comply with certain anti-money laundering obligations, including verifying customer identification, reporting suspicious transactions and preserving customer information and transaction records. The Custodian Guidelines issued by PBOC in February 2017 require the online lending platforms to set up custody accounts with commercial banks and comply with the anti-money laundry requirements of the relevant commercial banks.

In cooperation with our partnering custody banks and payment companies, we have adopted various policies and procedures for anti-money laundering purposes.

Regulations Relating to Overseas Listings

In August 2006, six PRC regulatory authorities, including the China Securities Regulatory Commission, or the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require that an Overseas SPV formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such Overseas SPV’s securities on an overseas stock exchange.

Our PRC legal counsel has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of us on the NASDAQ. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

Regulations on Real Estate Brokerage

The Standing Committee of the National People’s Congress was issued on July 5, 1994 and implemented on January 1, 1995, and subsequently revised and implemented the “People’s Republic of China Urban Real Estate Management Law” on August 30, 2007 and August 27, 2009 (“Real Estate Management Law”). According to the “Real Estate Management Law”, real estate agency services include real estate consulting agencies, real estate appraisal agencies, and real estate brokerage agencies. Real estate intermediary service agencies should have the following conditions: (a) have their own name and organization; (b) have a fixed service place; (c) have the necessary property and funds; (d) have a sufficient number of professionals. Other conditions stipulated by laws and administrative regulations. To establish a real estate intermediary service agency, an application for registration of establishment with the industrial and commercial administrative department shall be obtained before a business license can be obtained.

Real estate sales agency

According to the “Measures for the Administration of the Commercial Housing Sales” promulgated by the Ministry of Housing and Urban-Rural Development on April 4, 2001 and implemented on June 1, 2001, if a real estate development enterprise entrusts an intermediary service agency to sell commercial housing, the trustee shall be established and obtained Real estate agency service agency with business license. A real estate development enterprise shall conclude a written entrustment contract with the entrusted real estate intermediary service agency. The entrustment contract shall specify the entrustment period, entrustment authority, and the rights and obligations of the principal and the principal. The entrusted real estate intermediary service agency shall, when selling commercial housing, present the relevant certification documents of the commercial housing and the power of attorney for the commercial housing to the buyer. The entrusted real estate intermediary service agency shall not sell commodity houses that do not meet the sales conditions. The entrusted real estate intermediary service agency shall not charge fees other than commissions when selling commercial houses on its behalf. Commercial housing sales personnel shall undergo professional training before engaging in commercial housing sales.

According to the “Opinions on Strengthening the Management of Real Estate Intermediaries to Promote the Healthy Development of the Industry” jointly issued by the Ministry of Housing and Urban-Rural Development, the National Development and Reform Commission, the Ministry of Industry and Information Technology (“Ministry of Industry and Information Technology”), the People’s Bank of China, the State Administration of Taxation, the State Administration for Industry and Commerce, and the China Banking Regulatory Commission on July 29, 2016, the government departments implement stricter supervision of real estate sales agents, requiring intermediary agencies to check property ownership information and the identity certificate of the client, etc. Materials, with the consent of the client, go to the real estate authority to check the information on the house, and compile a house condition statement. The city and county real estate authorities shall comprehensively promote the online signing system for stock house transaction contracts, and intermediaries that have completed the filing process may sign online stock house transaction contracts. The municipal and county real estate authorities shall establish and improve the supervision system for stock housing transaction funds. Intermediaries and their employees shall not collect or pay transaction funds through accounts other than the supervision account, and may not embezzle or misappropriate transaction funds.

Real estate professional qualifications and exams

The “real estate brokerage management measures” as referred to in the real estate agent staff refers to real estate agents and real estate agent associates engaged in real estate brokerage activities. The state implements a professional qualification system for real estate brokers, which is integrated into the unified planning and management of the professional qualification system for professional and technical personnel; real estate brokers and real estate brokers have a unified national examination system for professional qualifications, and the real estate brokerage industry organization is responsible for the management and implementation of the examination Work; the State Council’s competent department of housing urban and rural construction, and human resources and social security departments are responsible for guiding, supervising and inspecting real estate agent associates and real estate agent professional qualification examinations. On March 1, 2016, the Ministry of Housing and Urban-Rural Development, the National Development and Reform Commission and the Ministry of Human Resources and Social Security made a decision on amending the Measures for the Administration of Real Estate Brokers. The real estate brokerage industry organization is responsible for the management and implementation of real estate agents and Associate professional qualification examination work.

According to the Ministry of Human Resources and Social Security and the Ministry of Housing and Urban-Rural Development, which were promulgated on June 25, 2015 and implemented on July 1, 2015, the Interim Provisions on the Professional Qualification System for Real Estate Brokerage Professionals and the Vocational Qualification Examination for Real Estate Brokerage Professionals According to the “Implementation Measures”, those who have passed the real estate agent’s assistant and real estate agent vocational qualification examination and obtained the corresponding level of professional qualification certificate show that they have the professional ability and level to work in the corresponding level of professional positions in the real estate brokerage profession. Associate real estate agent, professional qualification examination for real estate agents pass, issued by the China Real Estate Appraisers and Realtors Institute issued by the Ministry of Human Resources and Social Security, Ministry of Housing and Urban-Rural Development, the Chinese Real Estate Appraisers and Realtors learned to use the corresponding level of India “People’s Republic of China Professional Qualification Certificate for Real Estate Brokers”, which is valid nationwide.

Real estate brokerage activities

According to the Measures for the Administration of Real Estate Brokers jointly issued by the Ministry of Housing and Urban-Rural Development, the National Development and Reform Commission, and the Ministry of Human Resources and Social Security which became effective on April 1, 2011, “real estate brokerage” refers to the provision of intermediary or agency services, etc. by real estate brokerage institutions and real estate brokers to their clients in order to procure real estate transactions, and charge for commissions. A public disclosure system is implemented for the filing of real estate brokers. The real estate brokerage agency and its branches shall, within 30 days from the date of obtaining the business license, go to the competent construction (real estate) department of the municipality, city, and county people’s government for filing. Information to be recorded under the filing includes the name, domicile, legal representative (executive partner) or person in charge, registered capital, and real estate agent of the real estate agency and its branches, which will be publicized to the society. A real estate broker institution must have sufficient number of real estate broker personnel who have obtained the real estate broker qualifications. A real estate brokerage institution that provides real estate brokerage services under clients’ entrustment including but not limited to provision of real property information, on-site observation of the properties, drafting contracts for the clients, should enter into real estate brokerage service contracts in writing with the clients, which should be signed with the seals of such real estate brokerage institutions and by one of its real estate brokers or two of its real estate broker associates. Meanwhile, the real estate brokerage service contracts should be properly kept as archived files by the real estate brokerage institutions for a period of at least 5 years. Real estate brokerage institutions and real estate brokers are forbidden to: (1) manipulate market price of real properties; (2) make profits by hiding the true transaction information from the transaction parties, obtaining the properties with a lower price and selling (or leasing) the properties with a higher price; (3) enter into contracts of a same property but with different prices in order for the avoidance of tax payment by the transaction parties; (4) purchasing or leasing properties they broke; etc.. In addition, real estate brokerage institutions shall not charge any fees which were not indicated; shall not conduct price fraud by using fake or misleading pricing contents and pricing manner; where a deal can be split into a number of deals or standards, the real estate brokerage institutions should clearly indicate each deal and standard, no mixed pricing or bundling pricing is allowed. In case a real estate brokerage institution is considered to have carried out price illegality conducts as stipulated by the relevant real estate brokerage laws and regulations, it may be subject to administrative penalties including but not limited to confiscation of illegal income, fines, or, under severe circumstances, suspension of business operations.

Regulations on Intellectual Property Rights

Patents. Patents in the PRC are principally protected under the Patent Law of the PRC. Patents in the PRC are classified into three categories, namely, inventions, utility models and designs. The protection period of a patent right is 10 years for utility models and designs and 20 years for inventions from the date of application.

Copyrights. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software for legal persons is 50 years and ends on December 31 of the 50th year from the date of first publishing of the software. Shenzhen Jiana has registered 24 copyrights with the National Copyright Administration of the PRC.

Trademarks. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. The validity period of registered trademarks is 10 years from the date of approval of trademark application, and may be renewed for another 10 years provided relevant application procedures have been completed within 12 months before the end of the validity period.

Regulations Relating to Dividend Withholding Tax

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties, or Circular 60, which became effective on November 1, 2015. Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, Fortunes Capital HK and Keen Point, our Hong Kong subsidiaries, may be able to enjoy the 5% withholding tax rate for the dividends they receive from Heyuan Branch and Dongyuan Mingyuan, our PRC subsidiaries, respectively, if they satisfy the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81 and Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 28, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated Circular 16 to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than banks’ principal-secured products; (iii) granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises).

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

We are aware that all of our PRC resident beneficial owners subject to these registration requirements have registered with the Beijing SAFE branch and/or qualified banks to reflect the recent changes to our corporate structure.

Regulations on Dividend Distribution

Under our current corporate structure, Shenzhen Jiana may rely on dividend payments from Jiana Development, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. The principal regulations governing distribution of dividends of foreign-invested enterprises include the Foreign-Invested Enterprise Law, as amended in September 2016, and its implementation rules. Under these laws and regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

According to the Social Insurance Law of the PRC, which was promulgated by the Standing Committee of the NPC on October 28, 2010 and became effective on July 1, 2011, without force majeure reasons, employers must not suspend or reduce their payment of social insurance for employees, otherwise, competent governmental authorities will have the power to enforce employers to pay up social insurance within a prescribed time limit, and a fine of 0.05% of the unpaid social insurance will be charged on the part of the employers per day commencing from the first day of default. Provided that the employers still fail to make the payment within the prescribed time limit, a fine of over one time and up to three times of the unpaid sum of social insurance will be charged.

Under the Regulations on Management of Housing Provident Fund promulgated by the State Council on April 3, 1999 and most recently amended on March 24, 2019, employers must register at the local housing provident funds administrative centers and open housing provident funds accounts for employees. The minimum standard for housing provident funds is 5% of employees’ average monthly salary of the preceding year, and such percentage rate may be uplifted by the local housing provident funds management commissions if examined by the people’s government of same level and approved by people’s government of provincial, or autonomous region or municipality level. Employers must not suspend or reduce the payment of house provident funds for their employees. Under the circumstances where financial difficulties do exist due to which an employer is unable to pay or pay up house provident funds, permission of labor union of the employer and approval of the local house provident funds commission must first be obtained before the employer can suspend or reduce their payment of house provident funds. Where an employer does not open accounts of house provident funds for its employees, the relevant authorities will have the power to demand such employer to do so within a prescribed period, failure of which can result in a fine of over RMB 10,000 and up to RMB 50,000 charged on the employer. Moreover, under the cases where competent authorities have given notice to the employer for paying up house provident funds but the employer still fails to do so, an application for enforcement can be filed to the court in this regard.

Currently, we are making contributions to the plans based on the minimum standards although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our consolidated financial statements, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans as well as to pay late contribution fees and fines. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected. See “Risk Factors — Risks Related to Doing Business in the PRC — Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our directors, director nominees, executive officers and other key employees.

Name	Age	Position(s)
Fengzhen Zhu	53	Chief Executive Officer, Chair of the Board of Directors
Jirong Wang	49	Chief Financial Officer
Qian Zhou*	32	Director Nominee
Kevin Dean Vassily(1)(2)(3)*	53	Independent Director Nominee, Chair of Nominating Committee
Lei Yang(1)(2)(3)*	38	Independent Director Nominee, Chair of Compensation Committee
Xun Wu(1)(2)(3)*	49	Independent Director Nominee, Chair of Audit Committee

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

*	The individual consents to serve as a director upon the Company’s listing on the Nasdaq Capital Market.

Fengzhen Zhu, Chief Executive Officer and Chair of the Board of Directors

Ms. Zhu has served as our Vice President, General Manager and Chief Executive Officer since October 2018 and as the Chair of our Board of Directors since October 2018. Prior to such time, she served as education director, union president and psychological counselor at Shenzhen Futian District Foreign Language School from January 2001 to July 2017. She graduated from the Shaanxi Normal University with a bachelor degree in Education. We believe Ms. Zhu’s extensive experience qualifies her to serve on our board of directors.

Jirong Wang, Chief Financial Officer

Mr. Wang has served as our Chief Financial Officer since November 1, 2019. From 2012 to 2016, he served as the Chief Financial Officer of Shenzhen Zhongcai United Fund and Shenzhen Zhizao Assets Management Company, a company specializing in securities fund products, where he focused on the planning and operation of investment trust funds. He has years of experience in project management, private placement, and mergers and acquisition. He graduated from Shanghai University of Finance and Economics in 1992 with a bachelor’s degree in business management, currency and banking. He is a Certified Public Valuer (CPV) and Certified Public Accountant (CPA) in China.

Qian Zhou, Director Nominee

Ms. Zhou will serve as our director upon the Company’s listing on the Nasdaq Capital Market.  She holds a bachelor degree in musicology from Jingangshan University of China. She has served as the General Manager of Operations at Shenzhen Jiana Technology Co., Ltd., a company specializing in real estate industry, since January 2017. She served as the Assistant to the General Manager at Shenzhen Jiana Technology Co., Ltd. from October 2012 to December 2016. Prior to such time, she served as the Sales Manager at Shenzhen Jiana Investment and Development Ltd., a company specializing in real estate industry, from March 2009 to October 2012. We believe Ms. Zhou’s extensive experience qualifies her to serve on our board of directors.

Kevin Dean Vassily, Independent Director Nominee

Mr. Vassily will serve as our independent director upon the Company’s listing on the Nasdaq Capital Market. Mr. Vassily has served as an advisor at Woodseer, a company specializing in providing strategic and business development services for financial technology firm, since March 2019. At the same time, he has served as an advisor at Go Capture and Prometheus Fund since July 2018. Mr. Vassily served as an associate director of research at Keybanc Capital Markets and was responsible for the KeyBanc Data Insights initiative and co-managed the Technology Research vertical from January 2015 to June 2018. Prior to such time, he served as an associate director of research at Pacific Epoch from December 2010 to December 2014. He holds a Bachelor of Arts degree from Denison University in Granville, OH. He also holds a Master of Business Administration degree from the Tuck School of Buisness at Dartmouth College. We believe Mr. Vassily’s extensive experience qualifies him to serve on our board of directors.

Lei Yang, Independent Director Nominee

Ms. Yang will serve as our independent director upon the Company’s listing on the Nasdaq Capital Market. Ms. Yang has served as the senior financial manager at Haier Group Financial Holdings, a company specializing in manufacturing household appliances, since 2017. From 2015 to 2017, she served as assistant president at Shanghai Nisun Management Co., a company specializing in information technology services. Prior to such time, she served as senior internal auditor manager in Hisense Group from 2011 to 2015. Ms. Yang is a member of American Institute of Certified Public Accountant (AICPA). She received a master’s degree in management from Nanjing University in 2004. She received her second master’s degree in accounting from Bentley University in 2010. We believe Ms. Yang’s extensive experience qualifies her to serve on our board of directors.

Xun Wu, Independent Director Nominee

Mr. Wu will serve as our independent director upon the Company’s listing on the Nasdaq Capital Market. He has been working as the Chairman of Shenzhen Yuanfeng Certified Public Accountants Co., Ltd since January 2013. Mr. Wu was working as the audit manager at Shenzhen Minghua Environmental Automobile Co., Ltd. from December, 2001 to July, 2017. He has 23 years working experience in accounting and he is familiar with the national financial system and related policies and regulation. Mr. Xu graduated from Remin University with a Bachelor’s degree in Accounting. He is a Certified Public Accountant of China and an economist. We believe Mr. Wu’s extensive experience qualifies her to serve on our board of directors.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Family Relationships

There are no family relationships among any of our directors, director nominees or executive officers as defined in Item 401 of Regulation S-K.

Employment Agreements, Director Offer Letters and Indemnification Agreements

We have entered into employment agreements with each of our executive officers pursuant to which such individuals agreed to serve as our executive officers.

We have also entered into indemnification agreements with each of our executive officers and directors. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

We have also entered into director offer letters with each of our independent director nominees which agreements set forth the terms and provisions of their engagement.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Board of Directors and Board Committees

We expect our board of directors to consist of five directors, three of whom will be independent as such term is defined by the Nasdaq Capital Market. We expect that all current directors will continue to serve after this offering.

The directors will be up for re-election at our annual general meeting of shareholders.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Board Committees

We plan to establish three committees under the board of directors: an audit committee, a compensation committee and a nominating committee. We plan to adopt a charter for each of the three committees. Copies of our committee charters will be posted on our corporate investor relations website prior to our listing on the Nasdaq Capital Market.

Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Xun Wu, Lei Yang and Kevin Dean Vassily upon the effectiveness of their appointments. Xun Wu will be the chair of our audit committee. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.  Our compensation committee will consist of Lei Yang, Xun Wu and Kevin Dean Vassily upon the effectiveness of their appointments. Lei Yang will be the chair of our compensation committee. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating Committee.  Our nominating committee will consist of Kevin Dean Vassily, Lei Yang and Xun Wu upon the effectiveness of their appointments. Kevin Dean Vassily will be the chair of our nominating committee. We have determined that Kevin Dean Vassily, Lei Yang and Xun Wu satisfy the “independence” requirements under NASDAQ Rule 5605. The nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe to us fiduciary duties, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company may have the right to seek damages if a duty owed by our directors is breached. You should refer to “Description of Share Capital and Governing Documents — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Controlled Company

We expect to continue to be a controlled company within the meaning of the Nasdaq Stock Market Rules, as a result, qualify for and intend to continue to rely on exemptions from certain corporate governance requirements. Our chief executive officer currently owns 82.42% of our ordinary shares and will own at least     % of our ordinary shares following the Offering. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our ordinary shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their ordinary shares. We expect us continue to be a controlled company upon the completion of this offering. Under the Nasdaq listing Rule 5615(c)(1), a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors to be independent, as defined in The NASDAQ Stock Market rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. See Risk Factors — We will be a “controlled company” within the meaning of the Nasdaq stock Market Rules if after this offering our insiders continue to beneficially own more than 50% of our outstanding ordinary shares.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Director Compensation

All directors hold office until the next annual meeting of shareholders at which their respective class of directors is re-elected and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive an as-yet undetermined cash fee for serving as directors and may receive option grants from our company. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We intend to adopt a code of business conduct and ethics that will be applicable to all of our directors, executive officers and employees.

DIRECTOR AND EXECUTIVE COMPENSATION

We currently do not have a compensation committee approving our salary and benefit policies. Our board of directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers’ to our success. Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended April 30, 2017, 2018 and 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Share Awards ($)	All Other Compensation ($)	Total ($)
Fengzhen Zhu	2019	$17,801	—	—	—	$17,801
Chief Executive Officer	2018	—	—	—	—	—
	2017	—	—	—	—	—
Jirong Wang	2019	$—	—	—	—	$—
Chief Financial Officer	2018	—	—	—	—	—
	2017	—	—	—	—	—

Employment Agreements

Our employment agreements with our officers generally provide for employment for a specific term and payments of annual salary, health insurance, pension insurance, and paid vacation and family leave time. The agreements may be terminated by either party as permitted by law. In the event of a breach or termination of the agreement by our company, we may be obligated to pay the employee twice the ordinary statutory rate. In the event of a breach or termination causing loss to our company by the employee, the employee may be required to indemnify us against loss. We have entered into employment agreements with Fengzhen Zhu, our Chief Executive Officer, and Jirong Wang, our Chief Financial Officer.

Fengzhen Zhu

We entered into an employment agreement with our Chief Executive Officer, Fengzhen Zhu, effective as of October 1, 2018 until September 30, 2020, with an annual compensation of approximately USD $17,801 (RMB 120,000).

Jirong Wang

We entered into an employment agreement with our Chief Financial Officer, Jirong Wang, effective as of November 1, 2019 until October 30, 2021, with an annual compensation of approximately USD $35,602 (RMB 240,000).

Director Compensation — Fiscal Years 2017, 2018 and 2019

During fiscal years 2017, 2018 and 2019, no members of our Board of Directors received compensation in their capacity as directors.

Director Compensation — Non-Employee Directors

Historically, we have not paid our non-employee directors. Upon completion of this offering, we plan to pay our director nominee Qian Zhou with an annual compensation of USD $18,000, independent director nominee Lei Yang with an annual compensation of USD $24,000, our independent director nominee Xun Wu with an annual compensation of USD $24,000 and our independent director nominee Kevin Dean Vassily with an annual compensation of USD $60,000. We have entered into director offer letters with each of our independent director nominees. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity. In addition, we may provide incentive grants of shares, options or other securities convertible into or exchangeable for, our securities. For the years ended April 30, 2017, 2018 and 2019, we did not pay any non-employee directors and we did not have any non-employee directors.

We have also entered into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director arrangements discussed in “Director and Executive Compensation,” below we describe transactions since incorporation to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

The related party transactions consisted of the following:

In April and December 2017, the Company leased two stores and had incurred certain operating expenses and purchased certain property and equipment during 2017. In December 2017, the Company entered into a store transfer agreement to transfer all the assets and liabilities including the lease agreements of the two stores for a total sales price of $228,732 (RMB1,450,000) to an unconsolidated entity significantly influenced by the Company’s shareholders and executive officers. At the time of the transfer, the net assets of the two stores amounted to $146,447 (RMB928,374). The Company recorded a gain of $66,780 (RMB439,551) on such transfers for the year ended April 30, 2018. The amount of sales price was fully collected in March 2019.

In October 2018, a family member of the Company’s CEO purchased a land use right through the Company. Revenue recorded in the consolidated statement of operations and comprehensive income for such transaction amounted to $60,814 for the year ended April 30, 2019.

On February 24, 2019, Shenzhen Jiana Technology Co., Ltd. transferred all of its 60% equity interest in Shenzhen Mingyuan to Ms. Xiaoxun Chen, a family member of the Company’s CEO, for a nominal consideration; Shenzhen Wangrun Development, Ltd., the then 40% equity holder of Shenzhen Mingyuan, transferred 20% of its equity interest to Ms. Xiaoxuan Chen and transferred the remaining 20% equity interest to Ms. Dan Yu, the legal representative of a Dongyuan Mingyuan.

From time to time, the Company made advances and loans to and obtained loans from related parties including executive officers, directors, senior management members and related unconsolidated entities. Such advances and loans generally are unsecured, short-time, interest free and payable on demand. As of April 30, 2018, April 30, 2019 and October 2019, amounts due from related parties were $1,379,859, $127,697 and $1,606,137, respectively; amounts due to related parties were $352,634, $235,281and $9,140, respectively.

See also “Business—Corporate History and Structure—Contractual Agreements”.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of the date of this prospectus by:

Each person who is known by us to beneficially own more than 5% of our outstanding ordinary shares;

Each of our directors, director nominees and named executive officers; and

All directors, director nominees and named executive officers as a group.

On January 10, 2020, the Company effected a 1-for-5 reverse share split of its ordinary shares whereby every five ordinary shares will be exchanged for one ordinary share.  The Company is authorized to issue 500,000,000 ordinary shares with par value of US$0.0005 per share. On August 29, 2018, the Company issued 10,000,000 ordinary shares to its shareholders in connection with the incorporation of the Company.  All references to ordinary shares, share data, amount per share, and related information have been retroactively adjusted, where applicable, in this registration statement to reflect the reverse share split as if the event had occurred at the beginning of the earliest period presented. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of ordinary shares beneficially owned by a person listed below and the percentage ownership of such person, ordinary shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all ordinary shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of our Company at Unit CDE, 7th Fl, Tower A, Jinfeng Building, Futian District, Shenzhen City, Guangdong Province, China 518031. As of the date of this prospectus, we have six (6) shareholders of record.

Name of Beneficial Owner	Amount of Beneficial Ownership(1)	Pre-Offering Percentage Ownership(2)	Post- Offering Percentage Ownership
Directors, Director Nominees and Named Executive Officers:
Fengzhen Zhu (3)	8,427,100	82.42%		%
Jirong Wang	-	-		%
Qian Zhou (4) (6)	1,010,400	9.88%		%
Kevin Dean Vassily (6)	-	-		%
Lei Yang (6)	-	-		%
Xun Wu (6)	-	-		%
All directors, director nominees and executive officers as a group (six persons)	9,437,500	92.30%		%
5% or Greater Shareholders:
Hongyuan Science and Technology Co., Ltd. (3)	8,427,100	82.42%		%
Yuanda International Commerce Co., Ltd. (4)	1,010,400	9.88%		%
Yuanzhong International Consulting Co., Ltd. (5)	562,500	5.50%		%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares. All shares represent only ordinary shares held by shareholders as no options are issued or outstanding.

(2)	Calculation based on 10,224,949 ordinary shares issued and outstanding as of the date of this prospectus.

(3)	Fengzhen Zhu, our chief executive officer and chair of our board of directors, has voting and dispositive power of the 8,427,100 ordinary shares beneficially held by Hongyuan Science and Technology Co., Ltd., a British Virgin Islands limited liability company, as Fengzhen Zhu is the director of Hongyuan Science and Technology Co., Ltd. The registered address of Hongyuan Science and Technology Co., Ltd. is Cralgmulr Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(4)	Qian Zhou, one of our director nominees, has voting and dispositive power of the 1,010,400 ordinary shares beneficially held by Yuanda International Commerce Co., Ltd., a British Virgin Islands limited liability company, as Qian Zhou is the director of Yuanda International Commerce Co., Ltd. The registered address of Yuanda International Commerce Co., Ltd. is Cralgmulr Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(5)	Qingchao Yao has voting and dispositive power of the 562,500 ordinary shares beneficially held by Yuanzhong International Consulting Co., Ltd., a British Virgin Islands limited liability company, as Qingchao Yao is the director of Yuanzhong International Consulting Co., Ltd. The registered address of Yuanzhong International Consulting Co., Ltd. is Cralgmulr Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(6)	The individual is a director nominee and consents to be a director upon the Company’s listing on the Nasdaq Capital Market.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

We were incorporated under the law of the Cayman Islands as an exempted limited liability company on August 29, 2018.

Neither our Articles of Association provides for the director’s power, in the absence of a quorum, to vote compensation to themselves. All decisions about director compensation will be recommended by the compensation committee, upon its formation, and approved by the Board of Directors as a whole, both acting only when a quorum of members is present.

The following are summaries of the material provisions of our amended and restated memorandum and articles of association that will be in force at the time of the closing of this offering and the Companies Law (2020 Revision) of the Cayman Islands, insofar as they relate to the material terms of our ordinary shares. The forms of our amended and restated memorandum and articles of association are filed as exhibits to the registration statement of which this prospectus is a part. As a convenience to potential investors, we provide the below description of Cayman Island law and our Articles of Association together with a comparison to similar features under Delaware law.

Ordinary Shares

General

Ordinary shares

The Company is authorized to issue 500,000,000 ordinary shares with par value of US$0.0005 per share. On August 29, 2018, the Company issued 10,000,000 ordinary shares to its shareholders in connection with the incorporation of the Company as described in Note 1. On January 10, 2020, the Company effected a 1-for-5 reverse share split of its ordinary shares whereby every five ordinary shares were exchanged for one ordinary share. All references to ordinary shares, share data, amount per share, and related information have been retroactively adjusted, where applicable, in this registration statement to reflect the reverse share split as if the event had occurred at the beginning of the earliest period presented.

Each share in the Company confers upon the shareholder:

the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders;

the right to an equal share in any dividend paid by the Company; and

the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

As of the date of this prospectus, there were 10,224,949 ordinary shares issued and outstanding.

All of our issued shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of Cayman Islands may freely hold and vote their shares.

At the completion of this offering, there will be              ordinary shares issued and outstanding.

Distributions

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Cayman Islands Companies Law, as amended.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action and may be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each share which such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of Cayman Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in Cayman Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, place and, in the case of a special meeting of shareholders, the purpose or purposes thereof, at least 7 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 10% of our outstanding voting shares. In addition, our board of directors may call a special meeting of shareholders on its own motion. A meeting of shareholders held in contravention of the requirement to give notice is valid if all shareholders with voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

No business may be transacted at any general meeting unless a quorum is present at the commencement of business. Two shareholders present in person or by proxy and entitled to vote shall be a quorum. If there is only one shareholder of record entitled to attend and vote at general meetings, that one shareholder present in person or by proxy shall be a quorum and such shareholder may transact business by written resolution as if a meeting were being held. If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place and if, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present shall be a quorum and may transact the business for which the meeting was called. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our memorandum and articles of association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

The management of our company is entrusted to our board of directors, who will make corporate decisions by board resolution. Our directors are free to meet at such times and in such manner and places within or outside Cayman Islands as the directors determine to be necessary or desirable. At any meeting of directors, a quorum will be present if half of the total number of directors is present, unless there are only two directors in which case the quorum is two. If there is a sole director, that director shall be a quorum. If a quorum is not present, the meeting will be dissolved. If a quorum is present, votes of half of present directors are required to pass a resolution of directors.

Protection of minority shareholders

We would normally expect Cayman Islands courts to follow English case law precedents, which permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) the act complained of constitutes an infringement of individual rights of shareholders, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new shares under either Cayman Islands law or our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions in our memorandum and articles of association and applicable securities laws, any of our shareholders may transfer all or any of his or her shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any share. If our board of directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of shares unless: (a) the person transferring the shares has failed to pay any amount due in respect of any of those shares; or (b) such refusal or delay is deemed necessary or advisable in our view or that of our legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable, corporate, securities and other laws and regulations.

Liquidation

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the Cayman Islands Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

We are empowered by the Companies Law and our articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding, or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Modifications of rights

All or any of the special rights attached to any class of shares may, subject to the provisions of the Cayman Islands Companies Law, be amended only pursuant to a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the shares of that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors:

amend our memorandum of association to increase or decrease the maximum number of shares we are authorized to issue;

subject to our memorandum, divide our authorized and issued shares into a larger number of shares; and

subject to our memorandum, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

all checks or warrants in respect of dividends of these shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the notice and during the three months referred to in the third bullet point below;

we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to these shares by death, bankruptcy or operation of law; and

we have caused a notice to be published in newspapers in the manner stipulated by our memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such notice.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to the net proceeds.

Inspection of books and records

Under Cayman Islands Law, holders of our ordinary shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares

Our memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Exempted Company

We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value, negotiable or bearer shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with the Nasdaq Marketplace Rules in lieu of home country practices after the closing of this offering.

Listing

We intend to apply to list our ordinary shares on the Nasdaq Capital Market under the symbol “JANA”. We make no representation that such application will be approved or that our ordinary shares will trade on such market either now or at any time in the future. However, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary shares is Transhare Corporation. The transfer agent and registrar’s address is 2849 Executive Dr, Suite 200, Clearwater FL 33762.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

the statutory provisions as to the required majority vote have been met;

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits and Protection of Minority Shareholders. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

an acts which is illegal or ultra vires;

an act which, although not ultra vires, could only be effected duly if authorized by a special or qualified majority vote that has not been obtained; and an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court of the Cayman Islands shall direct.

Any of our shareholders may petition the Grand Court of the Cayman Islands which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up or, as an alternative to a winding up order, (1) an order regulating the conduct of our affairs in the future, (2) an order requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do, (3) an order authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court of the Cayman Islands may direct, or (4) an order providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our articles of association.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a company may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held by amending the articles of association. Our amended and restated memorandum and articles of association do not allow shareholders to act by written resolutions.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

With respect to shareholder proposals, Cayman Islands law is essentially the same as Delaware law. Cayman Islands Companies Law does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, Cayman Islands Companies Law may provide shareholders with limited rights to requisition a general meeting but such rights must be stipulated in the articles of association of the Company. Any one or more shareholders holding not less than two-thirds of the votes attaching to the total issued and paid up share capital of the Company at the date of deposit of the requisition shall at all times have the right, by written requisition to the board of directors or the secretary of the company, to require an extraordinary general meeting to be called by the board of directors for the transaction of any business specified in such requisition.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company, for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up and Liquidation. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or if the company is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Subject to any future shares which are issued with specific rights, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Alterations to our memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders’ meeting.

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The provisions of our articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at the adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our ordinary shares. Future sales of substantial amounts of shares of our ordinary shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise equity capital in the future.

The ordinary shares that were not offered and sold in our initial public offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

1% of the number of ordinary shares then outstanding, which will equal              shares immediately after our initial public offering, or

the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory share or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale.

Firm Commitment Offering Shares	Date Available for Sale
Currently Outstanding Ordinary Shares: 10,224,949	After 90 days from the date of effectiveness or commencement of sales of the public offering, subject to Rule 144 and applicable lock-up expirations.

Shares Offered in this Offering:	After the date of this prospectus, these shares will be freely tradable.

MATERIAL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS
OF OUR ORDINARY SHARES

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our ordinary shares. It is directed to U.S. Holders (as defined below) of our ordinary shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. Unless otherwise noted in the following discussion, this section is the opinion of Ortoli Rosenstadt LLP, our U.S. counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Yingke Law Firm, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

an individual who is a citizen or resident of the United States;

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

an estate whose income is subject to U.S. federal income taxation regardless of its source; or

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX
ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX
CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

Generally

JIANA Science and Technology Co., Ltd. is a tax-exempt company incorporated in Cayman Islands. Hong Kong Jiana Investment Co. Ltd. is subject to Hong Kong law. Dongyuan Mingyuan, Heyuan Branch and Shenzhen Jiana are subject to PRC laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the Actual Standards of Organizational Management, known as Circular 82, which has been revised by the Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents on December 29, 2017 and by the Decision of the State Council on Cancellation and Delegation of a Batch of Administrative Examination and Approval Items on November 8, 2013. Circular 82 has provided certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the places where the senior management and senior management departments responsible for the daily production, operation and management of the enterprise perform their duties are mainly located within the territory of the PRC; (ii) decisions relating to the enterprise’s financial matters (such as money borrowing, lending, financing and financial risk management) and human resource matters (such as appointment, dismissal and salary and wages) are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. We do not believe that JIANA Science and Technology Co., Ltd. meets all of the conditions above. JIANA Science and Technology Co., Ltd. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

However, if the PRC tax authorities determine that JIANA Science and Technology Co., Ltd. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of JIANA Science and Technology Co., Ltd. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that JIANA Science and Technology Co., Ltd. is treated as a PRC resident enterprise.

Pursuant to the Provisional Regulations on Value-added Tax of the PRC promulgated on December 13, 1993 and on November 19, 2017 and its implementation rules, all entities or individuals in the PRC engaging in the sale of goods, the provision of processing services, repairs and replacement services, and the importation of goods are required to pay value-added tax. Pursuant to the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax (“Circular 36”), which was promulgated by the Ministry of Finance and the State Administration of Taxation on March 23, 2016, implemented on May 1, 2016, and on March 20, 2019, the pilot program of the collection of value-added tax in lieu of business tax shall be promoted nationwide in a comprehensive manner as of May 1, 2016, and all taxpayers of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax. Pursuant to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates promulgated on April 4, 2018 and come to effect on May 1, 2018, by Ministry of Finance and State Administration of Taxation, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17 percent and 11 percent tax rates are adjusted to be 16 percent and 10 percent respectively. Pursuant to the Announcement on Relevant Policies for Deepening Value-Added Tax Reform promulgated on March 20, 2019 by MOF, SAT and General Administration of Customs and effective on April 1, 2019, with respect to VAT taxable sales or imported goods of a VAT general taxpayer, where the VAT rate of 16 percent and 10 percent applies currently, it shall be adjusted to 13 percent and 9 percent, respectively.

Provided that our Cayman Islands holding company, JIANA Science and Technology Co., Ltd., is not deemed to be a PRC resident enterprise, holders of our ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698 and Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 698 and Circular 7, or to establish that we should not be taxed under these circulars. See “Risk Factors — Risks Related to Doing Business in the PRC — Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.”

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our ordinary shares by a U.S. holder (as defined below) that holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting shares, holders who will hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of our ordinary shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our r ordinary shares.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Although the law in this regard is unclear, we intend to treat Shenzhen Jiana as being owned by us for United States federal income tax purposes, and we treat it that way, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of Shenzhen Jiana for United States federal income tax purposes, and based upon our income and assets and the value of our ordinary shares, we do not believe that we were a PFIC for the taxable year ended October 31, 2018 and do not anticipate becoming a PFIC in the foreseeable future.

Assuming that we are the owner of Shenzhen Jiana for United States federal income tax purposes, although we do not believe that we were a PFIC for the taxable year ended October 31, 2018 and do not anticipate becoming a PFIC in the foreseeable future, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our ordinary shares from time-to-time, which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our market capitalization. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

  The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. If we determine not to deploy significant amounts of cash for active purposes or if we were treated as not owning Shenzhen Jiana for United States federal income tax purposes, our risk of being classified as a PFIC may substantially increase. Because our PFIC status for any taxable year is a factual determination that can be made only after the close of a taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we are a PFIC for any year during which a U.S. holder held our ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder held our ordinary shares.

The discussion below under “Dividends” and “Sale or Other Disposition of Ordinary Shares” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

A non-United States corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares. Each non-corporate U.S. holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ordinary shares. Dividends received on the ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our ordinary shares. (See “—People’s Republic of China Taxation”) In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ordinary shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. In the event that we are treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of the ordinary shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. U.S. holders are advised to consult its tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC source.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our ordinary shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ordinary shares. Under the PFIC rules:

such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the ordinary shares;

such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our ordinary shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since we plan to have our ordinary shares listed on the Nasdaq, and provided that the ordinary shares will be regularly traded on the Nasdaq, a U.S. holder holds ordinary shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ordinary shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our ordinary shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

As discussed above under “Dividends,” dividends that we pay on our ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our ordinary shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ordinary shares. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of foreign exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc., located at 10 East 40th Street, 10th Floor, New York, NY 10016, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any State of the United States.

 Yingke Law Firm, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Yingke Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

We have been advised by               , our counsel as to Cayman Islands law, that the United States and Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, is unlikely to be enforceable in Cayman Islands. We have also been advised by         that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of Cayman Islands under the common law doctrine of obligation.

UNDERWRITING

We have entered into an underwriting agreement with ViewTrade Securities, Inc., or the representative, to act as the representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our ordinary shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Shares
ViewTrade Securities, Inc.
Total

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional             ordinary shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $ per share to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Commissions and Expenses

The underwriting discounts and commissions are equal to 8.0% of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Share	No Exercise of Over-allotment Option	Full Exercise of Over-allotment Option
Initial public offering price	$	$	$

Underwriting discounts and commissions to be paid by us	$	$	$

Proceeds to us, before expenses	$	$	$

We will also pay to the representative by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from the sale of the shares.

We have agreed to reimburse the representative up to a maximum of $175,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below) and up to a maximum of $8,000 for the costs associated with “tombstone” advertisements. We will pay expense deposits of $70,000 to the representative for its anticipated out-of-pocket expenses. Any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have agreed to pay all expenses relating to the offering, including, but not limited to, (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering with the SEC and the filing of the offering materials with FINRA; (ii) up to $175,000 towards accountable expenses of the representative, including, but not limited to, (a) legal fees incurred by the representative, (b) all reasonable travel and lodging expenses incurred by the representative or its counsel in connection with visits to, and examinations of, our company, (c) translation costs for due diligence purposes, and (d) reasonable costs for road show meetings, including the costs of informational meetings at the offices of the representative; (iii) all fees, expenses and disbursements relating to the registration or qualification of the shares under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of Representative’s counsel); (iv) the costs of all mailing and printing of the placement documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; and (v) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions and non-accountable expense allowance, will be approximately $ , including a maximum aggregate reimbursement of $175,000 of the representative’s accountable expenses and the maximum reimbursement of $8,000 for the costs associated with “tombstone” advertisements.

We have agreed that for a period of 12 months from the closing of this offering, the representative will have a right of first refusal to act as manager with respect to any public or private sale of any of our securities or any of our subsidiaries’ securities or other financings, excluding issuances in connection with an equity incentive plan for our employees; provided, however, that such right shall be subject to FINRA Rule 5110(f)(2). In connection with such right, we have agreed to furnish the representative with the terms and conditions of any financing and/or bona fide proposed private or public sale of securities to be made by us and/or any of our subsidiaries, and the name and address of such person, entity, or representative.

In addition, we have agreed, until the effectiveness of the registration statement in connection with this offering, not to negotiate with any other broker-dealer relating to a possible private and/or public offering of our securities without the written consent of the representative. If we do not complete the offering and listing of the securities on a national securities exchange and enter into discussions regarding a letter of intent or similar agreement with a third party broker-dealer and enter into a new engagement letter, and/or effect a private and/or public offering of the securities with another broker-dealer or any other person without the written consent of the representative, prior to the 12 month period following the effective date of our letter of intent with the representative, we will be liable to the representative for the accountable expenses of the representative up to $175,000; provided, however, that such fees shall be subject to FINRA Rule 5110(f)(2) and shall not apply if and to the extent the representative has advised us of the representative’s inability or unwillingness to proceed with this offering.

For a period of one year from the effective date of the registration statement of which this prospectus forms a part, the representative shall have the right to send a representative to observe each meeting of our board of directors; provided, that (i) such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the representative and its counsel; and (ii) upon written notice to the representative, we may exclude such representative from meetings where, upon the written opinion of our counsel, such representative’s presence would compromise an attorney-client privilege.

The address of the representative 7280 W. Palmetto Park Road, Suite 310, Boca Raton, Florida 33433.

Representative’s Warrants

In addition, we have agreed to issue the representative’s warrants to the representative to purchase up to an aggregate number of ordinary shares equal to 10% of the total number of ordinary shares sold in this offering, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option. Such warrants shall have an exercise price equal to 110% of the initial public offering price of the ordinary shares sold in this offering. The representative’s warrants may be purchased in cash or via cashless exercise, will be exercisable for five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. The representative’s warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), and except as otherwise permitted by FINRA rules, neither the representative’s warrants nor any of our shares issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part. In addition, although the representative’s warrants and the underlying ordinary shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the representative’s warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the representative’s warrants. The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

We will bear all fees and expenses attendant to registering the ordinary shares underlying the representative’s warrants, other than any underwriting commissions incurred and payable by the warrant holders. The exercise price and number of ordinary shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances, including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have agreed with the underwriters to establish an escrow account with a third-party escrow agent in the United States and to fund such account with $600,000 from the net proceeds of this offering. Such account may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during the 12-month period following the closing of this offering. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. We will pay the reasonable fees and expenses of the escrow agent.

Lock-Up Agreements

Our officers, directors and shareholders have agreed, subject to certain exceptions, to a six month lock-up period from the date of this prospectus, with a six-month leak-out after the end of the initial six-month period, for a total of twelve months, with respect to the ordinary shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that may be currently outstanding or which may be issued. This means that, for a period of twelve months following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative or as otherwise agreed.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Listing

We intend to apply to list our ordinary shares on the Nasdaq Capital Market under the symbol “JANA”. We make no representation that such application will be approved or that our ordinary shares will trade on such market either now or at any time in the future. However, we will not complete this offering unless we are so listed.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of ordinary shares to selling group members for sale to their online brokerage account holders. The ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Pricing of this Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price for our ordinary shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our ordinary shares in this offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our company.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the underwriters that would permit a public offering of the ordinary shares offered by, or the possession, circulation or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the ordinary shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the ordinary shares in certain countries.

Stamp Taxes

If you purchase ordinary shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the ordinary shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our ordinary shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or delaying a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our ordinary shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions and non-accountable expense allowance, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee		$1,700
The Nasdaq Capital Market Listing Fee		50,000
FINRA Filing Fee
Legal Fees and Expenses
Accounting Fees and Expenses
Transfer Agent and Registrar Expenses
Printing and Engraving Expenses
Miscellaneous Expenses
Total Expenses	$

These expenses will be borne by us. Underwriting discounts and commissions and non-accountable expense allowance will be borne by us in proportion to the numbers of ordinary shares sold in this offering.

LEGAL MATTERS

The validity of the ordinary shares offered hereby and certain legal matters as to Cayman Islands law will be passed upon for us by         . Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. Certain legal matters as to PRC law will be passed upon for us by Yingke Law Firm. Ortoli Rosenstadt LLP may rely upon Yingke Law Firm with respect to matters governed by PRC law. The underwriters are being represented by K&L Gates LLP in connection with this offering.

The current address of Cayman Island counsel is          .  The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017. The current address of Yingke Law Firm is Rong Chao Center, 6003 Yitian Road, Building B, 3rd Floor, Futian District, Shenzhen, Guangdong Province, P.R. China.

EXPERTS

The consolidated financial statements as of and for the years ended April, 2017, 2018 and 2019, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of RBSM LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of RBSM LLP is 805 Third Avenue, Suite 1430, New York, NY 10022.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the ordinary shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 (including amendments and exhibits to the registration statement) under the Securities Act with respect to the ordinary shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the ordinary shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon the closing of our initial public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act, as applicable to foreign private issuers. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We maintain a website at http://www. fangrongw.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

JIANA SCIENCE AND TECHNOLOGY CO., LTD.

Index to the Consolidated Financial Statements	Page
Report of Independent Registered Public Accounting Firm	F – 2
Consolidated Balance Sheets as of April 30, 2018 and 2019	F – 3
Consolidated Statements of Operations and Comprehensive Income for the Years Ended April 30, 2017, 2018 and 2019	F – 5
Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended April 30, 2017, 2018 and 2019	F – 6
Consolidated Statements of Cash Flows for the Years Ended April 30, 2017, 2018 and 2019	F – 7
Notes to the Consolidated Financial Statements	F – 9

Index to the Unaudited Interim Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of April 30, 2019 and October 31, 2019 (Unaudited)	F – 40
Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Six Months Ended October 31, 2018 and 2019	F – 42
Unaudited Interim Condensed Consolidated Statement of Changes in Shareholders’ Equity for the Six Months Ended October 31, 2018 and 2019	F – 43
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Six Months Ended October 31, 2018 and 2019	F – 44
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F – 46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

JIANA Science and Technology Co., Ltd. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of JIANA Science and Technology Co., Ltd. and Subsidiaries (the “Company”) as of April 30, 2019 and 2018, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended April 30, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditors since 2018.

New York, New York

November 26, 2019, except Notes 2(b) and 20, as to which the date is January 10, 2020

JIANA Science and Technology Co., Ltd.

Consolidated Balance Sheets

	As of April 30,
	2018	2019
ASSETS:
Current assets:
Cash and cash equivalents	$357,995	$52,290
Accounts receivable, net	583,159	2,074,429
Other receivables, net	705,099	627,267
Prepayments	563,776	2,040,761
Construction projects	452,492	920,549
Amounts due from related parties	1,379,859	127,697
Other current assets	51,427	1,876,179
Total current assets	4,093,807	7,719,172
Non-current assets:
Long-term prepayments	153,313	48,377
Construction projects	55,313	282,908
Property and equipment, net	635	2,138,596
Intangible assets, net	30,348	25,054
Total non-current assets	239,609	2,494,935
Total assets	$4,333,416	$10,214,107

The accompanying notes are an integral part of the consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Consolidated Balance Sheets (Continued)

	As of April 30,
	2018	2019
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$-	$22,293
Accounts payable	218,403	2,881,668
Advance from customers	409,336	130,785
Income taxes payable	87,132	419,308
Other payables and accrued expenses	968,907	1,150,861
Amounts due to related parties	352,634	235,281
Total current liabilities	2,036,412	4,840,196
Non-current liabilities:
Bank borrowings	-	14,862
Total non-current liabilities	-	14,862
Total liabilities	2,036,412	4,855,058

Commitments and contingencies
Shareholders’ equity:
Ordinary shares, US$0.0005 par value, 500,000,000 shares authorized, 10,000,000 and 10,224,949 shares issued and outstanding as of April 30, 2018 and 2019, respectively*	5,000	5,112
Additional paid-in capital	1,077,411	2,712,670
Retained earnings	1,021,221	2,382,939
Statutory reserve	116,001	310,967
Accumulated other comprehensive (loss) income	77,371	(52,639)
Total shareholders’ equity	2,297,004	5,359,049
Total liabilities and shareholders’ equity	$4,333,416	$10,214,107

*	The par value and shares are presented on a retroactive basis to reflect the ordinary share issuance and the reverse share split.

The accompanying notes are an integral part of the consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Consolidated Statements of Operations and Comprehensive Income

	For the Years Ended April 30,
	2017	2018	2019
Revenues	$2,014,309	$8,092,741	$3,538,125
Cost of revenues	905,195	6,531,115	910,511
Gross profit	1,109,114	1,561,626	2,627,614
Operating expenses:
General and administrative expenses	394,904	410,462	513,942
Research and development expenses	135,330	237,748	197,961
Selling and marketing expenses	125,609	61,360	40,927
Total operating expenses	655,843	709,570	752,830
Income from operations	453,271	852,056	1,874,784
Investment income	5,107	3,566	-
Interest income, net	2,178	882	721
Impairment of investments in an unconsolidated investee	(170,091)	-	-
Other income, net	1,058	110,215	17,771
Income before income taxes	291,523	966,719	1,893,276
Income tax expenses	59,849	126,410	336,592
Net income	231,674	840,309	1,556,684
Other comprehensive (loss) income	(77,230)	146,633	(130,010)
Total comprehensive income	$154,444	$986,942	$1,426,674

Net income per ordinary share*:
Basic	$0.02	$0.08	$0.16
Dilutive	$0.02	$0.08	$0.16
Weighted average ordinary shares outstanding*:
Basic	10,000,000	10,000,000	10,020,338
Dilutive	10,000,000	10,000,000	10,020,338

*	The shares and per share data are presented on a retroactive basis to reflect the ordinary share issuance and the reverse share split.

The accompanying notes are an integral part of the consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Consolidated Statements of Changes in Shareholders’ Equity

	Ordinary Shares *		Additional paid-in	Retained	Statutory	Other comprehensive	Total shareholders’
	Units	Amounts	capital	earnings	reserve	income (loss)	equity
Balance at May 1, 2016	10,000,000	$5,000	$1,077,411	$57,832	$7,407	$7,968	$1,155,618
Net income	-	-	-	231,674	-	-	231,674
Profit appropriation	-	-	-	(23,167)	23,167	-	-
Foreign currency translation adjustment	-	-	-	-	-	(77,230)	(77,230)
Balance at April 30, 2017	10,000,000	5,000	1,077,411	266,339	30,574	(69,262)	1,310,062
Net income	-	-	-	840,309	-	-	840,309
Profit appropriation	-	-	-	(85,427)	85,427	-	-
Foreign currency translation adjustment		-	-	-	-	146,633	146,633
Balance at April 30, 2018	10,000,000	$5,000	$1,077,411	$1,021,221	$116,001	$77,371	$2,297,004
Net income	-	-	-	1,556,684	-	-	1,556,684
Profit appropriation	-	-	-	(194,966)	194,966	-	-
Issuance of ordinary shares for professional services in connection with initial public offering	224,949	112	1,635,259	-	-	-	1,635,371
Foreign currency translation adjustment		-	-	-	-	(130,010)	(130,010)
Balance at April 30, 2019	10,224,949	$5,112	$2,712,670	$2,382,939	$310,967	$(52,639)	$5,359,049

*	The shares are presented on a retroactive basis to reflect the ordinary share issuance and the reverse share split.

The accompanying notes are an integral part of the consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Consolidated Statements of Cash Flows

	For the Years Ended April 30,
	2017	2018	2019
Cash flows from operating activities:
Net income	$231,674	$840,309	$1,556,684
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	3,290	1,702	2,772
Amortization of intangible assets	3,227	3,616	3,531
Gain on disposal of related assets of two stores	-	(66,780)	-
Loss from transfer of capitalized costs in connection with family farm project	-	-	27,622
Investment income	(5,107)	(3,566)	-
Impairment of investments in an unconsolidated investee	170,091	-	-
Changes in operating assets and liabilities:
Accounts receivable	168,430	(375,699)	(1,522,183)
Other receivables	39,439	(352,463)	28,295
Prepayments	(488,618)	(155,232)	(176,695)
Construction projects	-	(489,073)	(723,687)
Accounts payable	23,009	126,787	576,188
Advance from customers	539,503	(159,938)	(254,396)
Income taxes payable	49,911	(5,239)	336,592
Other payables and accrued expenses	(3,084)	61,442	165,066
Amounts due to related parties	19,542	(60,367)	(37,857)
Net cash provided by (used in) operating activities	751,306	(634,501)	(18,068)

Cash flows from investing activities:
Purchase of property and equipment	(2,173)	(78,628)	(1,889,614)
Purchase of intangible assets	(35,201)	-	-
Purchase of short-term investments	(1,626,594)	-	-
Proceeds from sales of short-term investments	1,188,347	459,348	-
Investment in an unconsolidated investee	(170,091)	-	-
Payment of third-party loans	-	(301,603)	(7,417)
Proceeds from repayment of third-party loans	-	-	601,806
Payments of related-party loans	(769,106)	(273,469)	(168,214)
Proceeds from sales of the two leased stores to a related party	-	-	215,098
Proceeds from repayment of related-party loans	-	15,193	1,161,125
Net cash used in investing activities	(1,415,178)	(179,159)	(87,216)

Cash flows from financing activities:
Proceeds from bank borrowings	-	-	44,503
Repayment of bank borrowings	-	-	(7,417)
Proceeds from related-party loans	-	315,471	234,844
Repayment of related-party loans	-	-	(331,615)
Payment of initial public offering costs	-	(49,530)	(191,998)
Proceeds of third-party loans	-	-	73,987
Deposits received from investors	-	1,167,287	-
Refund of deposits made to investors	-	(355,965)	(1,483)
Net cash provided by (used in) financing activities	-	1,077,263	(179,179)

Effect of exchange rate changes on cash and cash equivalents	(36,273)	16,870	(21,242)
Net (decrease) increase in cash and cash equivalents	(700,145)	280,473	(305,705)
Cash and cash equivalents at beginning of year	777,667	77,522	357,995
Cash and cash equivalents at end of year	$77,522	$357,995	$52,290

The accompanying notes are an integral part of the consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Consolidated Statements of Cash Flows (Continued)

	For the Years Ended April 30,
	2017	2018	2019
Supplemental disclosure of cash flow information:
Cash paid for income tax	$9,938	$131,648	$-
Cash paid for interest expense	$-	$-	$1,593

Non-cash investing and financing activities:
Costs incurred on account for construction in progress - Lighthouse Basin Pastoral Complex Reception Center	$-	$-	$1,509,034
Costs incurred on account for construction in progress – family farm project	$-	$-	$585,716
Proceeds receivable from transfer of capitalized costs in connection with family farm project	$-	$-	$585,716
Issuance of ordinary shares for professional services in connection with the initial public offering	$-	$-	$1,635,371

The accompanying notes are an integral part of the consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

1. Organization and Principal Activities

(a)	Organization and principal activities

JIANA Science and Technology Co., Ltd. (“JIANA Science”) was incorporated under the law of the Cayman Islands as an exempted limited liability company on August 29, 2018. JIANA Science serves as a holding company and conducts its businesses primarily through its subsidiaries and consolidated variable interest entities (the “VIEs”). JIANA Science, its subsidiaries and VIEs are collectively referred to herein as the “Company”, “we”, “our” and “us”, unless specific reference is made to an entity. The Company is principally engaged in real estate agency, real estate project operation, consulting and technology development services (the “Businesses”) in the People’s Republic of China (the “PRC” or “China”).

(b) History and Reorganization

Prior to the incorporation of JIANA Science and the completion of the reorganization (“Reorganization”) as discussed below, the Businesses were mainly conducted by Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”, the “VIE”) and its subsidiaries in the PRC.

In preparation of its initial public offering in the United States, we undertook a group reorganization pursuant to which the Businesses were transferred to us. The Reorganization involved the following:

(1)	On August 29, 2018, JIANA Science was incorporated in the Cayman Islands with 10,000,000 ordinary shares being allotted and issued to the following shareholders: 8,427,100 ordinary shares were allocated and issued to Hongyuan Science and Technology Co., Ltd., a special purpose vehicle incorporated on August 13, 2018 and controlled by Ms. Fengzhen Zhu; 1,010,400 ordinary shares were allocated and issued to Yuanda International Commerce Co., Ltd., a special purpose vehicle incorporated on August 13, 2018 and controlled by Mr. Qian Zhou; and 562,500 ordinary shares were allocated and issued to Yuanzhong International Consulting, Ltd., a special purpose vehicle incorporated on August 15, 2018 and controlled by Mr. Qingchao Yao.

(2)	On September 3, 2018, we incorporated JIANA International Consulting Co., Ltd. (“JIANA International”), a wholly owned subsidiary of JIANA Science, in British Virgin Islands.

(3)	On December 3, 2018, JIANA International entered into an equity purchase agreement with Hong Kong JIANA Investment Co., Ltd. (“Hong Kong JIANA”) pursuant to which JIANA International acquired 100% of equity interest in Hong Kong JIANA and Hong Kong JIANA became a wholly owned subsidiary of JIANA International.

(4)	On March 18, 2019, we incorporated Jiana (Shenzhen) Development Co., Ltd. (“Jiana Development”), a wholly foreign-owned enterprise (“WFOE”) in the PRC, which is owned by Hong Kong JIANA.

(5)	In March 2019, Jiana Development entered into a series of contractual agreements with Shenzhen Jiana and its nominee shareholders. Such contractual arrangements primarily consist of Exclusive Business Cooperation Agreement, Power of Attorney, Share Pledge Agreement, Exclusive Option Agreement, Loan Agreements and Spousal Consent Letters, which enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered the primary beneficiary of the VIEs and has consolidated the VIEs’ financial results of operations, assets and liabilities in the Company’s consolidated financial statements. The contractual agreements are further described in Note 2.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

1. Organization and Principal Activities (Continued)

(b)	History and Reorganization (Continued)

The ownership structure of principal subsidiaries, VIE and VIE’s subsidiaries for the periods presented and immediately after the Reorganization was set out as follows:

Name	Place of incorporation	Date of incorporation	Equity interest held			Principal activities
Subsidiaries			As of April 30, 2018	Immediately after the Reorganization	As of April 30, 2019
JIANA International Consulting Co., Ltd. (“JIANA International”)	British Virgin Islands	September 3, 2018	N/A	100%	100%	Investment holding
Hong Kong JIANA Investment Co., Ltd. (“Hong Kong JIANA”)	Hong Kong	December 3, 2018	N/A	100%	100%	Investment holding
Jiana (Shenzhen) Development Co., Ltd. (“Jiana Development”, the “WFOE”)	PRC	March 18, 2019	N/A	100%	100%	Investment holding
VIE and VIE’s Subsidiaries
Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”)	PRC	November 10, 2008	VIE	VIE	VIE	Real estate agency, project operation services and technology development services
Shenzhen Jiana Technology Co., Ltd. Heyuan Branch (“Heyuan Branch”)	PRC	November 3, 2017	VIE’s Subsidiary	VIE’s Subsidiary	VIE’s Subsidiary	Real estate project operation services
Dongyuan Mingyuan Tianyuan Investment Co., Ltd. (“Dongyuan Mingyuan”)	PRC	November 15, 2017	VIE’s Subsidiary	VIE’s Subsidiary	VIE’s VIE	Real estate project operation services
Shenzhen Zhongdemei Piano Investement, LLP (formerly Shenzhen Fangrong First Real Estate Investment Co., Ltd) (1)	PRC	February 5, 2016	VIE’s Subsidiary	VIE’s Subsidiary (Deconsolidated on March 2, 2019)	N/A	Piano training and cultural activities planning
Shenzhen Jiana Second Real Estate Investment Co., Ltd. (2)	PRC	January 22, 2016	VIE’s Subsidiary	VIE’s Subsidiary (Deregistered on April 19, 2019)	N/A	Real estate agency, marketing solution and consulting
Shenzhen Fangrong Second Real Estate Investment, LLP (3)	PRC	February 5, 2016	VIE’s Subsidiary	VIE’s Subsidiary (Deregistered on April 19, 2019)	N/A	Real estate agency, marketing solution and consulting
Shenzhen Mingyuan Investment Holding, Ltd. (“Shenzhen Mingyuan”, formerly Shenzhen Zhongdemei Chuangke Management, Ltd.) (4)	PRC	March 28, 2017	VIE’s Subsidiary	VIE’s VIE	VIE’s VIE	Project investment and property management

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

1. Organization and Principal Activities (Continued)

(b)	History and Reorganization (Continued)

(1)	Prior to March 2, 2019, Shenzhen Jiana held 50% equity interest in Shenzhen Zhongdemei Piano Investement, LLP. On March 2, 2019, Shenzhen Jiana transferred all its equity interest in Shenzhen Zhongdemei Piano Investement, LLP to a former executive officer of Shenzhen Zhongdemei Piano Investement, LLP. As such, Shenzhen Jiana no longer consolidated Shenzhen Zhongdemei Piano Investement, LLP effective March 2, 2019. Shenzhen Zhongdemei Piano Investement, LLP had no operational activities since its incorporation.

(2)	Prior to April 19, 2019, Shenzhen Jiana held 50% equity interest in Shenzhen Jiana Second Real Estate Investment Co., Ltd. On April 19, 2019, Shenzhen Jiana Second Real Estate Investment Co., Ltd. was deregistered. Shenzhen Jiana Second Real Estate Investment Co., Ltd. had no operational activities from its incorporation to the date of deregistration.

(3)	Prior to April 19, 2019, Shenzhen Jiana held 50% equity interest in Shenzhen Fangrong Second Real Estate Investment, LLP. On April 19, 2019, Shenzhen Fangrong Second Real Estate Investment, LLP was deregistered. Shenzhen Fangrong Second Real Estate Investment, LLP had no operational activities from its incorporation to the date of deregistration.

(4)	On March 28, 2017, Shenzhen Jiana purchased 60% equity interest in Shenzhen Mingyuan from one of its then shareholders for a total purchase price of $0.15 (RMB1). On February 24, 2019, Shenzhen Jiana transferred all of its 60% equity interest in Shenzhen Mingyuan to Ms. Xiaoxun Chen, a related party, for a nominal consideration; Shenzhen Wangrun Development, Ltd., the then 40% equity holder of Shenzhen Mingyuan, transferred 20% of its equity interest to Ms. Xiaoxuan Chen and transferred the remaining 20% equity interest to Ms. Dan Yu. Shenzhen Mingyuan had no operational activities from the equity purchase date to February 24, 2019. On September 25, 2019, Ms. Xiaoxun Chen and Ms. Dan Yu entered into an equity transfer agreement, pursuant to which Ms. Xiaoxun Chen transferred all of its 80% equity interest in Shenzhen Mingyuan to Ms. Dan Yu for a nominal consideration. Immediately after the completion of equity transfer from Ms. Xiaoxuan Chen, Ms. Dan Yu became the sole equity holder of Shenzhen Mingyuan.

(c)	Basis of Presentation for the Reorganization

Immediately prior to the Reorganization, the Businesses have been conducted through Shenzhen Jiana and its subsidiaries in the PRC. Pursuant to the Reorganization, the Businesses are transferred to and held by the Company. The Company and the newly incorporated entities have not been involved in any other businesses prior to the Reorganization and do not meet the definition of a business. The Reorganization is merely a reorganization of the Businesses with no change in management of such business. Accordingly, the Company resulting from the Reorganization is considered as a continuation of the Businesses conducted through us. The accompanying consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the Businesses before the completion of Reorganization. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Company had actually existed on a stand-alone basis during the periods presented before the completion of Reorganization.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principal generally accepted in the United States of America (“US GAAP”).

(b)	Reverse Share Split

On January 10, 2020, the Company filed an amendment to its Article of Incorporation and effected a 1-for-5 reverse share split (the “Reverse Split”) of its ordinary shares whereby every five ordinary shares were exchanged for one ordinary share. The Company exchanged 51,124,744 then issued and outstanding ordinary shares for 10,224,949 newly issued and outstanding ordinary shares on January 10, 2020. The Company is authorized to issue 500,000,000 ordinary shares with par value of US$0.0005 per share. All references to ordinary shares, share data, amount per share, and related information set forth in the consolidated financial statements and the accompanying notes have been retroactively adjusted to reflect the Reserve Split as if the event had occurred at the beginning of the earliest period presented.

(c)	Principal of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and VIEs for which the Company is the primary beneficiary. All intercompany transactions, balances and unrealized profit and losses have been eliminated in consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors; to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

The Company applies the guidance codified in Accounting Standard Codification 810, Consolidations (“ASC 810”) on accounting for VIEs and their respective subsidiaries, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity in which it has a controlling financial interest. A VIE is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support; (b) as a group, the holders of the equity investment at risk lack the ability to make certain decisions, the obligation to absorb expected losses or the right to receive expected residual returns, or (c) an equity investor has voting rights that are disproportionate to its economic interest and substantially all of the entity’s activities are on behalf of the investor.

Provided that there are certain permissions by applicable PRC laws and regulations for foreign equity investment in real estate agency service in the PRC, the real estate agency service is still extensively limited by applicable PRC laws and regulations regarding the uncertainties and conditions of such permissions. To comply with the potential foreign equity restrictions, the Company provides the real estate agency service primarily through its VIE and VIE’s subsidiaries. To provide the Company effective control over and the ability to receive substantially all of the economic benefits of its VIE and the VIE’s subsidiaries, the Company, through the WFOE, entered into the following contractual agreements with its VIE and the VIE’s nominee shareholders:

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement, the VIE appointed the WFOE to be its exclusive service provider to provide complete technical support, business support and related consulting services during the term of the agreement, which included but not limited to technology consulting services, management software development, and computer hardware and software development and sales. In respect to the services provided by the WFOE, the VIE agreed to pay service fees substantially equal to all of the net income of the VIE on a quarterly basis subject to certain adjustments depending on, among other things, the complexity, the difficulty, the required time and the commercial value of such services. Further, the VIE granted to the WFOE an irrevocable and exclusive option to purchase, at the WFOE’s sole discretion, any or all of the assets of the VIE, to the extent permitted under the PRC laws, at the lowest purchase price permitted by the PRC laws. The term of this agreement is ten years unless earlier terminated in accordance with the provisions of this agreement or relevant agreements separately executed between the parties.

Power of Attorney

Pursuant to the Power of Attorney, each nominee shareholder of Shenzhen Jiana irrevocably authorized the WFOE to exercise the rights related to their shareholdings, including but not limited to attending shareholders’ meetings and voting on their behalf on the sale or transfer or pledge or disposition of their equity interest in Shenzhen Jiana, and designating and appointing senior management members. The Power of Attorney will be continuously valid as long as the nominee shareholders remain the shareholders of Shenzhen Jiana.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(c)	Principal of Consolidation (Continued)

Share Pledge Agreement

Pursuant to the Share Pledge Agreements, nominee shareholders of Shenzhen Jiana agreed to pledge all of their respective equity interests of Shenzhen Jiana to the WFOE to ensure that Shenzhen Jiana fully performs its obligations under the Exclusive Business Cooperation Agreement and pays the consulting and service fees thereunder to the WFOE when the fees become due. The nominee shareholders and Shenzhen Jiana have registered the equity pledges with Shenzhen Administration for Market Regulation in accordance with the PRC laws on March 25, 2020. In the event of default on the Exclusive Business Cooperation Agreement, in the event of default on the Exclusive Business Cooperation Agreement, the WFOE has the right, but not the obligation, to dispose the pledged equity interests to compensate for any losses. The nominee shareholders also have undertaken, without the WFOE’s written consent, not to transfer the pledged equity interests or assign or delegate its right and obligations under the Share Pledge Agreement. The Equity Pledge Agreements will be continuously valid until all payments are due under the Business Cooperation Agreement. The WFOE has the right to collect any and all dividends declared or generated in connection with equity interest during the term of the Share Pledge Agreement.

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement, the nominee shareholders of Shenzhen Jiana irrevocably granted the WFOE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase their equity interests in Shenzhen Jiana at any time in part or in whole at the WFOE’s sole discretion to the extent permitted by law. The aggregate purchase price of all the equity interest to be purchased by the WFOE shall be equal to the paid in capital by the nominee shareholders, adjusted pro rata for purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal of the equity interest or stipulate other restrictions. The relevant parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the equity interest of Shenzhen Jiana to the WFOE. This agreement remains effective for a term of ten years and may be renewed at the WFOE’s option.

Loan Agreements

Pursuant to the Loan Agreements, the WFOE agreed to grant loans to each of the nominee shareholders of Shenzhen Jiana with the sole purpose of providing funds for the capital injection to Shenzhen Jiana. To secure such loans, the nominee shareholders should enter a Power of Attorney and an Exclusive Option Agreement. The WFOE has the right to acquire equity interests held by each nominee shareholder at any time. When the nominee shareholders transfer their equity interest to the WFOE or the WFOE’s designated person(s), in the event that the transfer price of such equity interest is equal to or lower than the principal of the loan, the loan shall be deemed an interest-free loan. In the event that the transfer price of such equity interest exceeds the principal of the loan, the excess over the principal shall be deemed the interest of the loan. The terms of the loans are ten years and can be extended upon mutual written consent of binding parties.

Spousal Consent Letters

The spouse of each nominee shareholder of Shenzhen Jiana unconditionally and irrevocably agreed to the execution of the Share Pledge Agreement, the Exclusive Option Agreement and the Power of Attorney and the disposal of the equity interest registered in the name of the respective nominee shareholder. In addition, the spouse of each nominee shareholder of Shenzhen Jiana agreed not to make any assertions in connection with the equity interests held by the respective nominee shareholder and the nominee shareholder can perform the contractual arrangements without the authorization or consent from the spouse.

Risks in Relation to the VIE Structure

In the opinion of management, the ownership structure relating to the VIEs of the Company is in compliance with existing PRC laws and regulations and the contractual arrangements with the VIE and its nominee shareholders are legally binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, there are certain risks related to the VIE arrangements, which include but are not limited to the following:

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(c)	Principal of Consolidation (Continued)

●	The Company relies on contractual arrangements with its VIE and the VIE’s shareholders for its operations in China, which may not be as effective in providing control as direct ownership. Any failure by the Company’s affiliated entities to perform their obligations under the contractual arrangements would have a material adverse effect on the financial position and performance of the Company.

●	The shareholders of our VIE may have potential conflicts of interest with us and not act in the best interests of the Company. Although the shareholders are obligated to honor their contractual obligations with respect to the Group’s variable interest entities, they may nonetheless breach or cause the Group’s VIE to breach or refuse to renew the existing contractual arrangements that allow us to effectively exercise control over the VIEs and to receive economic benefits from the VIE.

●	If the current structure or any of the contractual arrangements were found to be in violation of any existing or future PRC laws or regulations, the Company could be subject to penalties, which could include, but not be limited to, revocation of business and operating licenses, discontinuing or restricting business operations, imposing fines and penalties, or imposing additional requirements for our operations which we, or our affiliated entities may not be able to comply with, restricting the use of financing sources by us or our affiliated entities or otherwise restricting us or our ability to conduct business, or other regulatory or enforcement actions against the Company that could be harmful to its business. The imposition of any of these or other penalties could have a material adverse effect on the Company’s ability to conduct its business.

Additional Consolidated VIEs

On March 16, 2019, Heyuan Branch entered into an Engineering, Procurement and Construction (“EPC”) management agreement, namely Tianluncheng Project EPC Management Agreement, with Shenzhen Mingyuan, whereby Heyuan Branch is responsible for the detailed design, overall management, sales of the properties and the purchase of the remaining unsold properties within the Tianluncheng Project. Even though the Company, through Shenzhen Jianna, does not hold any voting equity interest in Shenzhen Mingyuan immediately after Shenzhen Jiana transferred all 60% equity interest in Shenzhen Mingyuan to Ms. Xiaoxun Chen, a related party, on February 24, 2019, the Company has determined that it holds variable interest in Shenzhen Mingyuan as the Company, through Heyuan Branch, guarantees to purchase all of the remaining unsold properties within the project at a price over Shenzhen Mingyuan’s acquisition cost and therefore protect the equity holders of Shenzhen Mingyuan from suffering losses. The Company has further determined that Shenzhen Mingyuan is a VIE as Shenzhen Mingyuan does not have sufficient equity capital to finance its activities without additional subordinated financial support. The primary activities of Shenzhen Mingyuan that most significantly impact Shenzhen Mingyuan’s economic performance are construction and sale of the properties within the Tianluncheng Project. The Company acts as an operating manager and is responsible for the overall management and sales of the properties. The Company has concluded that it is the primary beneficiary of Shenzhen Mingyuan as it has the power to direct the activities that most significantly impact Shenzhen Mingyuan’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to Shenzhen Mingyuan. The Company has consolidated Shenzhen Mingyuan in its consolidated financial statements for the periods presented.

On March 10, 2019, Shenzhen Jiana and Dongyuan Mingyuan entered into an investment cooperation agreement with Shenzhen Mingyuan. Pursuant to the investment cooperation agreement, the registered capital of Dongyuan Mingyuan increased from $2,976,102 (RMB20,000,000) to $8,184,280 (RMB55,000,000), of which $2,864,498 (RMB19,250,000), or 35%, was allotted to Shenzhen Jiana and $5,319,782 (RMB35,750,000), or 65%, was allotted to Shenzhen Mingyuan. Shenzhen Jiana’s 35% equity investment in Dongyuan Mingyuan is considered variable interest. The primary activities of Dongyuan Mingyuan that most significantly impact its economic performance are certain construction and management projects which are directed by the Company through Shenzhen Jiana and Shenzhen Mingyuan. The Company acts as an operating manager and is responsible for the overall management and sales of the properties. The Company has concluded that Dongyuan Mingyuan is a VIE and the Company is the primary beneficiary of Dongyuan Mingyuan as it has the power to direct the activities that most significantly impact Dongyuan Mingyuan’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to Dongyuan Mingyuan. The Company has consolidated Dongyuan Mingyuan in its consolidated financial statements for the periods presented.

We periodically perform a qualitative analysis to determine if we are a primary beneficiary of a VIE. This analysis includes review of the VIEs’ capital structure, contractual terms, and primary activities, including the Company’s ability to direct the activities of the VIEs and obligations to absorb losses, or the right to receive benefits, significant to the VIE.

There are no consolidated VIE’s assets that are pledged or collateralized for the VIE’s obligations and which can only be used to settle the VIE’s obligations, except for registered capital and the PRC statutory reserves. Relevant PRC laws and regulations restrict the VIE and VIE’s subsidiaries from transferring a portion of its net assets, equivalent to the balance of their statutory reserves and its share capital, to the Company in the form of loans and advances or cash dividends. Please refer to Note 19 for disclosure of the restricted net assets. As the VIE is incorporated as limited liability company under the PRC Company Law, creditors of the VIE do not have recourse to the general credit of the Company for any of the liabilities of the VIE. There were no other pledges or collateralization of the VIE’s assets.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(c)	Principal of Consolidation (Continued)

The financial information of the Company’s VIEs, including total assets, total liabilities, net revenues, total operating expenses, net income attributable to the Company and cash flows after intercompany elimination are as follows:

	As of April 30,
	2018	2019
ASSETS:
Current assets:
Cash and cash equivalents	$357,995	$52,290
Accounts receivable, net	583,159	2,074,429
Other receivables, net	705,099	627,267
Prepayments	563,776	2,040,761
Construction projects	452,492	920,549
Amounts due from related parties	1,379,859	127,697
Other current assets	51,427	240,807
Total current assets	4,093,807	7,719,172
Non-current assets:
Long-term prepayments	153,313	48,377
Construction projects	55,313	282,908
Property and equipment, net	635	2,138,596
Intangible assets, net	30,348	25,054
Total non-current assets	239,609	2,494,935
Total assets	$4,333,416	$10,214,107

	As of April 30,
	2018	2019
LIABILITIES:
Current liabilities:
Bank borrowings	$-	$22,293
Accounts payable	218,403	2,881,668
Advance from customers	409,336	130,785
Income taxes payable	87,132	419,308
Other payables and accrued expenses	968,907	1,150,861
Amounts due to related parties	352,634	235,281
Total current liabilities	2,036,412	4,840,196
Non-current liabilities:
Bank borrowings	-	14,862
Total non-current liabilities	-	14,862
Total liabilities	$2,036,412	$4,855,058

	For the Years Ended April 30,
	2017	2018	2019
Revenues	$2,014,309	$8,092,741	$3,538,125
Net income	231,674	840,309	1,556,684

	For the Years Ended April 30,
	2017	2018	2019
Net cash provided by (used in) operating activities	$751,306	$(634,501)	$(18,068)
Net cash used in investing activities	(1,415,178)	(179,159)	(87,216)
Net cash provided by (used in) financing activities	-	1,077,263	(179,179)

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(d)	Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but not limited to, useful lives and impairment of property and equipment, amortization period of intangible assets, valuation allowance of deferred tax assets and valuation of ordinary shares. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates and assumptions.

(e)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and bank deposits with a maturity of three months or less that are readily convertible to known amounts of cash, and have insignificant risk of changes in value related to changes in interest rates.

(f)	Accounts Receivable, Net

Accounts receivable is stated at the historical carrying amount less an allowance for any potential uncollectible amounts. The Company establishes an allowance for doubtful accounts and allowance for unbilled receivables based upon the assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of its customers, current economic conditions and other factors that may affect its ability to collect the outstanding balances. Accounts receivable balances are written off after all collection efforts have been exhausted.

(g)	Construction Projects

Construction projects represent capitalized costs for completed projects that are ready for sale and ongoing projects that are still under construction and are not ready for sale. It primarily consists of capitalized costs of land use right acquisition, land improvement, surveying, mapping expenses and construction services provided by third-party service providers. Construction projects are transferred to cost of revenue on the consolidated statement of operations and comprehensive income when the underlying properties are sold. Current construction projects represented projects that is expected to complete within one year. And non-current projects represented projects that is not expected to complete within one year. As of April 30, 2018, current construction projects amounted to $452,492 and non-current construction projects amounted to $55,313, respectively. As of April 30, 2019, current construction projects amounted to $920,549 and non-current construction projects amounted to $282,908, respectively.

(h)	Deferred Initial Public Offering (“IPO”) Costs

Direct incremental costs incurred by the Company attributable to its proposed IPO of its ordinary shares in the United States have been deferred and recorded in other current assets and will be offset against the gross proceeds received from the IPO. As of April 30, 2018 and 2019, deferred IPO costs were $51,427 and $1,876,179, respectively.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(i)	Property and Equipment, Net

The Company’s property and equipment consist of office equipment, furniture and fixtures and construction in progress.

Property and equipment, net, other than construction in progress, are stated at cost less accumulated depreciation and impairment. Property and equipment are depreciated at cost less impairment and residual value, if any, over the following estimated useful lives on a straight-line basis:

Category	Estimated useful life (years)
Office equipment, furniture and fixtures	2

Construction in progress primarily represents the construction of a business building. Costs incurred in the construction of the business building are capitalized and transferred to the appropriate category of property and equipment when completed and ready for use, at which time depreciation commences.

Repairs and maintenance costs are charged to expenses as incurred, whereas the costs of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of operations and comprehensive income.

(j)	Intangible Assets, Net

Intangible assets consist of platform software to promote and advertise the Company’s product and service and enable orders to be placed. Such intangible asset is initially recorded at cost and amortized on a straight-line basis over the estimated economic useful life of 10 years. Alternatively, acquired intangible assets with indefinite lives are recorded at cost less any subsequent accumulated impairment loss.

(k)	Impairment of Long-Lived Assets

Property and equipment and intangible assets with definite lives are subject to depreciation and amortization, and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable or that the useful life of the asset is shorter than the Company had originally estimated. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the sum of the estimated undiscounted future cash flows expected to be generated from the asset. If the carrying amount of an asset exceeds the sum of its estimated future cash flows, an impairment charge is recognized based on the excess of the carrying value of the assets over the fair value of the assets. The Company recorded no impairment during the periods presented.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or loss in the period that includes the enactment date. A valuation allowance would be provided for those deferred tax assets if it is more likely than not that the related benefit will not be realized. In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a legal entity basis. The Company adopted ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” for the periods presented and classified deferred tax assets and liabilities as non-current.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(m)	Value Added Taxes (“VAT’’)

The Company’s PRC subsidiaries are subject to VAT at a rate of 6% for general taxpayers and 3% for small-scale taxpayer on proceeds received from customers. General taxpayers are entitled to a deduction for VAT already paid or borne on the goods or services purchased and utilized in producing goods or rendering services that have generated the gross sales proceeds. The VAT balance is recorded either in other payables and accrued expenses or other current assets on the consolidated balance sheets.

(n)	Employee Benefit Plans

Full time employees in the RPC participate in a government-mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing provident fund and other welfare benefits are provided to employees. PRC labor regulations require the Company to make contributions based on certain percentages of the employee’s basic salaries. Other than the contribution, there is no further obligation under these plans. The total contributions and accruals for such employee benefits plans were $6,114, $5,475 and $15,099 for the years ended April 30, 2017, 2018 and 2019, respectively.

(o)	Profit Appropriations

In accordance with the laws applicable to the WFOE, the WFOE to make appropriations from its after-tax profit (as determined under Generally Accepted Accounting Principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. General reserve fund is at least 10% of the after-tax profits calculated in accordance with the PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. The appropriation of the other two reserve funds is at the Company’s discretion.

At the same time, the Company’s VIEs, in accordance with the PRC Company Laws, must make appropriations from its after-tax profit (as determined under the PRC GAAP) to non-distributable reserve funds including (i) statutory surplus fund, and (ii) discretionary surplus fund. Statutory surplus fund is at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(p)	Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all years presented. The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle by the Company in its determination of revenue recognition:

(1)	Identify the contract with the customer;

(2)	Identify the performance obligations in the contract;

(3)	Determine the transaction price;

(4)	Allocate the transaction price to the performance obligations;

(5)	Satisfaction of performance obligations.

The Company’s revenues are primarily generated from real estate agency service, consulting services, technology services and product sales. The Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services.

The Company’s revenue recognition policies effective on the adoption date of ASC 606 are as follows:

Real Estate Agency Services

The Company provides real estate marketing and sales agency services to real estate developers and the local government to sell commercial and residential properties. When another party is involved in providing services to a customer, the Company follows the guidance provided in ASC 606-10 to determine whether the nature of its promise is a performance obligation to provide the specified services itself as a principal or to arrange for those goods or services to be provided by the other party as an agent. Indicators that an entity is a principal include, but are not limited to (1) whether the entity is primarily responsible for fulfilling the promise to provide the specified good or service; (2) whether the entity has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer; and (3) whether the entity has discretion in establishing the price for the specified good or service. The Company has determined that it is an agent in providing the real estate marketing and sales agency services to real estate developers as it is not primarily responsible for fulfilling the promise to provide a property and it does not have inventory risk before a property is transferred to a customer. Therefore, revenue generated from real estate agency services to real estate developers is recognized on a net basis. The Company has determined that it is a principal in providing real estate agency services to local government as it has the discretion in establishing the price and has inventory risk before a property is transferred to a customer. Therefore, revenue generated from real estate agency services to local government is recognized on a gross basis.

As for the marketing and sales agency services to real estate developers, commission-based agency revenue is usually stated as a percentage of the selling price of a property or the excess of the selling price of a property over the fixed price agreed with the real estate developers and is recognized when a successful sale of the property has occurred and closed without further contingency. A successful sale is defined in each agency agreement and is usually achieved after (1) the property buyer has executed the purchase contract; and (2) the property buyer obtained a bank’s approval on the mortgage and made the required down payment if mortgage is applied, or made the one-off payment if mortgage is not applied.

As for the marketing and sales agency services to local government, revenue is recognized when a successful sale of the property has occurred and closed without further contingency. A successful sale is achieved after (1) the property buyer has executed the purchase contract; and (2) the local government has confirmed the sale and the use right of the property has been transferred to a customer.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(p)	Revenue Recognition (Continued)

Technology Services

Technology service revenue is generated primarily from customized software design and development service offered to the Company’s customers. The Company recognizes technology service revenue when its service obligations are completed.

Consulting Services

The Company provides real estate brokers and developers a wide range of real estate consulting services, including market research, advertising plan, feasibility studies and project development. Payment of consulting service is generally contingent on completion of a milestone specified on the consulting service agreements, such as delivery of a market research report. The Company recognizes consulting services revenue upon completion of a milestone, assuming customer acceptance has occurred and the fee is no longer contingent.

Product Sales

Product sales are primarily generated from sales of prepaid digital game cards and agricultural products grew on the Company’s family farm project. Product sales are recognized upon delivery of the product.

(q)	Cost of Revenues

Amounts recorded as cost of revenues relate to direct expenses incurred in order to generate revenue. Such costs are recorded as incurred. Cost of revenues primarily consists of land expropriation, improvement, surveying and mapping costs, design fees, appraisal and notary fees, prepaid cards purchase costs and payments to marketing, research and development service providers.

(r)	General and Administrative Expenses

General and administrative expenses consist primarily of professional service fees, rental expenses and payroll and benefit expenses to management and administrative personnel.

(s)	Research and Development Expenses

Research and development expenses primarily consist of payroll and benefit expenses of our technical personnel who work on development of services, products and technology infrastructures as well as fees for research and development services provided by third parties. No research and development expenses were capitalized for the years ended April 30, 2017, 2018 and 2019.

(t)	Selling and Marketing Expenses

Selling and marketing expenses are expensed as incurred and primarily consist of commission paid to sales agents, advertising expenses, and related expenses for personnel engaged in marketing and business development activities.

Total advertising costs for the years ended April 30, 2017, 2018 and 2019 were $76,847, $51,465 and $37,999, respectively.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(u)	Net Income per Ordinary Share

Basic net income per ordinary share is calculated by dividing the net income available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted net income per ordinary share is calculated by using the weighted average number of ordinary share outstanding adjusted to include the potentially dilutive effect of outstanding securities, unless their inclusion in the calculation is anti-dilutive.

For the years ended April 30, 2017, 2018 and 2019, the Company did not have outstanding securities that had potential dilutive effects.

As disclosed in Note 1, the Company undertook a Reorganization pursuant to which 10,000,000 ordinary shares were issued to three shareholders on August 29, 2018 and the Company effected a 1-for-5 Reverse Split of its ordinary shares on January 10, 2020 as disclosed in Note 2(b). The Company reports net income per ordinary share for the presented periods on a retrospective basis.

(v)	Fair Value of Financial Instruments

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs which may be used to measure fair value include:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive market, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

The carrying values of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, other receivables, amounts due from and to related parties, accounts payable and other payables, approximate their fair values due to the short term nature of these instruments.

As of April 30, 2018 and 2019, the Company did not have any assets and liabilities that are required to measure at fair value on a recurring basis.

Assets and Liabilities Measured at Fair Value on A Non-recurring Basis

The Company measures certain assets, including property and equipment, intangible assets, and cost method investments at fair value on a nonrecurring basis when they are deemed to be impaired. The fair values of assets are determined based on valuation techniques using the best information available, and may include management judgments, and future performance projections. An impairment charge to the cost method investments is recorded when the cost of the investment exceeds its fair value and this condition is determined to be other-than-temporary, and impairment charge to the intangible assets and property and equipment is recorded when their carrying amounts may not be recoverable.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(w)	Foreign Currencies Translation

The reporting currency of the Company is the U.S. dollar (the “USD”).

The functional currency of the Company is the USD and the functional currency of the Company’s subsidiaries, VIE and VIE’s subsidiaries is primarily Chinese Renminbi (the “RMB”) or Hong Kong dollar (the “HKD”). The results of operations and cash flows are translated at the average exchange rates for the respective reporting period, assets and liabilities are translated at the unified exchange rate at the end of the respective reporting period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining the comprehensive income or loss, which is recorded in accumulated comprehensive income or loss as a component of shareholder’s equity. A summary of the conversion rates for the periods presented is as follows:

	For the Year Ended April 30, 2017	For the Year Ended April 30, 2018	For the Year Ended April 30, 2019
Period Ended RMB: USD exchange rate	6.8931	6.3393	6.7286
Period Average RMB: USD exchange rate	6.7611	6.5821	6.7411

Transactions denominated in other currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into functional currency at the exchange rates prevailing at the balance sheet date with any transaction gain and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. To date these restrictions have not had a material impact on the Company because the Company has not engaged in any significant transactions that are subject to the restrictions.

RMB is not freely convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

(y)	Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessors are accounted for as operating leases. Payments made under operating leases, net of any incentives received by the Company from the leasing company, are charged to the consolidated statements of income and comprehensive income on a straight-line basis over the term of the lease.

(z)	Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s CODM is the Chief Executive Officer (the “CEO”). The CEO reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. Substantially all revenues and long-lived assets of the Company are derived from and located in the PRC. Therefore, no geographical information is presented.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(aa)	Recent Accounting Pronouncements

ASU 2016-02

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” which requires lessees to recognize most leases on the balance sheet. This ASU requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. The ASU does not significantly change the lessees’ recognition, measurement and presentation of expenses and cash flows from the previous accounting standard. Lessors’ accounting under the ASC is largely unchanged from the previous accounting standard. In addition, the ASU expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes a number of practical expedients. The provisions of this guidance are effective for annual periods beginning after December 15, 2018, and interim periods within those years, with early adoption permitted. Upon the application of this ASU, in respect of the non-cancellable operating lease commitments in which the Company is a leasee, the Company expects to recognize a right-of-use asset and a corresponding liability in respect of all these leases unless they qualify for low value or short-term leases. The Company plans to adopt this ASU effective May 1, 2019. As the Company does not have leases with terms of more than 12 months, the adoption of this ASU will not have any significant impact on the Company’s consolidated financial statements.

ASU 2016-13

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is in the process of evaluating the impact of adoption of this guidance on the Company’s consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(aa)	Recent Accounting Pronouncements (Continued)

ASU 2016-16

In October 2016, FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.” Current U.S. GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. Under the new standard, an entity is to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The new standard does not include new disclosure requirements; however, existing disclosure requirements might be applicable when accounting for the current and deferred income taxes for an intra-entity transfer of an asset other than inventory. The new standard is effective for annual periods beginning after December 15, 2017, including interim reporting periods within those annual periods. This guidance will be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company adopted this guidance effective May 1, 2018 and the adoption of ASU 2016-16 did not have a material impact on the consolidated financial statements.

ASU 2017-01

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” The update affects all companies and other reporting organizations that must determine whether they have acquired or sold a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The update is intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The update provides a more robust framework to use in determining when a set of assets and activities is a business, and also provides more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The update is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The guidance should be applied prospectively upon its effective date. The effect of ASU 2017-01 on the consolidated financial statements will be dependent on any future acquisitions.

ASU 2017-04

In January 2017, the FASB issued ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The update simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The update also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The update should be applied on a prospective basis. The nature of and reason for the change in accounting principal should be disclosed upon transition. The update is effective for any annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The guidance should be applied prospectively upon its effective date. The Company does not anticipate that the adoption of ASU 2017-04 will have a material impact on the consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(aa)	Recent Accounting Pronouncements (Continued)

ASU 2018-13

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which improves the effectiveness of fair value measurement disclosures. In particular, the amendments in this Update modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The amendments in the Update apply to all entities that are required under existing GAAP, to make disclosures about recurring and non-recurring fair value measurements. ASU No. 2018-13 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted upon issuance of this Update. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this Update and delay adoption of the additional disclosures until their effective date. The Company is in the process of evaluating the impact of adoption of this guidance on the Company’s consolidated financial statements.

3. Revenues

As described in Note 2, the Company adopted Topic 606 in the earliest period presented in the accompanying consolidated financial statements, which is on May 1, 2016. The following table presents the Company’s revenues disaggregated by revenue source:

	For the Years Ended April 30,
	2017	2018	2019
Real estate agency services	$651,511	$1,577,515	$2,960,561
Consulting services	292,664	-	-
Technology services	871,997	2,940,802	363,862
Product sales	198,137	3,574,424	213,702
Total revenues	$2,014,309	$8,092,741	$3,538,125

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

4. Accounts Receivables, Net

Accounts receivable, net is analyzed as follows:

	As of April 30,
	2018	2019
Accounts receivable, gross	$583,159	$2,074,429
Allowance for doubtful accounts	-	-
Accounts receivable, net	$583,159	$2,074,429

The Company reviews accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. No allowance for doubtful accounts were considered necessary as of April 30, 2018 and 2019.

5. Other Receivables, Net

Other receivables, net are analyzed as follows:

	As of April 30,
	2018	2019
Receivable from cooperative entities (i)	$338,351	$22,332
Receivable from transfer of capitalized costs in connection with family farm project (ii)	-	586,804
Loans receivable (iii)	313,154	7,431
Deposits(iv)	27,132	10,700
Others	26,462	-
Total	705,099	627,267
Allowance for doubtful accounts	-	-
Other receivables, net	$705,099	$627,267

(i)	Receivable from cooperative entities primarily represented payments made on behalf of the cooperative entities for certain cooperative projects.

(ii)	On January 30, 2018, the Company entered into a cooperative agreement with a local farm owner to develop a family farm project. Such agreement was terminated on January 1, 2019 and the capitalized costs of family farm project which was still under construction was transferred to the local farm owner for a total consideration of $586,804.

(iii)	Loans receivable represented loans made to the Company’s customer and employee, which were interest free and payable on demand. Such loans were fully repaid in May 2019.

(iv)	Deposits primarily represented rental deposits to lease office buildings and stores and guarantee fund to purchase an office equipment.

The Company reviews other receivables on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. No allowance for doubtful accounts for other receivables was considered necessary for the years ended April 30, 2017, 2018 and 2019.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

6. Prepayments

Prepayments consisted of the follows:

	As of April 30,
	2018	2019
Construction service fees (i)	$42,591	$1,682,371
Design service fees	206,260	49,381
Current research and development service fees	141,404	133,222
Hotel management fees	173,521	163,481
Family farm fertilizer purchase	-	12,306
Non-current research and development service fees	153,313	11,221
Land lease prepayment	-	37,156
Total	717,089	2,089,138
Less: current prepayments	563,776	2,040,761
Non-current prepayments	$153,313	$48,377

(i)	Construction service fees include a prepaid renovation fee $1,236,513 for the internal-use office building and a prepaid road construction fee of $455,858 for Lighthouse Basin (Shuntian) Pastoral Complex incurred by Dongyuan Mingyuan as of April 30, 2019.

7. Construction Projects

Construction projects consisted of the follows:

	As of April 30,
	2018	2019
Hakka Immigrant Cultural Plaza and Shopping Street (i)	$452,491	$906,149
Tianlun Mingyuan Pastoral Complex	41,803	14,400
Heyuan Lighthouse Basin (Shuntian) Pastoral Complex (ii)	13,511	282,908
Total	507,805	1,203,457
Less: current construction projects	452,492	920,549
Non-current construction projects	$55,313	$282,908

(i)	Construction projects of Hakka Immigrant Cultural Plaza and Shopping Street include the land use right acquisition fees of $754,410, construction fees of $98,184, design and measurement fees of $31,168, and other fees of $22,387 incurred by Heyuan Branch as of April 30, 2019.

(ii)	Construction project of Heyuan Lighthouse Basin (Shuntian) Pastoral Complex consists of the design fee incurred for future projects.

8.  Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of April 30,
	2018	2019
Office equipment, furniture and fixtures	$8,661	$15,251
Less: Accumulated depreciation	(8,026)	(10,339)
Subtotal	635	4,912
Construction in progress	-	2,133,684
Property and equipment, net	$635	$2,138,596

Construction in progress represents the costs incurred to build an office building that is intended for internal use and/or rental.

Depreciation expenses were $3,290, $1,702 and $2,772 for the years ended April 30, 2017, 2018 and 2019, respectively, which were included in general and administrative expenses in the accompanying consolidated financial statements. The Company did not record any impairment for property and equipment for the periods presented.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

9. Intangible Assets, Net

Intangible assets, net consisted of the following:

	As of April 30,
	2018	2019
Platform software	$37,544	$35,371
Less: Accumulated amortization	(7,196)	(10,317)
Intangible assets, net	$30,348	$25,054

Amortization expenses for intangible assets were $3,227, $3,616 and $3,531 for the years ended April 30, 2017, 2018 and 2019, respectively, which were included in general administrative expenses in the accompanying consolidated financial statements. As of April 30, 2019, the Company expects amortization expenses related to its finite-lived intangible assets for the next 5 years to be as follows:

Year ending April 30,	Estimated amortization expense
2020	$3,537
2021	3,537
2022	3,537
2023	3,537
2024	3,537
Thereafter	7,369
Total	$25,054

10. Bank Borrowings

On December 7, 2018, Shenzhen Jiana entered into a long-term line of credit up to RMB300,000 to finance its working capital. The line of credit has a maturity date of December 7, 2020 and bears interest at 0.0315% per day. The line of credit is secured by the Company’s CEO. As of April 30, 2019, the outstanding balance of the line of credit including accrued interest was $37,155, of which $22,293 was recorded in current liabilities and $14,862 was recorded in non-current liabilities.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

11. Accounts payable

Accounts payable consisted of the follows:

	As of April 30,
	2018	2019
Construction services (i)	$-	$2,196,826
Land use right acquisition fees (ii)	153,419	573,823
Family farm management services	-	69,851
Design services	-	32,696
Others	64,984	8,472
Total	$218,403	$2,881,668

(i)	Account payables of construction services include construction fees of an internal-use office building and a family farm project of $2,098,642 incurred by Dongyuan Mingyuan and construction fees of Hakka Immigrant Cultural Plaza of $ 98,184 incurred by Heyuan Branch as of April 30, 2019.

(ii)	Account payables of land use right acquisition include land use right acquisition fees payable to the local government of $341,582 for the Hakka Immigrant Cultural Plaza and $232,242 for the Tianlun Mingyuan Pastoral Complex as of April 30, 2019.

12. Other Payables and Accrued Expenses

Components of other payable and accrued expenses are as follows:

	As of April 30,
	2018	2019
Deposit from an investor (i)	$788,731	$743,097
Payables to certain investors (ii)	75,750	69,881
Loans payable (iii)	-	74,125
Refundable deposit	-	41,613
Other tax payable (iv)	63,411	171,491
Accrued payroll expenses	22,032	30,272
Employee reimbursement	7,667	511
Others	11,316	19,871
Total	$968,907	$1,150,861

(i)	On June 24, 2017, Shenzhen Jiana entered into an equity investment agreement with an investor, whereby the investor agreed to invest RMB 5,000,000 ($743,097 as of April 30, 2019) to Shenzhen Jiana, representing 2% of the total equity interest of Shenzhen Jiana. As of April 30, 2019, Shenzhen Jiana had received the refundable deposit of the full investment amount of $759,636 (RMB 5,000,000) but the investment was conditioned on the approval from the government and the success of this initial public offering.

(ii)	Payables to certain investors represented refundable deposits received from these investors, which were rejected by Shenzhen Jiana. Such deposits were fully refunded to investors in October 2019.

(iii)	Loans payable represented loans from third-parties individuals. Such loans are unsecured, interest-free and payable by April 8, 2020.

(iv)	Other tax payable primarily consisted of payables of value added tax, city construction and maintenance tax and education surcharge.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

13. Income Taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on their income or capital gains. In addition, upon any payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax is imposed.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the subsidiary of the Company in Hong Kong is subject to a Hong Kong profit tax of 16.5% on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

People’s Republic of China

The Company’s subsidiaries and VIEs incorporated in PRC are subject to enterprise income tax in the PRC.

Under the PRC Enterprise Income Tax Law (“EIT Law”), Foreign Investment Enterprises (“FIEs”) and domestic companies are subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%. Preferential EIT rates at 15% is available for qualified “High and New Technology Enterprises” (“HNTEs”). The HNTE certificate is effective for a period of three years and is subject to relevant governmental authorities’ annual assessment based on self-assessment supporting documents filed with the tax authorities each year. Shenzhen Jiana obtained its first HNTE certificate on November 21, 2016 and therefore was entitled to the favorable EIT tax rate of 15% for the periods presented.

Under the EIT Law and its implementation rules, the profits of a foreign-invested enterprise arising in 2008 and thereafter that are distributed to its immediate holding company outside the PRC are subject to withholding tax at a rate of 10%. A lower withholding tax rate will be applied if there is a beneficial tax treaty between the PRC and the jurisdiction of the foreign holding company. A holding company in Hong Kong, for example, will be eligible, with approval of the PRC local tax authority, to be subject to a 5% withholding tax rate under the Arrangement Between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income if such holding company is considered to be a non-PRC resident enterprise and holds at least 25% of the equity interests in the PRC foreign-invested enterprise distributing the dividends. However, if the Hong Kong holding company is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividend will remain subject to withholding tax at a rate of 10%.

Income tax expense is comprised of the following:

	For the Years Ended April 30,
	2017	2018	2019
Current tax expense	$59,849	$126,410	$336,592
Deferred tax expense	-	-	-
Income tax expense	$59,849	$126,410	$336,592

The reconciliation of the actual income tax expense to the amount of tax computed by applying the aforementioned statutory income tax rate to income before income taxes is as follows:

	For the Years Ended April 30,
	2017	2018	2019
Income before income tax	$291,522	$966,719	$1,893,275
PRC statutory tax rate	25%	25%	25%
Income tax at statutory tax rate	72,881	241,680	473,319
Permanent difference for tax purposes	(624)	(374)	4,257
Tax incentive resulting from favorable EIT tax rate other jurisdictions	(29,152)	(98,068)	(212,696)
Additional tax benefit on research and development expenses relief	(8,768)	(20,319)	(22,668)
Change in valuation allowance	25,514	3,491	94,380
Income tax expense	$59,849	$126,410	$336,592

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

13. Income Taxes (Continued)

The significant components of the Company’s deferred tax assets were as follows:

	As of April 30,
	2018	2019
Deferred tax assets:
Operating loss carry forwards	$3,625	$97,971
Impairment of investments in an unconsolidated investee	27,211	25,637
Less: valuation allowances	(30,836)	(123,608)
Total deferred tax assets	$-	$-

A valuation allowance is provided against deferred tax assets when the Company determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Company evaluates a variety of factors including the Company’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods. The Company’s ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward periods provided for in the tax law. As of April 30, 2018 and 2019, valuation allowance was $30,836 and $123,608, respectively.

The Company had total operating loss carry-forwards of nil, $14,500, and $391,883 as of April 30, 2017, 2018 and 2019, respectively. As of April 30, 2019, operating loss carry-forwards of $13,661 and $378,221 will expire for the year ending April 30, 2023 and 2024. During the years ended April 30, 2017, 2018 and 2019, no tax loss carried forward has been expired and canceled.

Aggregate undistributed earnings of the Company’s subsidiaries, VIE and its VIE’s subsidiaries located in the PRC that are available for distribution at April 30, 2019 are considered to be indefinitely reinvested and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to any entity within the Company that is outside of the PRC.

The Company does not have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. It intends to retain most of its available funds and any future earnings for use in the operation and expansion of its business. For the years ended April 30, 2017, 2018 and 2019, the Company had not declared any dividends.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of income taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of income tax liability exceeding RMB100,000 is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

As of April 30, 2018 and 2019, the Company had no significant uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

14. Share capital

Ordinary shares

The shareholders’ equity structures as of April 30, 2018 and 2019 were presented after giving retroactive effect to the reorganization of the Company that was completed in March 2019. Immediately before and after reorganization, the Company together with its wholly-owned subsidiaries, WFOE, its VIE and VIE’s subsidiaries were effectively controlled by the same shareholders. Therefore, for accounting purpose, the reorganization was accounted for as a recapitalization.

JIANA Science and Technology Co., Ltd. was incorporated under the law of the Cayman Islands as an exempted limited liability company on August 29, 2018. The Company issued 10,000,000 ordinary shares to three shareholders in connection with the incorporation of the Company as described in Note 1. On March 28, 2019, the Company issued a total of 224,949 ordinary shares to certain professionals in exchange for their professional services in connection with this initial public offering.

In June 2018, the FASB issued ASU 2018-07, “Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this Update expand the scope of Topic 718 to include share based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company early adopted this guidance to account for the ordinary shares issued to the professional for their professional services in connection with this initial public offering.

As of April 30, 2018, 500,000,000 ordinary shares were authorized, 10,000,000 ordinary shares were issued and outstanding on a retrospective basis. As of April 30, 2019, 500,000,000 ordinary shares were authorized, 10,224,949 ordinary shares were issued and outstanding.

15. Net income per ordinary share

Net income per ordinary share for each of the years presented are calculated as follows:

	For the Years Ended April 30,
	2017	2018	2019
Numerator:
Net income attributable to ordinary shareholders	$231,674	$840,309	$1,556,684
Numerator for computing basic net income per ordinary share	231,674	840,309	1,556.684
Denominator:
Weighted average number of ordinary shares outstanding	10,000,000	10,000,000	10,020,338
Denominator for calculating net income per ordinary share – basic:	10,000,000	10,000,000	10,020,338
Net income per ordinary share – basic	$0.02	$0.08	$0.16

For the years ended April 30, 2017, 2018 and 2019, the Company did not have outstanding securities that had potential dilutive effects. As such, net income per ordinary share – diluted was the same as net income per ordinary share – basic.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

16. Related Party Balances and Transactions

Amounts due from related parties consisted of the following:

	As of April 30,
	2018	2019
Loans receivable from unconsolidated entities (i)	$1,073,831	$-
Receivables related to sales of two stores (ii)	228,732	-
Advances and loans to executive officers (iii)	45,747	110,751
Loans receivable from a director (iv)	31,549	16,946
Total	$1,379,859	$127,697

(i)	Loans receivable from unconsolidated entities represented unsecured short-term loans made to unconsolidated entities that are significantly influenced by the Company’s shareholders, executive officers and directors. Such loans were interest free and payable on demand. Such loans were fully collected by March 31, 2019.

(ii)	Receivables related to sales of two stores represented the uncollected balance of amounts from an unconsolidated entity who accepted the transfer of the Company’s two stores. The amount was fully collected in March 2019.

(iii)	Advances and loans to executive officers represented advances and loans made to executive officers for daily business operations of the Company. Such advances and loans were fully collected in October 2019.

(iv)	Loans receivable from a director represented an unsecured short-term loan made to a director, which was interest free and payable on demand. Such loans were fully collected by October 31, 2019.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

16. Related Party Balances and Transactions (Continued)

Amounts due to related parties consisted of the following:

	As of April 30,
	2018	2019
Payable to senior management members (i)	$352,634	$11,147
Payable to an unconsolidated entity (ii)	-	224,134
Total	$352,634	$235,281

(i)	Payable to senior management members primarily represented unsecured short-term loans obtained from senior management members for the working capital purpose of the Company. Such loans were interest free and payable on demand. Such loans were fully repaid by October 31, 2019.

(ii)	Payable to an unconsolidated entity represented payments made on behalf of the Company by an unconsolidated entity significantly influenced by the Company’s shareholders and directors.

In addition, the Company entered into the following material related party transactions:

In April and December 2017, the Company leased two stores and had incurred certain operating expenses and purchased certain property and equipment during 2017. In December 2017, the Company entered into a store transfer agreement to transfer all the assets and liabilities including the lease agreements of the two stores for a total sales price of $228,732 (RMB1,450,000) to an unconsolidated entity significantly influenced by the Company’s shareholders and executive officers. At the time of the transfer, the net assets of the two stores amounted to $146,447 (RMB928,374). The Company recorded a gain of $66,780 (RMB439,551) on such transfers for the year ended April 30, 2018. The amount of sales price was fully collected in March 2019.

In October 2018, a family member of the Company’s CEO purchased a land use right through the Company. Revenue recorded in the consolidated statement of operations and comprehensive income for such transaction amounted to $60,814 for the year ended April 30, 2019.

On February 24, 2019, Shenzhen Jiana Technology Co., Ltd. transferred all of its 60% equity interest in Shenzhen Mingyuan to Ms. Xiaoxun Chen, a family member of the Company’s CEO, for a nominal consideration; Shenzhen Wangrun Development, Ltd., the then 40% equity holder of Shenzhen Mingyuan, transferred 20% of its equity interest to Ms. Xiaoxuan Chen and transferred the remaining 20% equity interest to Ms. Dan Yu, the legal representative of a Dongyuan Mingyuan.

17. Commitments and Contingencies

Operating lease commitments

The Company leases offices, employee dormitories and stores in the PRC under non-cancellable operating lease agreements that expire at various dates through November 2020. As disclosed in Note 16, the Company transferred the lease agreements of the two stores to a related party along with the transfers of stores’ assets and liabilities in December 2017. Future minimum lease payments under non-cancelable operating lease agreements with initial terms of one year or more related to the employee dormitories and office premises consist of the following:

Year ending April 30,	Minimum lease payment
2020	$11,830
Total	$11,830

Rental expenses incurred under operating leases for the years ended April 30, 2017, 2018 and 2019 amounted to $53,650, $158,205 and $66,632, respectively.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

17. Commitments and Contingencies (Continued)

Capital commitments

The Company’s capital commitments primarily relate to the construction projects.

On August 18, 2017, Shenzhen Jiana entered into a plaza project cooperation agreement, namely Hakka Culture Center and Business Plaza Cooperation Agreement, with the local government, under which Shenzhen Jiana agreed to, among other things, purchase land use right of 20 Mu (equivalent to 13,340 square meters) for a total purchase price of $29,965 (RMB200,000) to construct a hotel and pay a total price of $958,888 (RMB6,400,000) to the local government to purchase land use right of 80 Mu (equivalent to 53,360 square meters). As of April 30, 2019, Shenzhen Jiana had purchased land use right of 62 Mu and paid $728,235 to the local government.

On October 12, 2017, Shenzhen Mingyuan entered into an investment and development agreement with the local government to construct a complex, namely Tianlun Mingyuan Pastoral Complex. The total estimated costs to construct the complex amounted to $294,897,130 (RMB1,925,000,000). The complex construction is divided into two phases. The first phase should be completed in three years after obtaining the approval to construction from the local government. As of April 30, 2019, capitalized fees of $297,307 were recorded in construction projects and accumulative $232,481 of capitalized fees were allocated to the sold properties and transferred to costs of revenue.

On December 28, 2017, Shenzhen Jiana entered into a construction agreement with a construction company, whereby Shenzhen Jiana agreed to pay the construction company an estimated total consideration of $10,701,400 (RMB70,000,000) to finish a construction project, namely Hakka Immigrant Cultural Plaza and Shopping Street. As of April 30, 2019, construction fees of $98,184 were capitalized and recorded in construction projects.

On April 20, 2018, Shenzhen Jiana entered into an investment and development agreement with the local government to construct an art town, namely Shuntian International Art Town. The total estimated costs to construct the art town amount to $628,519,643 (RMB3,953,200,000). As of April 30, 2019, the art town construction was not started and the total capital commitments were not reflected in the accompanying consolidated financial statements.

On April 28, 2018, Dongyuan Mingyuan entered into a construction agreement with a construction company to construct the pastoral scenery within the Heyuan Lighthouse Basin (Shuntian) Pastoral Complex (the “Lighthouse Project”), a large-scale suburban real estate development project located in Heyuan, Guangdong Province. The estimated cost of the construction work amounted to $1,577,461 (RMB10,000,000). On January 1, 2019, this agreement was terminated as the pastoral scenery under construction was transferred to the local farm owner along with the transfer of the capitalized costs of family farm project. Construction costs incurred through the date of the transfer amounted to $614,478 (RMB4,134,578).

On May 10, 2018, Dongyuan Mingyuan entered into a construction agreement with a construction company, whereby Dongyuan Mingyuan agreed to pay the construction company an estimated total consideration of $4,704,554 (RMB30,000,000) to finish a construction project, namely Lighthouse Basin Pastoral Complex Reception Center. As of April 30, 2019, costs of construction of $2,133,684 were capitalized and recorded under construction in progress.

On January 14, 2019, Dongyuan Mingyuan entered into a construction project strategic cooperation agreement with a construction company to build a road within the Lighthouse Project. The total costs of construction is estimated to be $8,880,995 (RMB60,000,000), which will be paid by the local government. Any amount exceeding $8,880,995 will be paid by Dongyuan Mingyuan. As of April 30, 2019, Dongyuan Mingyuan made a prepayment of $445,858 to the construction company.

Legal proceedings

From time to time, the Company is subject to legal proceedings, investigations and claims incidental to the conduct of its business. The Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of April 30, 2019, the Company was not involved in any legal or administrative proceedings that may have a material adverse impact on the Company’s business, balance sheets or results of operations and cash flows.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

18. Concentration Risk

Details of customers accounting for 10.0% or more of total revenues are as follows:

	For the Years Ended April 30,
	2017		2018			2019
	Amount	% of revenue	Amount		% of revenue	Amount		% of revenue
Huizhou Zhongyuanda Real Estate Service, Ltd.	$292,664	14.5	$	*	*	$	*	*
Huizhou Huahao Real Estate, Ltd.	223,253	11.1		*	*		*	*
Huizhou Gongying Real Estate, Ltd.	209,997	10.4		*	*		*	*
Fujian Minbao Information Technology, Ltd.	201,883	10.0		*	*		*	*
Shuijingqiu Education Information Technology, Ltd.	*	*		883,041	10.9		*	*
Mr. Mingshen Lin	*	*		*	*		372,506	10.5
Shenzhen Xinyupeng Electronic Technology, Ltd.	*	*		*			363,862	10.3

*	represented less than 10.0% of total revenue for the presented periods

Details of customers accounting for 10.0% or more of accounts receivable (“AR”) are as follows:

	As of April 30,
	2018		2019
	Amount	% of AR	Amount		% of AR
Heyuan Jingsheng Real Estate, Ltd.	$290,098	49.7	$	*	*
Guangzhou Guoao Computer Technology, Ltd.	268,610	46.1		*	*

*	represented less than 10.0% of accounts receivable as of the year end of the presented periods

The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable.

The Company’s financial instruments that potentially subject to significant concentration of credit risk consist primarily of cash and cash equivalents, accounts receivables and short-term investments. As of April 30, 2018 and 2019, all of the Company’s cash and cash equivalents and short-term investments were held at reputable financial institutions with high-credit ratings. In the event of bankruptcy of one of these financial institutions, the Company may not be able to claim its cash and demand deposits back in full. The Company continues to monitor the financial strength of the financial institutions. There has been no recent history of default in relation to these financial institutions. Accounts receivables, unsecured and denominated in RMB, derived from the Businesses, are exposed to credit risk. The risk is mitigated by credit evaluations the Company performs on the customers on a periodic basis. There have been no material default of payments from the accounts receivable.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

19. Profit Appropriation and Restricted Net Assets

The Company’s subsidiaries, VIEs and the VIEs’ subsidiaries in the PRC are required to make appropriations to certain non-distributable reserve funds.

For the years ended April 30, 2017, 2018 and 2019, the Company’s WFOE had not made any appropriations to any reserve fund; the Company’s VIEs had made a statutory surplus fund of $23,167, $85,427 and $194,966, respectively.

Foreign exchange and other regulations in the PRC may further restrict the Company’s VIE from transferring funds to the Company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the Company’s PRC subsidiaries and the equity of the VIEs. As of April 30, 2018 and 2019, restricted net assets of the Company’s PRC subsidiaries and VIEs were $2,297,004 and $3,723,678, respectively.

For the year ended April 30, 2018, it was not applicable for the Company to disclose the condensed financial information for the parent company as the Company had not been incorporated as of April 30, 2018.

For the year ended April 30, 2019, the Company performed a test on the restricted net assets of subsidiaries and VIE in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that the restricted net assets exceeded 25% of the consolidated net assets of the Company as of April 30, 2019 and the condensed financial information of the Company are required to be presented (see Note 21).

20. Subsequent Events

The Company has evaluated subsequent events up to November 26, 2019, the date these financial statements were available to be issued, except the Reverse Share Split effected on January 10, 2020 (see Note 2(b)).

On September 25, 2019, Ms. Xiaoxun Chen and Ms. Dan Yu entered into an equity transfer agreement, pursuant to which Ms. Xiaoxun Chen transferred all of its 80% equity interest in Shenzhen Mingyuan to Ms. Dan Yu for a nominal consideration. Immediately after the completion of equity transfer from Ms. Xiaoxuan Chen, Ms. Dan Yu became the sole equity holder of Shenzhen Mingyuan. Both Ms. Xiaoxun Chen and Ms. Dan Yu are considered de facto agents of the Company and such equity transfer does not have impact on the consolidated financial statements.

On June 11, 2019, Songhao Planting Professional Cooperative filed a lawsuit against Dongyuan Mingyuan in Guangdong Heyuan Intermediate People’s Court, alleging violation of certain provision of the Tianlun Mingyuan Family Farm Agricultural Products Planting Agreement entered into on May 26, 2018 and demanding the payment of certain planting and management fees. On July 10, 2019, the court made a decision in favor of Songhao Planting Professional Cooperative and requested Dongyuan Mingyuan make a settlement payment of $72,739. Dongyuan Mingyuan does not intend to file a petition over this lawsuit and plans to make such payment by December 2019. Accounts payable of $69,581 related to this lawsuit was recorded in the consolidated balance sheet as of April 30. 2019.

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

21. Condensed Financial Information of the Company

The following is the condensed financial information of the Company on a parent company only basis.

As of April 30, 2019
ASSETS:
Current assets:
Other current assets	$1,635,371
Total current assets	1,635,371
Non-current assets:
Investments in subsidiaries, VIEs and subsidiary of VIEs	3,723,678
Total non-current assets	3,723,678
Total assets	$5,359,049

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, US$0.0005 par value, 500,000,000 shares authorized, 10,224,949 shares issued and outstanding as of April 30, 2019	$5,112
Additional paid-in capital	2,712,670
Retained earnings	2,382,939
Statutory reserve	310,967
Accumulated other comprehensive loss	(52,639)
Total shareholders’ equity	5,359,049
Total liabilities and shareholders’ equity	$5,359,049

For the Year Ended April 30, 2019
Share of profit from subsidiaries, VIEs and subsidiaries of VIEs	$1,556,684
Net income	1,556,684
Other comprehensive loss	(130,010)
Total comprehensive income	$1,426,674

JIANA Science and Technology Co., Ltd.

Notes to the Consolidated Financial Statements

21. Condensed Financial Information of the Company (Continued)

For the Year Ended April 30, 2019
Net income	$1,556,684
Share of profit from subsidiaries, VIEs and subsidiaries of VIEs	(1,556,684)
Net cash provided by (used in) operating activities	-
Net cash provided by (used in) investing activities	-
Net cash provided by (used in) financing activities	-
Effect of exchange rate changes on cash and cash equivalents	-
Net increase (decrease) increase in cash and cash equivalents	-
Cash and cash equivalents at beginning of year	-
Cash and cash equivalents at end of year	$-

Non-cash investing and financing activities:
Issuance of ordinary shares for professional services in connection with the initial public offering	$1,635,371

Basis of presentation

Condensed financial information is used for the presentation of the Company, or the parent company. The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries, the VIEs and subsidiaries of the VIEs.

The parent company records its investment in its subsidiaries, the VIEs and the subsidiaries of its VIEs under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the condensed balance sheets as Investments in subsidiaries, VIEs and subsidiaries of VIEs and their respective profit or loss as Share of profit from subsidiaries, VIEs and subsidiaries of VIEs on the condensed statement of comprehensive income. Equity method accounting ceases when the carrying amount of the investment, including any additional financial support, in subsidiaries, the VIEs and subsidiaries of the VIEs is reduced to zero unless the parent company has guaranteed obligations of the subsidiaries, the VIEs and subsidiaries of the VIEs or is otherwise committed to provide further financial support. If the subsidiaries, the VIEs and subsidiaries of the VIEs report net income, the parent company shall resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

The parent company’s condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Condensed Consolidated Balance Sheets

	As of April 30, 2019	As of October 31, 2019 (Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$52,290	$236,912
Accounts receivable, net	2,074,429	69,012
Other receivables, net	627,267	807,975
Prepayments	2,040,761	1,907,352
Construction projects	920,549	1,313,897
Amounts due from related parties	127,697	1,606,137
Other current assets	1,876,179	2,155,351
Total current assets	7,719,172	8,096,636
Non-current assets:
Long-term prepayments	48,377	35,444
Construction projects	282,908	271,358
Property and equipment, net	2,138,596	2,447,105
Intangible assets, net	25,054	22,214
Total non-current assets	2,494,935	2,776,121
Total assets	$10,214,107	$10,872,757

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Condensed Consolidated Balance Sheets (Continued)

	As of April 30, 2019	As of October 31, 2019 (Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$22,293	$21,267
Accounts payable	2,881,668	3,600,066
Advance from customers	130,785	240,738
Income taxes payable	419,308	446,089
Other payables and accrued expenses	1,150,861	1,085,338
Amounts due to related parties	235,281	9,140
Total current liabilities	4,840,196	5,402,638
Non-current liabilities:
Bank borrowings	14,862	3,544
Total non-current liabilities	14,862	3,544
Total liabilities	4,855,058	5,406,182

Commitments and contingencies
Shareholders’ equity:
Ordinary shares, US$0.0005 par value, 500,000,000 shares authorized, 10,224,949 shares issued and outstanding as of April 30, 2019 and October 31, 2019 *	5,112	5,112
Additional paid-in capital	2,712,670	2,712,670
Retained earnings	2,382,939	2,631,416
Statutory reserve	310,967	345,135
Accumulated other comprehensive loss	(52,639)	(227,758)
Total shareholders’ equity	5,359,049	5,466,575
Total liabilities and shareholders’ equity	$10,214,107	$10,872,757

*	The shares are presented on a retroactive basis to reflect the ordinary share issuance and the reverse share split.

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Six Months Ended October 31,
	2018	2019
Revenues	$407,427	$794,547
Cost of revenues	289,657	167,544
Gross profit	117,770	627,003
Operating expenses:
General and administrative expenses	230,492	184,965
Research and development expenses	98,438	107,781
Selling and marketing expenses	3,107	3,196
Total operating expenses	332,037	295,942
Income (loss) from operations	(214,267)	331,061
Interest income (expense), net	181	(1,722)
Other income, net	7,479	-
Income (loss) before income taxes	(206,607)	329,339
Income tax expenses	-	46,694
Net income (loss)	(206,607)	282,645
Other comprehensive (loss) income	(197,945)	(175,119)
Total comprehensive income (loss)	$(404,552)	$107,526

Net income (loss) per ordinary share*:
Basic	$(0.02)	$0.03
Dilutive	$(0.02)	$0.03
Weighted average ordinary shares outstanding*:
Basic	10,000,000	10,224,949
Dilutive	10,000,000	10,224,949

*	The shares and per share data are presented on a retroactive basis to reflect the ordinary share issuance and the reverse share split.

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity
For the Six Months ended October 31, 2018 and 2019

	Ordinary shares *		Additional paid-in	Retained	Statutory	Other comprehensive	Total shareholders’
	Shares	Amounts	capital	earnings	reserve	income (loss)	equity
Balance at April 30, 2018	10,000,000	$5,000	$1,077,411	$1,021,221	$116,001	$77,371	$2,297,004
Net loss	-	-	-	(206,607)	-	-	(206,606)
Foreign currency translation adjustment	-	-	-	-	-	(197,945)	(197,945)
Balance at October 31, 2018	10,000,000	$5,000	$1,077,411	$814,614	$116,001	$(120,574)	$1,892,452

Balance at April 30, 2019	10,224,949	$5,112	$2,712,670	$2,382,939	$310,967	$(52,639)	$5,359,049
Net income	-	-	-	282,645	-	-	282,645
Profit appropriation	-	-	-	(34,168)	34,168	-	-
Foreign currency translation adjustment			-	-	-	(175,119)	(175,119)
Balance at October 31, 2019	10,224,949	$5,112	$2,712,670	$2,631,416	$345,135	$(227,758)	$5,466,575

*	The shares are presented on a retroactive basis to reflect the ordinary share issuance and the reverse share split.

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Unaudited Interim Condensed Consolidated Statements of Cash Flows

	For the Six Months Ended October 31,
	2018	2019
Cash flows from operating activities:
Net income (loss)	$(206,607)	$282,645
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	940	1,794
Amortization of intangible assets	1,780	1,710
Changes in operating assets and liabilities:
Accounts receivable	31,083	1,935,245
Other receivables	39,738	10,308
Prepayments	(42,966)	50,832
Construction projects	(111)	(442,998)
Accounts payable	(3,208)	459,124
Advance from customers	(170,197)	117,512
Income taxes payable	-	46,694
Other payables and accrued expenses	36,883	54,839
Amounts due to related parties	50,337	-
Net cash provided by (used in) operating activities	(262,327)	2,517,705

Cash flows from investing activities:
Purchase of property and equipment	(5,235)	(10,932)
Payment of an employee loan	-	(229,852)
Proceeds from repayment of third-party loans	222,156	7,183
Payments of related-party loans	(164,041)	(1,598,688)
Proceed from repayment of related-party loans	14,958	94,688
Net cash provided by (used in) investing activities	67,838	(1,737,601)

Cash flows from financing activities:
Repayment of bank borrowings	-	(10,774)
Proceeds from related-party loans	22,503	7,972
Repayment of related-party loans	-	(226,137)
Payment of initial public offering costs	(49,684)	(294,106)
Refund of deposits made to investors	(71,829)	(67,548)
Net cash used in financing activities	(98,010)	(590,593)

Effect of exchange rate changes on cash and cash equivalents	(20,372)	(4,889)
Net increase (decrease) in cash and cash equivalents	(313,871)	184,622
Cash and cash equivalents at beginning of period	357,995	52,290
Cash and cash equivalents at end of period	$44,124	$236,912

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Unaudited Interim Condensed Consolidated Statements of Cash Flows (Continued)

	For the Six Months Ended October 31,
	2018	2019
Supplemental disclosure of cash flow information:
Cash paid for income tax	$-	$-
Cash paid for interest expense	$-	$1,811

Non-cash investing activities:
Costs incurred on account for construction in progress - Lighthouse Basin Pastoral Complex Reception Center	$889,060	$403,217

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

1. Organization and Principal Activities

(a)	Organization and principal activities

JIANA Science and Technology Co., Ltd. (“JIANA Science”) was incorporated under the law of the Cayman Islands as an exempted limited liability company on August 29, 2018. JIANA Science serves as a holding company and conducts its businesses primarily through its subsidiaries and consolidated variable interest entities (the “VIEs”). JIANA Science, its subsidiaries and VIEs are collectively referred to herein as the “Company”, “we”, “our” and “us”, unless specific reference is made to an entity. The Company is principally engaged in real estate agency, real estate project operation, consulting and technology development services (the “Businesses”) in the People’s Republic of China (the “PRC” or “China”).

(b) History and Reorganization

Prior to the incorporation of the JIANA Science and the completion of the reorganization (“Reorganization”) as discussed below, the Businesses were mainly conducted by Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”, the “VIE”) and its subsidiaries in the PRC.

In preparation of its initial public offering in the United States, we undertook a group reorganization pursuant to which the Businesses were transferred to us. The Reorganization involved the following:

(1)	On August 29, 2018, JIANA Science was incorporated in the Cayman Islands with 10,000,000 ordinary shares being allotted and issued to the following shareholders: 8,427,100 ordinary shares were allocated and issued to Hongyuan Science and Technology Co., Ltd., a special purpose vehicle incorporated on August 13, 2018 and controlled by Ms. Fengzhen Zhu; 1,010,400 ordinary shares were allocated and issued to Yuanda International Commerce Co., Ltd., a special purpose vehicle incorporated on August 13, 2018 and controlled by Mr. Qian Zhou; and 562,500 ordinary shares were allocated and issued to Yuanzhong International Consulting, Ltd., a special purpose vehicle incorporated on August 15, 2018 and controlled by Mr. Qingchao Yao.

(2)	On September 3, 2018, we incorporated JIANA International Consulting Co., Ltd. (“JIANA International”), a wholly owned subsidiary of JIANA Science, in British Virgin Islands.

(3)	On December 3, 2018, JIANA International entered into an equity purchase agreement with Hong Kong JIANA Investment Co., Ltd. (“Hong Kong JIANA”) pursuant to which JIANA International acquired 100% of equity interest in Hong Kong JIANA and Hong Kong JIANA became a wholly owned subsidiary of JIANA International.

(4)	On March 18, 2019, we incorporated Jiana (Shenzhen) Development Co., Ltd. (“Jiana Development”), a wholly foreign-owned enterprise (“WFOE”) in the PRC, which is owned by Hong Kong JIANA.

(5)	In March 2019, Jiana Development entered into a series of contractual agreements with Shenzhen Jiana and its nominee shareholders. Such contractual arrangements primarily consist of Exclusive Business Cooperation Agreement, Power of Attorney, Share Pledge Agreement, Exclusive Option Agreement, Loan Agreements and Spousal Consent Letters, which enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered the primary beneficiary of the VIEs and has consolidated the VIEs’ financial results of operations, assets and liabilities in the Company’s consolidated financial statements. The contractual agreements are further described in Note 2.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

1. Organization and Principal Activities (Continued)

(b)	History and Reorganization (Continued)

The ownership structure of principal subsidiaries, VIE and VIE’s subsidiaries for the periods presented and immediately after the Reorganization was set out as follows:

Name			Equity interest held
Subsidiaries	Place of incorporation	Date of incorporation	Immediately after the Reorganization	As of April 30, 2019	As of October 31, 2019	Principal activities
JIANA International Consulting Co., Ltd. (“JIANA International”)	British Virgin Islands	September 3, 2018	100%	100%	100%	Investment holding
Hong Kong JIANA Investment Co., Ltd. (“Hong Kong JIANA”)	Hong Kong	December 3, 2018	100%	100%	100%	Investment holding
Jiana (Shenzhen) Development Co., Ltd. (“Jiana Development”, the “WFOE”)	PRC	March 18, 2019	100%	100%	100%	Investment holding
VIE and VIE’s Subsidiaries
Shenzhen Jiana Technology Co., Ltd. (“Shenzhen Jiana”)	PRC	November 10, 2008	VIE	VIE	VIE	Real estate agency, project operation services and technology development services
Shenzhen Jiana Technology Co., Ltd. Heyuan Branch (“Heyuan Branch”)	PRC	November 3, 2017	VIE’s Subsidiary	VIE’s Subsidiary	VIE’s Subsidiary	Real estate project operation services
Dongyuan Mingyuan Tianyuan Investment Co., Ltd. (“Dongyuan Mingyuan”)	PRC	November 15, 2017	VIE’s Subsidiary	VIE’s VIE	VIE’s VIE	Real estate project operation services
Shenzhen Zhongdemei Piano Investement, LLP (formerly Shenzhen Fangrong First Real Estate Investment Co., Ltd) (1)	PRC	February 5, 2016	VIE’s Subsidiary (Deconsolidated on March 2, 2019)	N/A	N/A	Piano training and cultural activities planning
Shenzhen Jiana Second Real Estate Investment Co., Ltd. (2)	PRC	January 22, 2016	VIE’s Subsidiary (Deregistered on April 19, 2019)	N/A	N/A	Real estate agency, marketing solution and consulting
Shenzhen Fangrong Second Real Estate Investment, LLP (3)	PRC	February 5, 2016	VIE’s Subsidiary (Deregistered on April 19, 2019)	N/A	N/A	Real estate agency, marketing solution and consulting
Shenzhen Mingyuan Investment Holding, Ltd. (“Shenzhen Mingyuan”, formerly Shenzhen Zhongdemei Chuangke Management, Ltd.) (4)	PRC	March 28, 2017	VIE’s VIE	VIE’s VIE	VIE’s VIE	Project investment and property management

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

1. Organization and Principal Activities (Continued)

(b)	History and Reorganization (Continued)

(1)	Prior to March 2, 2019, Shenzhen Jiana held 50% equity interest in Shenzhen Zhongdemei Piano Investement, LLP. On March 2, 2019, Shenzhen Jiana transferred all its equity interest in Shenzhen Zhongdemei Piano Investement, LLP to a former executive officer of Shenzhen Zhongdemei Piano Investement, LLP. As such, Shenzhen Jiana no longer consolidated Shenzhen Zhongdemei Piano Investement, LLP effective March 2, 2019. Shenzhen Zhongdemei Piano Investement, LLP had no operational activities since its incorporation.

(2)	Prior to April 19, 2019, Shenzhen Jiana held 50% equity interest in Shenzhen Jiana Second Real Estate Investment Co., Ltd. On April 19, 2019, Shenzhen Jiana Second Real Estate Investment Co., Ltd. was deregistered. Shenzhen Jiana Second Real Estate Investment Co., Ltd. had no operational activities from its incorporation to the date of deregistration.

(3)	Prior to April 19, 2019, Shenzhen Jiana held 50% equity interest in Shenzhen Fangrong Second Real Estate Investment, LLP. On April 19, 2019, Shenzhen Fangrong Second Real Estate Investment, LLP was deregistered. Shenzhen Fangrong Second Real Estate Investment, LLP had no operational activities from its incorporation to the date of deregistration.

(4)	On March 28, 2017, Shenzhen Jiana purchased 60% equity interest in Shenzhen Mingyuan from one of its then shareholders for a total purchase price of $0.15 (RMB1). On February 24, 2019, Shenzhen Jiana transferred all of its 60% equity interest in Shenzhen Mingyuan to Ms. Xiaoxun Chen, a related party, for a nominal consideration; Shenzhen Wangrun Development, Ltd., the then 40% equity holder of Shenzhen Mingyuan, transferred 20% of its equity interest to Ms. Xiaoxuan and transferred the remaining 20% equity interest to Ms. Dan Yu. Shenzhen Mingyuan had no operational activities from the equity purchase date to February 24, 2019. On September 25, 2019, Ms. Xiaoxun Chen and Ms. Dan Yu entered into an equity transfer agreement, pursuant to which Ms. Xiaoxun Chen transferred all of its 80% equity interest in Shenzhen Mingyuan to Ms. Dan Yu for a nominal consideration. Immediately after the completion of equity transfer from Ms. Xiaoxuan Chen, Ms. Dan Yu became the sole equity holder of Shenzhen Mingyuan.

(c)	Basis of Presentation for the Reorganization

Immediately prior to the Reorganization, the Businesses have been conducted through Shenzhen Jiana and its subsidiaries in the PRC. Pursuant to the Reorganization, the Businesses are transferred to and held by the Company. The Company and the newly incorporated entities have not been involved in any other businesses prior to the Reorganization and do not meet the definition of a business. The Reorganization is merely a reorganization of the Businesses with no change in management of such business. Accordingly, the Company resulting from the Reorganization is considered as a continuation of the Businesses conducted through us. The accompanying consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the Businesses before the completion of Reorganization. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Company had actually existed on a stand-alone basis during the periods presented before the completion of Reorganization.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

2. Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission regarding financial reporting and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. Certain information and footnote disclosures normally included in financial statements prepared in conformity with US GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the years ended April 30, 2017, 2018 and 2019.

The condensed consolidated balance sheet as of April 30, 2019 contained herein has been derived from the audited financial statements as of April 30, 2019 but does not include all disclosures required by US GAAP.

(b)	Reverse Share Split

On January 10, 2020, the Company filed an amendment to its Article of Incorporation and effected a 1-for-5 reverse share split (the “Reverse Split”) of its ordinary shares whereby every five ordinary shares were exchanged for one ordinary share. The Company exchanged 51,124,744 then issued and outstanding ordinary shares for 10,224,949 newly issued and outstanding ordinary shares on January 10, 2020. The Company is authorized to issue 500,000,000 ordinary shares with par value of US$0.0005 per share. All references to ordinary shares, share data, amount per share, and related information set forth in the consolidated financial statements and the accompanying notes have been retroactively adjusted to reflect the Reserve Split as if the event had occurred at the beginning of the earliest period presented.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(c)	Principal of Consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and VIEs for which the Company is the primary beneficiary. All intercompany transactions, balances and unrealized profit and losses have been eliminated in consolidation.

The financial information of the Company’s VIEs, including total assets, total liabilities, net revenues, total operating expenses, net income attributable to the Company and cash flows after intercompany elimination are as follows:

	As of April 30, 2019	As of October 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$52,290	$236,912
Accounts receivable, net	2,074,429	69,012
Other receivables, net	627,267	807,975
Prepayments	2,040,761	1,907,352
Construction projects	920,549	1,313,897
Amounts due from related parties	127,697	1,606,137
Other current assets	240,807	519,979
Total current assets	6,083,800	6,461,264
Non-current assets:
Long-term prepayments	48,377	35,444
Construction projects	282,908	271,358
Property and equipment, net	2,138,596	2,447,105
Intangible assets, net	25,054	22,214
Total non-current assets	2,494,935	2,776,121
Total assets	$8,579,735	$9,237,385

	As of April 30, 2019	As of October 31, 2019
LIABILITIES:
Current liabilities:
Bank borrowings	$22,293	$21,267
Accounts payable	2,881,668	3,600,066
Advance from customers	130,785	240,738
Income taxes payable	419,308	446,089
Other payables and accrued expenses	1,150,861	1,085,338
Amounts due to related parties	235,281	9,140
Total current liabilities	4,840,196	5,402,638
Non-current liabilities:
Bank borrowings	14,862	3,544
Total non-current liabilities	14,862	3,544
Total liabilities	$4,855,058	$5,406,182

	For the Six Months Ended October 31,
	2018	2019
Revenues	$407,428	$794,547
Net (loss) income	(206,607)	282,645

	For the Six Months Ended October 31,
	2018	2019
Net cash provided by (used in) operating activities	$(262,327)	$2, 517,705
Net cash provided by (used in) investing activities	67,838	(1,737,601)
Net cash used in financing activities	(98,010)	(590,593)

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(d)	Use of Estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but not limited to, useful lives and impairment of property and equipment, amortization period of intangible assets, valuation allowance of deferred tax assets and valuation of ordinary shares. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates and assumptions.

(e)	Leases

Effective May 1, 2019, the Company adopted ASU No. 2016-02 “Leases (Topic 842)” using a modified retrospective transition approach. The most significant changes under the new guidance include clarification of the definition of a lease, and the requirements for lessees to recognize a right-of-use asset and a lease liability for all qualifying leases with terms longer than twelve months in the consolidated balance sheet. As an accounting policy, the Company has made an election not to recognize right-of-use assets and lease liabilities that arise from short-term leases for any class of underlying asset. The Company only has short-term leases for office, employee dormitories and warehouse, which are classified as operating leases. Payments made under operating leases, net of any incentives received by the Company from the leasing company, are charged to the consolidated statements of operations and comprehensive income (loss) on a straight-line basis over the term of the lease.

(f)	Foreign Currencies Translation

The reporting currency of the Company is the U.S. dollar (the “USD”).

The functional currency of the Company is the USD and the functional currency of the Company’s subsidiaries, VIE and VIE’s subsidiaries is primarily Chinese Renminbi (the “RMB”) or Hong Kong dollar (the “HKD”). The results of operations and cash flows are translated at the average exchange rates for the respective reporting period, assets and liabilities are translated at the unified exchange rate at the end of the respective reporting period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining the comprehensive income or loss, which is recorded in accumulated comprehensive income or loss as a component of shareholder’s equity. A summary of the conversion rates for the periods presented is as follows:

	For the Six Months Ended October 31,
	2018	2019
Period Ended RMB: USD exchange rate	6.9646	7.0533
Period Average RMB: USD exchange rate	6.6853	6.9610

Transactions denominated in other currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into functional currency at the exchange rates prevailing at the balance sheet date with any transaction gain and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. To date these restrictions have not had a material impact on the Company because the Company has not engaged in any significant transactions that are subject to the restrictions.

RMB is not freely convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

2. Summary of Significant Accounting Policies (Continued)

(g)	Recent Accounting Pronouncements

ASU 2016-13

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” which is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company does not anticipate that the adoption of ASU 2016-13 will have a material impact on the consolidated financial statements.

ASU 2017-01

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” The update affects all companies and other reporting organizations that must determine whether they have acquired or sold a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The update is intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The update provides a more robust framework to use in determining when a set of assets and activities is a business, and also provides more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The update is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The guidance should be applied prospectively upon its effective date. The effect of ASU 2017-01 on the consolidated financial statements will be dependent on any future acquisitions.

ASU 2017-04

In January 2017, the FASB issued ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The update simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The update also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The update should be applied on a prospective basis. The nature of and reason for the change in accounting principal should be disclosed upon transition. The update is effective for any annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The guidance should be applied prospectively upon its effective date. The Company does not anticipate that the adoption of ASU 2017-04 will have a material impact on the consolidated financial statements.

ASU 2018-13

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which improves the effectiveness of fair value measurement disclosures. In particular, the amendments in this Update modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The amendments in the Update apply to all entities that are required under existing GAAP, to make disclosures about recurring and non-recurring fair value measurements. ASU No. 2018-13 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted upon issuance of this Update. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this Update and delay adoption of the additional disclosures until their effective date. The Company does not anticipate that the adoption of ASU 2018-13 will have a material impact on the consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

3. Revenues

The following table presents the Company’s revenues disaggregated by revenue source:

	For the Six Months Ended October 31, (Unaudited)
	2018	2019
Real estate agency services	$196,949	$794,547
Product sales	210,478	-
Total revenues	$407,427	$794,547

4. Accounts Receivables, Net

Accounts receivable, net is analyzed as follows:

	As of April 30, 2019	As of October 31, 2019
Accounts receivable, gross	$2,074,429	$69,012
Allowance for doubtful accounts	-
Accounts receivable, net	$2,074,429	$69,012

The Company reviews accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. No allowance for doubtful accounts were considered necessary as of April 30, 2019 and October 31, 2019.

5. Other Receivables, Net

Other receivables, net are analyzed as follows:

	As of April 30, 2019	As of October 31, 2019
Receivable from cooperative entities (i)	$22,332	$10,919
Receivable from transfer of capitalized costs in connection with family farm project (ii)	586,804	559,791
Loans receivable (iii)	7,431	226,844
Deposits(iv)	10,700	10,421
Total	627,267	807,975
Allowance for doubtful accounts	-	-
Other receivables, net	$627,267	$807,975

(i)	Receivable from cooperative entities primarily represented payments made on behalf of the cooperative entities for certain cooperative projects.

(ii)	On January 30, 2018, the Company entered into a cooperative agreement with a local farm owner to develop a family farm project. Such agreement was terminated on January 1, 2019 and the capitalized costs of family farm project which was still under construction was transferred to the local farm owner for a total consideration of $586,804. As of October 31, 2019, the outstanding balance of such receivable was $559,791.

(iii)	Loans receivable represented loans made to the Company’s customer and employee, which were interest free and payable on demand.

(iv)	Deposits primarily represented rental deposits to lease office buildings and warehouse.

The Company reviews other receivables on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. No allowance for doubtful accounts were considered necessary as of April 30, 2019 and October 31, 2019.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

6. Prepayments

Prepayments consisted of the follows:

	As of April 30, 2019	As of October 31, 2019
Construction service fees (i)	$1,682,371	$1,617,592
Design service fees	49,381	47,817
Current research and development service fees	133,222	74,249
Hotel management fees	163,481	155,955
Family farm fertilizer purchase	12,306	11,739
Non-current research and development service fees	11,221	-
Land lease prepayment	37,156	35,444
Total	2,089,138	1,942,796
Less: current prepayments	2,040,761	1,907,352
Non-current prepayments	$48,377	$35,444

(i)	As of April 30, 2019, construction service fees included prepaid renovation fee of $1,236,513 for the internal-use office building and prepaid road construction fee of $455,858 for Lighthouse Basin (Shuntian) Pastoral Complex; As of October 31, 2019, construction service fees included prepaid renovation fee of $1,179,590 for the internal-use office building, prepaid road construction fees of $425,333 for Lighthouse Basin (Shuntian) Pastoral Complex and prepaid construction fees of $12,669 for Hakka Immigrant Cultural Plaza and Shopping Street.

7. Construction Projects

Construction projects consisted of the follows:

	As of April 30, 2019	As of October 31, 2019
Hakka Immigrant Cultural Plaza and Shopping Street (i)	$906,149	$944,969
Tianlun Mingyuan Pastoral Complex (ii)	14,400	368,929
Heyuan Lighthouse Basin (Shuntian) Pastoral Complex (iii)	282,908	267,757
Shuntian International Art Town	-	3,600
Total	1,203,457	1,585,255
Less: current construction projects	920,549	1,313,897
Non-current construction projects	$282,908	$271,358

(i)	As of April 30, 2019, construction project of Hakka Immigrant Cultural Plaza and Shopping Street included land use right acquisition fees of $754,410, construction fees of $98,184, design and measurement fees of $31,168, and other fees of $22,387; As of October 31, 2019, construction project of Hakka Immigrant Cultural Plaza and Shopping Street included land use right acquisition fees of $671,939, construction fees of $195,001, design and measurement fees of $31,967, and other fees of $46,062.

(ii)	As of October 31, 2019, construction project of Tianlun Mingyuan Pastoral Complex included construction fees of $355,202 and others fees of $13,728.
(iii)	Construction project of Heyuan Lighthouse Basin (Shuntian) Pastoral Complex consists of the design fee incurred for future projects.

8.  Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of April 30, 2019	As of October 31, 2019
Office equipment, furniture and fixtures	$15,251	$14,549
Less: Accumulated depreciation	(10,339)	(11,633)
Subtotal	4,912	2,916
Construction in progress	2,133,684	2,444,189
Property and equipment, net	$2,138,596	$2,447,105

Construction in progress represents the costs incurred to build an office building that is intended for internal use and/or rental.

Depreciation expenses were $940 and $1,794 for the six months ended October 31, 2018 and 2019, respectively, which were included in general and administrative expenses in the accompanying consolidated financial statements. The Company did not record any impairment for property and equipment for the periods presented.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

9. Intangible Assets, Net

Intangible assets, net consisted of the following:

	As of April 30, 2019	As of October 31, 2019
Platform software	$35,371	$33,743
Less: Accumulated amortization	(10,317)	(11,529)
Intangible assets, net	$25,054	$22,214

Amortization expenses for intangible assets were $1,780 and $1,710 for the six months ended October 31, 2018 and 2019, respectively, which were included in general administrative expenses in the accompanying consolidated financial statements. As of October 31, 2019, the Company expects amortization expenses related to its finite-lived intangible assets for the next 5 years to be as follows:

Year ending April 30,	Estimated amortization expense
2020 (remaining 6 months)	$1,687
2021	3,374
2022	3,374
2023	3,374
2024	3,374
Thereafter	7,031
Total	$22,214

10. Bank Borrowings

On December 7, 2018, Shenzhen Jiana entered into a long-term line of credit up to RMB300,000 to finance its working capital. The line of credit has a maturity date of December 7, 2020 and bears interest at 0.0315% per day. The line of credit is secured by the Company’s CEO. As of October 31, 2019, the outstanding balance of the line of credit including accrued interest was $24,811, of which $21,267 was recorded in current liabilities and $3,544 was recorded in non-current liabilities.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

11. Accounts payable

Accounts payable consisted of the follows:

	As of April 30, 2019	As of October 31, 2019
Construction services (i)	$2,196,826	$2,854,383
Land use right acquisition fees (ii)	573,823	646,673
Family farm management services	69,851	52,458
Design services	32,696	37,762
Others	8,472	8,790
Total	$2,881,668	$3,600,066

(i)	As of April 30, 2019, account payables of construction services include construction fees of an internal-use office building and a family farm project of $2,098,642 incurred by Dongyuan Mingyuan and construction fees of Hakka Immigrant Cultural Plaza of $98,184 incurred by Heyuan Branch; as of October 31, 2019, account payables of construction services include construction fees for an internal-use office building and a family farm project of $2,399,971 incurred by Dongyuan Mingyuan, for Hakka Immigrant Cultural Plaza of $101,337 and for Tianlun Mingyuan Pastoral Complex of $353,075 incurred by Heyuan Branch.

(ii)	Account payables of land use right acquisition include land use right acquisition fees payable to the local government of $341,582 and $416,415 for the Hakka Immigrant Cultural Plaza and $232,242 and $230,258 for the Tianlun Mingyuan Pastoral Complex as of April 30, 2019 and October 31, 2019, respectively.

12. Other Payables and Accrued Expenses

Components of other payable and accrued expenses are as follows:

	As of April 30, 2019	As of October 31, 2019
Deposit from an investor (i)	$743,097	$708,888
Payables to certain investors (ii)	69,881	-
Loans payable (iii)	74,125	70,712
Refundable deposit	41,613	39,698
Other tax payable (iv)	171,491	182,959
Accrued payroll expenses	30,272	57,361
Employee reimbursement	511	8,784
Others	19,871	16,936
Total	$1,150,861	$1,085,338

(i)	On June 24, 2017, Shenzhen Jiana entered into an equity investment agreement with an investor, whereby the investor agreed to invest RMB 5,000,000 ($743,097 and $708,888 as of April 30, 2019 and October 31, 2019) to Shenzhen Jiana, representing 2% of the total equity interest of Shenzhen Jiana. For the periods presented, Shenzhen Jiana had received the refundable deposit of the full investment amount but the investment was conditioned on the approval from the government and the success of this initial public offering.

(ii)	Payables to certain investors represented refundable deposits received from these investors, which were rejected by Shenzhen Jiana. Such deposits were fully refunded to investors in October 2019.

(iii)	Loans payable represented loans from third-parties individuals. Such loans are unsecured, interest-free and payable by April 8, 2020.

(iv)	Other tax payable primarily consisted of payables of value added tax, city construction, maintenance tax and education surcharge.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

 13. Income Taxes

Income tax expense is comprised of the following:

	For the Six Months Ended October 31, (Unaudited)
	2018	2019
Current tax expense	$-	$46,694
Deferred tax expense	-	-
Income tax expense	$-	$46,694

The reconciliation of the actual income tax expense to the amount of tax computed by applying the aforementioned statutory income tax rate to income (loss) before income taxes is as follows:

	For the Six Months Ended October 31, (Unaudited)
	2018	2019
Income (loss) before income tax	$(206,606)	$329,339
PRC statutory tax rate	25%	25%
Income tax at statutory tax rate	(51,652)	82,335
Expenses not deductible for tax purposes	2,439	1,481
Tax incentive resulting from favorable EIT tax rate other jurisdictions	5,638	(38,234)
Additional tax benefit on research and development expenses relief	(11,274)	(12,318)
Change in valuation allowance	54,849	13,430
Income tax expense	$-	$46,694

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

13. Income Taxes (Continued)

The significant components of the Company’s deferred tax assets were as follows:

	As of April 30, 2019	As of October 31, 2019
Deferred tax assets:
Operating loss carry forwards	$97,971	$106,714
Impairment of investments in an unconsolidated investee	25,637	24,457
Less: valuation allowances	(123,608)	(131,171)
Total deferred tax assets	$-	$-

A valuation allowance is provided against deferred tax assets when the Company determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Company evaluates a variety of factors including the Company’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods. The Company’s ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward periods provided for in the tax law. As of April 30, 2019 and October 31, 2019, valuation allowance was $123,608 and $131,171, respectively.

The Company had total operating loss carry-forwards of $391,883 and $426,858 as of April 30, 2019 and October 31, 2019, respectively. As of October 31, 2019, operating loss carry-forwards of $13,033, $360,810 and $53,015 will expire for the years ending April 30, 2023, 2024 and 2025. For the periods presented, no tax loss carried forward has been expired and canceled.

Aggregate undistributed earnings of the Company’s subsidiaries, VIE and its VIE’s subsidiaries located in the PRC that are available for distribution at October 31, 2019 are considered to be indefinitely reinvested and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to any entity within the Company that is outside of the PRC.

The Company does not have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. It intends to retain most of its available funds and any future earnings for use in the operation and expansion of its business. For the periods presented, the Company had not declared any dividends.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of income taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of income tax liability exceeding RMB100,000 is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

As of April 30, 2019 and October 31, 2019, the Company had no significant uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

14. Share capital

JIANA Science and Technology Co., Ltd. was incorporated under the law of the Cayman Islands as an exempted limited liability company on August 29, 2018. The Company issued 10,000,000 ordinary shares to three shareholders in connection with the incorporation of the Company as described in Note 1. On March 28, 2019, the Company issued a total of 224,949 ordinary shares to certain professionals in exchange for their professional services in connection with this initial public offering.

As of April 30, 2019 and October 31, 2019, 500,000,000 ordinary shares were authorized, 10,224,949 ordinary shares were issued and outstanding.

15. Net income (loss) per ordinary share

Net income (loss) per ordinary share for each of the periods presented are calculated as follows:

	For the Six Months Ended October 31, (Unaudited)
	2018	2019
Numerator:
Net income (loss) attributable to ordinary shareholders	$(206,607)	$282,645
Numerator for computing basic net income (loss) per ordinary share	$(206,607)	$282,645
Denominator:
Weighted average number of ordinary shares outstanding	10,000,000	10,224,949
Denominator for calculating net income (loss) per ordinary share - basic:	10,000,000	10,224,949
Net income (loss) per ordinary share – basic	$(0.02)	$0.03

For the six months ended October 31, 2018 and 2019, the Company did not have outstanding securities that had potential dilutive effects. As such, net income (loss) per ordinary share – diluted was the same as net income (loss) per ordinary share – basic.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

16. Related Party Balances and Transactions

Amounts due from related parties consisted of the following:

	As of April 30, 2019	As of October 31, 2019
Advances and loans to executive officers (i)	$110,751	$1,322,582
Loans receivable from a director (ii)	16,946	283,555
Total	$127,697	$1,606,137

(i)	Advances and loans to executive officers represented advances and loans made to executive officers primarily for daily business operations of the Company. Such advances and loans were interest free, unsecured and payable on demand. As of the date of the prospectus, the Company has fully collected such advances and loans.

(ii)	Loans receivable from directors represented an unsecured short-term loan made to directors, which was interest free and payable on demand. As of the date of the prospectus, the Company has fully collected such loans receivable.

Amounts due to related parties consisted of the following:

	As of April 30, 2019	As of October 31, 2019
Payable to senior management members (i)	$11,147	$8,871
Payable to an unconsolidated entity (ii)	224,134	-
Loans from a director	-	269
Total	$235,281	$9,140

(i)	Payable to senior management members primarily represented unsecured short-term loans obtained from senior management members for the working capital purpose of the Company. Such loans were interest free and payable on demand.

(ii)	Payable to an unconsolidated entity represented payments made on behalf of the Company by an unconsolidated entity significantly influenced by the Company’s shareholders and directors.

During the six months ended October 31, 2018, a family member of the Company’s CEO purchased a land use right through the Company. Revenue recorded in the consolidated statement of operations and comprehensive income for such transaction amounted to $60,814. During the six months ended October 31, 2019, the Company did not enter into any other material related party transactions except for advances and loans from and to related parties as disclosed above.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

17. Commitments and Contingencies

Capital commitments

The Company’s capital commitments primarily relate to the construction projects.

On August 18, 2017, Shenzhen Jiana entered into a plaza project cooperation agreement, namely Hakka Culture Center and Business Plaza Cooperation Agreement, with the local government, under which Shenzhen Jiana agreed to, among other things, purchase land use right of 20 Mu (equivalent to 13,340 square meters) for a total purchase price of $29,965 (RMB200,000) to construct a hotel and pay a total price of $958,888 (RMB6,400,000) to the local government to purchase land use right of 80 Mu (equivalent to 53,360 square meters). As of October 31, 2019, Shenzhen Jiana had purchased land use right of 62 Mu and paid $694,710 to the local government.

On October 10, 2017, Shenzhen Jiana entered into an architectural design agreement with an architectural design company whereby the architectural design company agreed to provide architectural design services for Hakka Immigrant Cultural Plaza and Shopping Street for a total consideration of approximately $93,573 (RMB 660,000). As of October 31, 2019, Shenzhen Jiana had made an advance payment of $8,828 and recorded prepayments of $8,828.

On October 12, 2017, Shenzhen Mingyuan entered into an investment and development agreement with the local government to construct a complex, namely Tianlun Mingyuan Pastoral Complex. The total estimated costs to construct the complex amounted to $294,897,130 (RMB1,925,000,000). The complex construction is divided into two phases. The first phase should be completed in three years after obtaining the approval to construction from the local government. As of October 31, 2019, capitalized fees of $15,854 were recorded in construction projects and accumulative $230,496 of capitalized fees were allocated to the sold properties and transferred to costs of revenue.

On December 28, 2017, Shenzhen Jiana entered into a construction agreement with a construction company, whereby Shenzhen Jiana agreed to pay the construction company an estimated total consideration of $10,701,400 (RMB70,000,000) to finish a construction project, namely Hakka Immigrant Cultural Plaza and Shopping Street. On October 20, 2019, Shenzhen Jiana entered into a construction agreement with another construction company, whereby Shenzhen Jiana agreed to pay the construction company an estimated total consideration of $9,357,322 (RMB66,000,000) to finish the remaining of Hakka Immigrant Cultural Plaza and Shopping Street project. Such construction agreement will replace the construction agreement entered into on December 28, 2017. As of October 31, 2019, construction fees of $944,969 were capitalized and recorded in construction projects.

On April 20, 2018, Shenzhen Jiana entered into an investment and development agreement with the local government to construct an art town, namely Shuntian International Art Town. The total estimated costs to construct the art town amount to $628,519,643 (RMB3,953,200,000). As of October 31, 2019, measurement fees of $3,601 were capitalized and recorded in construction projects. As of the date of this prospectus, Shenzhen Jiana withdrew its investment and development plan on Shuntian International Art Town as it intends to gather more financial and human resources on the Hakka Immigrant Cultural Plaza and Shopping Street project and Tianlun Mingyuan Pastoral Complex project.

On April 28, 2018, Dongyuan Mingyuan entered into a construction agreement with a construction company to construct the pastoral scenery within the Heyuan Lighthouse Basin (Shuntian) Pastoral Complex (the “Lighthouse Project”), a large-scale suburban real estate development project located in Heyuan, Guangdong Province. The estimated cost of the construction work amounted to $1,577,461 (RMB10,000,000). On January 1, 2019, this agreement was terminated as the pastoral scenery under construction was transferred to the local farm owner along with the transfer of the capitalized costs of family farm project. Construction costs incurred through the date of the transfer amounted to $614,478 (RMB4,134,578).

On May 10, 2018, Dongyuan Mingyuan entered into a construction agreement with a construction company, whereby Dongyuan Mingyuan agreed to pay the construction company an estimated total consideration of $4,704,554 (RMB30,000,000) to finish a construction project, namely Lighthouse Basin Pastoral Complex Reception Center. As of October 31, 2019, costs of construction of $2,444,189 were capitalized and recorded under construction in progress.

On July 17, 2018, Dongyuan Mingyuan entered into an architectural design agreement with an architectural design company whereby the architectural design company agreed to provide architectural design services for Tianlun Mingyuan Pastoral Complex for a total consideration of approximately $391,983 (RMB 2,637,500). As of October 31, 2019, no payment to the architectural design company was due as it only provided minimum services to Dongyuan Mingyuan.

On January 14, 2019, Dongyuan Mingyuan entered into a construction project strategic cooperation agreement with a construction company to build a road within the Lighthouse Project. The total costs of construction is estimated to be $8,880,995 (RMB 60,000,000), which will be paid by the local government. Any amount exceeding $8,880,995 will be paid by Dongyuan Mingyuan. As of October 31, 2019, Dongyuan Mingyuan made a prepayment of $445,858 to the construction company but the construction project was not started.

On May 15, 2019, Heyuan Branch entered into a construction agreement with a construction company to build the sample houses for Tianlun Mingyuan Pastoral Complex. The total estimated costs for the construction services are $283,555 (RMB 2,000,000). As of October 31, 2019, costs of construction of $353,075 were capitalized and recorded under construction projects.

On September 3, 2019, Heyuan Branch entered into a construction agreement with a construction company to build the sample houses for Hakka Immigrant Cultural Plaza and Shopping Street. The total consideration of the construction services is approximately $425,333 (RMB 3,000,000) and will be adjusted based on the final project statement certified by a third-party cost engineering services firm. As of October 31, 2019, costs of construction of $101,336 were capitalized and recorded under construction projects.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

17. Commitments and Contingencies (continued)

Legal proceedings

From time to time, the Company is subject to legal proceedings, investigations and claims incidental to the conduct of its business. The Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of October 31, 2019, the Company was not involved in any legal or administrative proceedings that may have a material adverse impact on the Company’s business, balance sheets or results of operations and cash flows, other than as described herein.

On June 11, 2019, Songhao Planting Professional Cooperative filed a lawsuit against Dongyuan Mingyuan in Guangdong Heyuan Intermediate People’s Court, alleging violation of certain provisions of the Tianlun Mingyuan Family Farm Agricultural Products Planting Agreement entered into on May 26, 2018 and demanding the payment of certain planting and management fees. On July 10, 2019, the court made a decision in favor of Songhao Planting Professional Cooperative and requested Dongyuan Mingyuan make a settlement payment of $72,739. Dongyuan Mingyuan did not file a petition over this lawsuit. Accounts payable of $69,581 related to this lawsuit was recorded in the consolidated balance sheet as of April 30. 2019. As of the date of this prospectus, Dongyuan Mingyuan had made settlement payments of $46,787 to Songhao Planting Professional Cooperative and plans to settle the remaining balance by June 30, 2020.

18. Concentration Risk

Details of customers accounting for 10.0% or more of total revenues are as follows:

	For the Six Months Ended October 31, (Unaudited)
	2018		2019
	Amount	% of revenue	Amount	% of revenue
Heyuan City Dongyuan County Shuntian People’s Government	196,949	48.3%	*	*
Guangzhou Dekang Electronics, Ltd.	140,409	34.5%	*	*
Hunan Zhongsheng Technology Development, Ltd.	58,563	14.4%	*	*
Yanjuan He	*	*	697,367	87.8%
Jingwei Gan	*	*	97,180	12.2%

*	represented less than 10.0% of total revenue for the presented periods

Details of customers accounting for 10.0% or more of accounts receivable (“AR”) are as follows:

	As of April 30, 2019			As of October 31, 2019
	Amount		% of AR	Amount	% of AR
Jingwei Gan	$	*	*	$69,012	100%

*	represented less than 10.0% of accounts receivable as of the end of the presented periods

The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable.

The Company’s financial instruments that potentially subject to significant concentration of credit risk consist primarily of cash and cash equivalents, accounts receivables and short-term investments. As of April 30, 2019 and October 31, 2019, all of the Company’s cash and cash equivalents and short-term investments were held at reputable financial institutions with high-credit ratings. In the event of bankruptcy of one of these financial institutions, the Company may not be able to claim its cash and demand deposits back in full. The Company continues to monitor the financial strength of the financial institutions. There has been no recent history of default in relation to these financial institutions. Accounts receivables, unsecured and denominated in RMB, derived from the Businesses, are exposed to credit risk. The risk is mitigated by credit evaluations the Company performs on the customers on a periodic basis. There have been no material default of payments from the accounts receivable.

JIANA Science and Technology Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

19. Profit Appropriation and Restricted Net Assets

The Company’s subsidiaries, VIEs and the VIEs’ subsidiaries in the PRC are required to make appropriations to certain non-distributable reserve funds.

For the six months ended October 31, 2018 and 2019, the Company’s WFOE had not made any appropriations to any reserve fund; the Company’s VIEs had made a statutory surplus fund of nil and $34,539, respectively.

Foreign exchange and other regulations in the PRC may further restrict the Company’s VIE from transferring funds to the Company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the Company’s PRC subsidiaries and the equity of the VIEs. As of April 30, 2019 and October 31, 2019, restricted net assets of the Company’s PRC subsidiaries and VIEs were $3,723,678 and $3,834,864, respectively.

20. Subsequent Events

The Company has evaluated subsequent events up to April 27, 2020, the date these financial statements were available to be issued.

On December 2, 2019, we and two non-controlling interest shareholders incorporated Heyuan Tianluncheng Development Co., Ltd., an 80% owned subsidiary of Shenzhen Jiana, in the PRC. Heyuan Tianluncheng Development Co., Ltd.’s operation scope primarily consists of real estate development and senior living services.

On December 17, 2019, we and three non-controlling interest shareholders incorporated Heyuan Tianluncheng Property Co. Ltd., a 51% owned subsidiary of Shenzhen Jiana, in the PRC. Heyuan Tianluncheng Propery Co. Ltd.’s operation scope primarily consists of real estate consulting and agency services.

On November 1, 2019, Shenzhen Mingyuan entered into a renovation agreement with a hotel management company, whereby the hotel management company agreed to provide renovation, material purchase and project management services on Lighthouse Basin Pastoral Complex Reception Center for a total consideration of approximately $1,701,331 (RMB12,000,000).

The outbreak of the COVID-19, first reported in mainland China in December 2019, then in Asia and eventually throughout the world, has significantly affected the economic and business activities within China. On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the COVID-19 include city lockdowns, travel restrictions, quarantines in certain areas, and forced closures for certain types of public places and businesses. Our operations are not deemed essential by the local governments in which we operate, neither as our primary vendors. As such, we temporarily closed our offices and ceased our operations during the periods in February and March 2020 as required by the local governments. The coronavirus and actions taken to mitigate it are expected to continue to have an adverse impact on the Company’s planned operations. Such events could result in the complete or partial closure of the Company’s offices or the operations of the Company’s customers which could impact the Company’s operations. In addition, it could impact economies and financial markets, resulting in an economic downturn that could impact the Company’s ability to raise capital or slow down potential business opportunities.  In light of the current circumstances, based on available information, the Company expects that the negative impact of the COVID-19 coronavirus outbreak on its business to be temporary once the COVID-19 coronavirus outbreak is stabilized and the Company is able to resume its normal business activities. However, the Company is not able to predict the ultimate impact that COVID-19 will have on its business at this time. As of the date of this report, the COVID-19 coronavirus outbreak in China appears to have slowed down and certain provinces and cities have started resuming business activities under the guidance and support of the government.

Ordinary Shares

JIANA SCIENCE AND TECHNOLOGY CO., LTD.

PROSPECTUS

VIEWTRADE SECURITIES, INC.

        , 2020

Until and including            , 2020 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association will empower us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We have also entered into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

On August 29, 2018, we issued 10,000,000 ordinary shares to three shareholders in connection with the incorporation of the Company.

On March 28, 2019, we issued 163,599 ordinary shares to a corporate advisor and its affiliate for services rendered in connection to our proposed initial public offering in lieu of cash. The shares were issued in consideration of the consultant’s services rendered and to be rendered including, but not limited to, development of company’s IPO strategy, introduction of service providers, and assistance with Company’s audit, legal structure and investor presentation, which are considered direct and incremental to our proposed IPO.

On March 28, 2019, we issued an aggregate of 61,350 ordinary shares to our counsel and its affiliates for services rendered in connection to the preparation of our initial public offering in lieu of cash. The shares were issued in consideration of our counsels’ legal services rendered and to be rendered including, but not limited to, the preparation of our registration statement, setup of our legal structure and drafting of our IPO transaction agreements and corporate documents, which are considered direct and incremental to our proposed IPO. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) promulgated thereunder as a transaction by the Company not involving any public offering.

On January 10, 2020, the Company effected a 1-for-5 reverse share split of its ordinary shares whereby every five ordinary shares were exchanged for one ordinary share. The number of shares throughout this prospectus has been adjusted to reflect the reverse split unless otherwise stated.

Item 8. Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1†	Original Memorandum and Articles of Association date August 29, 2018
3.2†	Amended and Restated Memorandum and Articles of Association dated January 10, 2020
4.1*	Specimen Ordinary Share Certificate
4.2*	Form of Representative’s Warrant
5.1*	Opinion of as to the validity of the ordinary shares
5.2*	Opinion of Ortoli Rosenstadt LLP
8.1**	Opinion of Yingke Law Firm regarding certain PRC tax matters
10.1†	Translation of Heyuan Lighthouse Basin (Shuntian) Pastoral Complex Exclusive Development Right Contract dated February 9, 2018
10.2†	Share Pledge Agreement dated March 20, 2019 among Jiana (Shenzhen) Development Technology Co., Ltd., Fengzhen Zhu, Qingchao Yao and Qian Zhou
10.3†	Exclusive Option Agreement dated March 20, 2019 among Jiana (Shenzhen) Development Technology Co., Ltd., Fengzhen Zhu, Qingchao Yao and Qian Zhou
10.4†	Exclusive Business Cooperation Agreement dated March 20, 2019 among Jiana (Shenzhen) Development Technology Co., Ltd., Fengzhen Zhu, Qingchao Yao and Qian Zhou
10.5†	Powers of Attorney given by Fengzhen Zhu, Qingchao Yao and Qian Zhou to Jiana (Shenzhen) Development Technology Co., Ltd. dated March 20, 2019
10.6†	Loan Agreement between Jiana (Shenzhen) Development Technology Co., Ltd. and Fengzhen Zhu dated March 20, 2019
10.7†	Loan Agreement between Jiana (Shenzhen) Development Technology Co., Ltd. and Qingchao Yao dated March 20, 2019
10.8†	Loan Agreement between Jiana (Shenzhen) Development Technology Co., Ltd. and Qian Zhou dated March 20, 2019
10.9†	Form of Spousal Consent
10.10†	Translation of Contractor Agreement dated May 10, 2018 between Dongyuan Mingyuan Tianyuan Investment Co., Ltd. and Nantong (Jiangsu) Third Construction Corporation
10.11†	Translation of Employment Agreement between JIANA Science and Technology Co., Ltd. and Fengzhen Zhu dated October 1, 2018
10.12†	Form of Director Offer Letter
10.13†	Translation of Hakka Culture Center and Business Plaza Cooperation Agreement dated August 18, 2017
10.14†	Translation of Tianlun Mingyuan Pastoral Complex Investment and Development Agreement dated October 12, 2017
10.15†	Translation of Construction Agreement dated December 28, 2017 between Jiana (Shenzhen) Development Technology Co., Ltd. and Nantong (Jiangsu) Third Construction Corporation
10.16†	Translation of Investment and Development Agreement dated April 20, 2018
10.17†	Translation of Construction Agreement dated April 28, 2018
10.18†	Translation of Construction Project Strategic Cooperation Agreement dated January 14, 2019
10.19†	Translation of Tianluncheng Project Engineering, Procurement and Construction (“EPC”) Management Agreement dated March 16, 2019

10.20†	Translation of Investment Cooperation Agreement dated March 10, 2019
10.21**	Translation of Employment Agreement between JIANA Science and Technology Co., Ltd. and Jirong Wang dated November 1, 2019
10.22**	Director Offer Letter between JIANA Science and Technology Co., Ltd. and Kevin Dean Vassily dated January 17, 2020
10.23**	Director Offer Letter between JIANA Science and Technology Co., Ltd. and Lei Yang dated January 17, 2020
10.24**	Director Offer Letter between JIANA Science and Technology Co., Ltd. and Xun Wu dated January 17, 2020
10.25**	Director Offer Letter between JIANA Science and Technology Co., Ltd. and Qian Zhou dated January 17, 2020
10.26*	Form of Indemnification Agreement between JIANA Science and Technology Co., Ltd. and its directors and executive officers
10.27*	Form of Indemnification Escrow Agreement
10.28**	Translation of Agreement on the Use of Shangyingtong System between Shenzhen Jiana Technology Co., Ltd. and Guangzhou E-union Pay Network Payment Co., Ltd. dated July 12, 2016.
10.29**	Translation of Real Estate Leasing Contract between Shenzhen Jiana Technology Co., Ltd., Yirong Sun and Shenzhen Shihua Real Estate Investment Consulting Co., Ltd dated July 1, 2019.
10.30**	Translation of Land Use Right Transfer Agreement between Office of Construction of the People’s Government of Shuntian Town, Dongyuan County and Shenzhen Jiana Technology Co., Ltd. Heyuan Branch
10.31**	Translation of Equity Transfer Agreement between Wanrun Enterprise Development (Shenzhen) Co., Ltd. and Yu Dan dated February 24, 2019.
10.32**	Translation of Equity Transfer Agreement between Shenzhen Jiana Technology Co., Ltd. and Xiaoxuan Chen dated February 24, 2019.
10.33**	Translation of Equity Transfer Agreement between Wanrun Enterprise development (Shenzhen) Co., Ltd. and Xiaoxuan Chen dated February 24, 2019.
10.34**	Translation of Transfer Agreement of Piano Education Center between Shenzhen Jiana Technology Co., Ltd and Zhongdemei Piano (Shenzhen) Co., Ltd dated December 1, 2017
14.1*	Code of Business Conduct and Ethics of the Company
21.1†	List of Subsidiaries
23.1**	Consent of RBSM LLP
23.2*	Consent of (included in Exhibit 5.1).
23.3†	Consent of Yingke Law Firm (included in Exhibit 8.1)
23.4*	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nominating Committee Charter
99.4**	Opinion of Yingke Law Firm regarding certain PRC legal matters (included in Exhibit 8.1)
99.5**	Written Consent of Kevin Dean Vassily to be named as director nominee
99.6**	Written Consent of Lei Yang to be named as director nominee
99.7**	Written Consent of Xun Wu to be named as director nominee
99.8**	Written Consent of Qian Zhou to be named as director nominee

*	To be filed by amendment.
**	Filed herewith
†	Previously Filed.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the registrant’s consolidated financial statements or related notes thereto.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China on April 27, 2020.

JIANA Science and Technology Co., Ltd.

By:	/s/ Fengzhen Zhu
Fengzhen Zhu
Chief Executive Officer and Chair of the Board of Directors
(Principal Executive Officer)

By:	/s/ Jirong Wang
Jirong Wang
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Fengzhen Zhu	Chief Executive Officer and Chair of the Board of Directors	April 27, 2020
Fengzhen Zhu	(Principal Executive Officer)

/s/ Jirong Wang	Chief Financial Officer	April 27, 2020
Jirong Wang	(Principal Financial and Accounting Officer)

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-1, in the City of New York, New York, on April 27, 2020.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Title:	Colleen A. De Vries Senior Vice President